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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TRANSPORT CORPORATION OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Transport Corporation of America, Inc. ("Common Stock")
	(2)	Aggregate number of securities to which transaction applies: 6,566,942 shares of Common Stock 700,505 options to purchase shares of Common Stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by adding (A) the product of 6,566,942 shares of Common Stock multiplied by the merger consideration of $10.00 per share, plus (B) $2,407,332 expected to be paid upon cancellation of all outstanding options. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001177 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $68,076,752
	(5)	Total fee paid: $8,013
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Preliminary Copy

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, Minnesota 55121

[*], 2005

To the Shareholders of Transport Corporation of America, Inc.:

        You are cordially invited to attend a special meeting of shareholders of Transport Corporation of America, Inc. ("Transport America") to be held on [*], [*], at [*]:00 a.m., local time, at [*]. The accompanying proxy statement is furnished to you in connection with the solicitation of proxies by the special committee of the board of directors of Transport America for the special meeting of shareholders.

        On October 26, 2005, Transport America entered into a merger agreement providing for the acquisition of Transport America by Patriot Holding Corp. ("Patriot Holding"), a newly formed Minnesota corporation controlled by Goldner Hawn Johnson & Morrison Incorporated, a Minneapolis-based private equity firm. At the special meeting you will be asked to consider and vote upon a proposal to approve the merger agreement.

        If the merger is completed, each share of Transport America common stock issued and outstanding at the closing of the merger will be canceled and converted into the right to receive $10.00 in cash without interest, except for shares held by dissenting shareholders who have perfected their dissenters' rights under Minnesota law, and certain shares held by members of Transport America's management, which may be exchanged for equity securities of Patriot Holding or its parent entity in connection with the merger.

        In May 2005, Transport America's board of directors formed a special committee, consisting of all six independent members of the board of directors, for the purpose of evaluating strategic alternatives to maximize shareholder value. The special committee was subsequently authorized by the board of directors to evaluate, review, negotiate, execute, and perform agreements relating to such strategic alternatives on behalf of the board of directors and Transport America. The special committee's evaluation of strategic alternatives included, among other things, the transactions contemplated by the merger agreement. In its evaluation of the merger, the special committee considered, among other things, the written opinion of Stephens Inc. which states that, as of the date of the opinion, the cash merger consideration of $10.00 per share to be received by Transport America shareholders, other than the Transport America directors, in their capacity as shareholders, and executive officers, is fair to such shareholders from a financial point of view. Stephens Inc.'s opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Appendix D to the enclosed proxy statement. We urge you to read the opinion in its entirety.

        The special committee has determined that the merger agreement is advisable and fair to, and in the best interests of, the unaffiliated Transport America shareholders and unanimously recommends that you vote "FOR" the approval of the merger agreement.

        The enclosed proxy statement provides you with detailed information about the merger agreement and the transactions contemplated thereby, including the merger. We urge you to read the entire document carefully. The affirmative vote of holders of a majority of the shares of Transport America common stock outstanding on the record date is required to approve the merger agreement.

        Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and mail the enclosed proxy card.

Michael J. Paxton Chairman, Chief Executive Officer and President

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

        This proxy statement, dated as of [*], 2005, is first being mailed to shareholders on or about [*], 2005.

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, Minnesota 55121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [*], [*]

        Notice is hereby given that a special meeting of shareholders of Transport Corporation of America, Inc., a Minnesota corporation, will be held on [*], [*]at [*]:00 a.m., local time, at [*], for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 26, 2005, by and among Patriot Holding, Patriot Acquisition and Transport America, which provides for the merger of Patriot Acquisition, a wholly owned subsidiary of Patriot Holding, with and into Transport America, with Transport America continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Transport America into the right to receive $10.00 in cash without interest;

  2.
  To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger; and

  3.
  To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

        We have described the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached hereto as Appendix A.

        Only shareholders of record at the close of business on [*], 2005 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

        Under Minnesota law, holders of Transport America common stock have the right to dissent from the merger and to receive payment of the "fair value" of their shares upon compliance with the requirements of the Minnesota Business Corporation Act. This right is explained more fully in the section entitled "Special Factors—Rights of Dissenting Shareholders" in the accompanying proxy statement. The dissenters' rights provisions of Minnesota law are attached to this proxy statement as Appendix E.

        Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card in the self-addressed postage prepaid envelope as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person.

By Order of the Special Committee of the Board of Directors,

John R. Houston Secretary

Eagan, Minnesota
[*], 2005

To assure your representation at the special meeting, please sign, date and return your proxy on the enclosed proxy card whether or not you expect to attend in person. Shareholders who attend the special meeting may revoke their proxies and vote in person if they so desire.

[to be inserted]

SUMMARY TERM SHEET

        This summary term sheet highlights some of the information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire document and the appendices as well as the documents referred to in or incorporated by reference into this proxy statement to more completely understand the merger. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under "Where Shareholders Can Find More Information" beginning on page [    ] .

        In this proxy statement, the terms "we," "us," "our," and "Transport America" refer to Transport Corporation of America, Inc. and its subsidiaries. In this proxy statement, we refer to Goldner Hawn Johnson & Morrison Incorporated as "Goldner Hawn," Marathon Fund Limited Partnership V as "Marathon," Transport Investors LLC as "Transport Investors," Patriot Holding Corp. as "Patriot Holding" and Patriot Acquisition Corp. as "Patriot Acquisition." We refer to Marathon, Miltiades Limited Partnership, Marathon's general partner, Marathon Ultimate GP, LLC, general partner of Miltiades Limited Partnership, and Goldner Hawn, investment advisor to Marathon, collectively, as the "GHJM Investors." We refer to [*], the executive officers and employees of Transport America that will acquire limited liability company interests in Transport Investors in connection with the merger, as the "Transport Participants." We refer to the holders of Transport America's common stock other than Transport Investors and Patriot Holding and their respective affiliates (including Patriot Acquisition and the GHJM Investors) and the Transport Participants as the "unaffiliated Transport America shareholders." We refer to Stephens Inc. as "Stephens."

The Proposed Transaction (p. [    ])

        The proposed transaction is the acquisition of Transport America by Patriot Holding, a newly formed Minnesota corporation controlled by Goldner Hawn. At the closing of the proposed merger, Patriot Acquisition, a Minnesota corporation and a wholly owned subsidiary of Patriot Holding, will be merged with and into Transport America. Patriot Holding and Patriot Acquisition were each formed for the sole purpose of effecting the merger. After the merger, Transport America will become a privately held company wholly owned by Patriot Holding. Patriot Holding will be wholly owned by Transport Investors, a limited liability company wholly owned by Marathon and the Transport Participants, formed for the sole purpose of facilitating investment by the Transport Participants.

The Companies (p. [    ])

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, Minnesota 55121
Telephone: (651) 686-2500

        Transport America provides a wide range of truckload carriage and logistics services in various lengths of haul in the United States and parts of Canada and Mexico. Transport America has designed its business to provide high-quality, customized transportation and logistics services that allow it to be a preferred partner or core carrier to major shippers. Transport America serves as an integral part of the distribution system of many of its major customers. The principal categories of freight hauled by Transport America are department-store merchandise, home and office furniture, grocery, industrial, consumer, paper products and expedited services. Transport America was incorporated under Minnesota law in 1980 and commenced substantial operations in 1984.

Transport Investors LLC
Patriot Holding Corp.
Patriot Acquisition Corp.
c/o Goldner Hawn Johnson & Morrison Incorporated
3700 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone: (612) 338-5912

        Patriot Holding and Patriot Acquisition are newly formed Minnesota corporations, formed by Goldner Hawn for the sole purpose of acquiring Transport America. Transport Investors is a newly formed Delaware limited liability company formed by Goldner Hawn for the sole purpose of facilitating investments by the Transport Participants in Transport America in connection with the merger. Patriot Acquisition is a wholly owned subsidiary of Patriot Holding. Neither Transport Investors, Patriot Holding nor Patriot Acquisition has engaged in any business except in connection with the merger.

Goldner Hawn Johnson & Morrison Incorporated
Marathon Fund Limited Partnership V
Miltiades Limited Partnership
Marathon Ultimate GP, LLC
3700 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone: (612) 338-5912

        Goldner Hawn is a Minneapolis, Minnesota-based private equity firm that sponsors private equity investments primarily in Midwestern-based businesses in a variety of industry sectors. Marathon is a Delaware limited partnership that was formed by Goldner Hawn for the purpose of making private equity investments. Miltiades Limited Partnership is a Delaware limited partnership and is the sole general partner of Marathon. Marathon Ultimate GP, LLC is a Delaware limited liability company and is the sole general partner of Miltiades Limited Partnership.

Effects of the Merger (p. [    ])

        If the merger is approved by Transport America's shareholders and the other conditions to the closing of the merger are either satisfied or waived, Patriot Acquisition will be merged with and into Transport America with Transport America being the surviving corporation.

        If the merger is completed, each share of Transport America common stock issued and outstanding at the closing of the merger will be canceled and converted into the right to receive $10.00 in cash without interest, except for shares held by dissenting shareholders who have perfected their dissenters' rights under Minnesota law, and certain shares held by the Transport Participants, which may be exchanged for limited liability company interests in Transport Investors in connection with the merger.

        Immediately prior to the completion of the merger, all options to purchase Transport America common stock that are outstanding, whether vested or unvested, shall become exercisable, and will either be exercised by the holders of such options or canceled in exchange for a cash payment. Pursuant to the merger agreement, each option holder who does not exercise his or her outstanding options will receive a payment equal to the product of (a) the excess of $10.00 over the per share exercise price of the option multiplied by (b) the number of shares subject to the option.

        Each of the Transport Participants will have the opportunity to contribute shares of Transport America common stock and, in some instances, cash to Transport Investors in exchange for limited liability company interests in Transport Investors. See "Special Factors—Interests of Transport America Directors and Executive Officers in the Merger."

        Upon the completion of the merger, Transport America will no longer be quoted on the Nasdaq National Market and the registration of Transport America common stock under the Securities Exchange Act of 1934 will be terminated.

What You Will Receive in the Merger (p. [    ])

        If you are not a Transport Participant or a dissenting shareholder, you will receive $10.00 in cash without interest for each share of Transport America common stock that you own at the completion of the merger.

Payment for Stock Certificates (p. [    ])

        Promptly after the merger, the paying agent for the merger will send a letter of transmittal to you to be used for surrendering your Transport America common stock certificates for $10.00 per share in cash. You should not send in your Transport America common stock certificates until you receive the letter of transmittal.

The Special Meeting (p. [    ])

        The special meeting of Transport America shareholders will take place on [*]on [*], [*] at [*]:00 a.m. local time. At the meeting you will be asked to vote to approve the merger agreement and the transactions contemplated thereby, including the merger.

Record Date and Voting (p. [    ])

        Transport America's special committee has fixed the close of business on [*], 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Only the record holders of Transport America common stock on the record date are entitled to vote at the special meeting and any adjournments or postponements thereof.

Required Vote (p. [    ])

        Approval of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of the holders of a majority of all of the outstanding shares of Transport America common stock. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of Transport America common stock present and entitled to vote (in person or by proxy) on the meeting adjournment proposal, assuming a quorum is present.

        Transport America's two largest beneficial holders of common stock, Rutabaga Capital Management LLC and Wasatch Advisors, Inc., together with Transport America's directors, in their capacity as shareholders, have entered into voting agreements with Patriot Holding, Patriot Acquisition and Transport America, covering an aggregate number of shares and stock options representing at the time of signing 19.75% of Transport America's outstanding shares. Under the voting agreements, such shareholders have agreed to vote in favor of the approval of the merger agreement and the merger, and against any proposal made in opposition to, or in connection with, the merger and the transactions contemplated by the merger agreement.

Recommendation of the Special Committee; Fairness of the Merger (p. [    ])

        In May 2005, the board of directors of Transport America formed a special committee to evaluate strategic alternatives to maximize shareholder value. The special committee was subsequently authorized by the board of directors to evaluate, review, negotiate, execute and perform agreements relating to such strategic alternatives on behalf of the board of directors and Transport America. Because the special committee was and is authorized to act on behalf of the board of directors with respect to any strategic alternative, including the merger, the board of directors has not made any separate recommendation regarding the fairness of the merger.

        The special committee consists of the six directors of Transport America, each of whom is independent, as independence is defined by the rules of the National Association of Securities Dealers for companies listed on the Nasdaq stock market, and none of whom have any direct or indirect interest in the merger that is different from the interests of Transport America shareholders generally, except for ownership of options and certain director indemnification rights and related insurance after the merger. Michael J. Paxton, Transport America's Chairman, Chief Executive Officer and President is the only non-independent director of Transport America and, therefore, he is not a member of the special committee.

        In June 2005, the special committee engaged Stephens to assist it in connection with its evaluation of strategic alternatives and, if requested, to furnish an opinion as to the fairness to Transport America or its shareholders, from a financial point of view, of the consideration to be received by Transport America or its shareholders in connection with any possible transaction involving the acquisition of Transport America's common stock or assets. These strategic alternatives included, but were not limited to, recapitalization, acquisitions of smaller trucking companies, cost reductions, migration to a non-asset based model, the sale of Transport America and continuing to operate as an independent concern. The special committee pursued several of these alternatives, including the solicitation of bids from both strategic and financial buyers, and determined that the Goldner Hawn proposal was the superior alternative.

        At a meeting of the special committee held on October 26, 2005, the special committee unanimously:

  •
  determined that the merger is fair to, and in the best interests of, unaffiliated Transport America shareholders;

  •
  determined that the merger agreement is advisable, and approved the merger agreement and the transactions contemplated thereby, including the merger; and

  •
  recommended that shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger.

        In its deliberations regarding whether to recommend approval of the merger agreement, the special committee consulted with legal counsel and financial advisors and considered a number of factors which it believes supports its recommendation, as set forth in more detail below. See "Special Factors—Recommendation of the Special Committee of the Board of Directors of Transport America; Fairness of the Merger."

Fairness Opinion of Stephens (p. [    ])

        On October 26, 2005, Stephens rendered its oral opinion, which was confirmed by delivery of its written opinion dated October 26, 2005, to the special committee that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger price of $10.00 per share of Transport America common stock was fair, from a financial point of view, to Transport America shareholders, other than the Transport America directors, in their capacity as shareholders, and executive officers. The full text of Stephens' written opinion is attached to this proxy statement as Appendix D. This summary of the opinion is qualified in its entirety by reference to the full text of the opinion. We urge shareholders to read the Stephens opinion carefully and in its entirety.

Position of the GHJM Investors, Transport Investors, Patriot Holding and Patriot Acquisition as to the Fairness of the Merger (p. [    ])

        Each of the GHJM Investors, Transport Investors, Patriot Holding and Patriot Acquisition believes that the merger is fair to the unaffiliated Transport America shareholders. Their belief is based upon their knowledge and analysis of available information regarding Transport America, as well as the factors described under "Special Factors—Position of the GHJM Investors, Transport Investors, Patriot Holding and Patriot Acquisition as to the Fairness of the Merger" beginning on page [    ]. However, the GHJM Investors, Transport Investors, Patriot Holding and Patriot Acquisition have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the unaffiliated Transport America shareholders.

Position of the Transport Participants as to the Fairness of the Merger (p. [    ])

        The Transport Participants believe that the merger is fair to the unaffiliated Transport America shareholders. Their belief is based upon their knowledge and analysis of available information regarding Transport America, as well as the factors described under "Special Factors—Position of the Transport Participants as to the Fairness of the Merger," beginning on page [    ]. However, the Transport Participants have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the unaffiliated Transport America shareholders.

Interests of Transport America Directors and Executive Officers in the Merger (p. [    ])

        In considering the recommendation of the special committee, you should be aware that certain executive officers and directors of Transport America have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. The special committee was aware of these actual and potential conflicts of interest and considered them along with other matters when it determined to recommend the merger. These interests are described in more detail under "Special Factors—Interests of Transport America Directors and Executive Officers in the Merger" beginning on p. [    ]. These differing interests include the following:

  •
  The Transport Participants will be entering into subscription agreements (the "Management Subscription Agreements") whereby they will contribute Transport America common stock and, in some instances, cash to Transport Investors in exchange for limited liability company interests in Transport Investors. Thus, pursuant to the terms of the Management Subscription Agreements, the Transport Participants will acquire an indirect ownership interest in Transport America upon the closing of the merger and, as a result, the Transport Participants will have a continuing interest in the profits and losses of Transport America after the merger. The Transport Participants will not, however, hold more than 3.0% of the outstanding limited liability company interests in Transport Investors after the merger. It is anticipated that this contribution of shares of Transport America common stock in exchange for limited liability company interests in Transport Investors will constitute a tax-free transaction for the Transport Participants.

  •
  The Transport Participants will be entering into new employment agreements that will become effective upon the closing of the merger. These agreements provide for a one year term of employment that is automatically renewable, as well as for severance benefits in the event the individual is terminated for certain reasons. Certain of the Transport Participants will receive salary increases, enhanced responsibilities, or both under their new employment agreements. The parties intend these new employment agreements to supersede the Transport Participants' current employment agreements, as well as the Change of Control/Severance Agreements discussed below, upon the closing of the merger.

  •
  We have agreed to pay the fees and expenses of one law firm to represent the executive officers of Transport America in connection with the negotiation of the Management Subscription Agreements and their new employment agreements.

  •
  We entered into Change in Control/Severance Agreements with our executive officers and certain of our key employees in 1999 or in connection with their initial employment or a significant promotion. In the event that any of these executive officers or key employees elect not to participate in the Management Subscription Agreements and do not enter into new employment agreements, these Change in Control/Severance Agreements will remain in effect. These agreements entitle the executive officer or key employee to receive payments and benefits from Transport America if the individual is terminated for certain reasons within 24 months of a change of control in Transport America. The merger will trigger a change in control under these agreements. Patriot Holding has agreed that, after the merger, it will cause Transport America to honor all of Transport America's material contracts relating to employment although, as noted above, the Transport Participants' current employment agreements and Change of Control/Severance Agreements will be superseded by their new employment agreements.

  •
  Directors and officers own options to purchase shares of Transport America common stock. Immediately prior to the completion of the merger, all of these options which are outstanding, whether vested or unvested, shall become exercisable, and will either be exercised by the holders of such options or canceled in exchange for a cash payment. Pursuant to the merger agreement, each option holder who does not exercise his or her outstanding options will receive a payment equal to the product of (a) the excess of $10.00 over the per share exercise price of the option multiplied by (b) the number of shares subject to the option.

  •
  The merger agreement provides that Patriot Holding will indemnify each present and former director, officer, employee or agent of Transport America to the fullest extent provided in Transport America's Articles of Incorporation, Bylaws, or any indemnification agreements in effect as of the date of the Merger Agreement and the Minnesota Business Corporation Act (the "MBCA"). In addition, Patriot Holding will maintain Transport America's directors' and officers' liability insurance policy (or a substantially similar policy) relating to acts or omissions occurring prior to the merger for at least six years following the completion of the merger.

Completion of the Merger is Subject to Receipt of Proceeds of Debt Financing (p. [    ])

        The obligation of each of Patriot Holding and Patriot Acquisition to complete the merger is subject to the condition that Patriot Holding and Patriot Acquisition have obtained certain debt financing in connection with the merger. Patriot Holding and Patriot Acquisition estimate that the total amount of funds required to complete the merger and related transactions is approximately $76.0 million, consisting of:

  •
  approximately $69.0 million to be used to pay Transport America's shareholders and option holders the amounts due to them under the merger agreement; and

  •
  approximately $7.0 million in fees and expenses relating to the merger and the debt financing.

        Patriot Holding and Patriot Acquisition have reached agreements with certain of Transport America's current creditors to leave outstanding indebtedness of approximately $57.0 million in place following the merger.

        Patriot Holding and Patriot Acquisition currently expect that the total amount of funds necessary to make the payments described above will be obtained from the following sources:

  •
  equity contributions to Patriot Holding by Marathon and the Transport Participants of $25.5 million in the aggregate. See "Special Factors—Financing" on page [    ].

  •
  borrowings of approximately $50.5 million under asset-based secured credit facilities, which are described under "Special Factors—Financing" on page [    ].

        Patriot Holding and Patriot Acquisition have the right, subject to the terms and conditions set forth in the merger agreement, to obtain substitute financing in place of the debt financing described above.

Conditions to Completing the Merger (p. [    ])

        We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include:

  •
  the approval of the merger agreement by holders of a majority of the outstanding shares of Transport America common stock;

  •
  the absence of any law or governmental order prohibiting or disallowing the merger, or limiting or restricting Patriot Holding's conduct or operation of the business of Patriot Holding or Transport America after the merger;

  •
  the representations and warranties of the parties are true and correct as of the closing of the transactions described in the merger agreement, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on such party and its subsidiaries, taken as a whole, or a material adverse effect on the transactions contemplated by the merger agreement, and each party has received a certificate from the other party to such effect;

  •
  each party has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date and the other party has received a certificate to such effect;

  •
  the parties have obtained all consents, waivers and approvals required under any of Transport America's material agreements, contracts and licenses where the failure to obtain such consents, waivers or approvals would have a material adverse effect on the transactions contemplated by the merger agreement;

  •
  Patriot Holding and Patriot Acquisition have received the proceeds of the debt financing contemplated by the merger agreement;

  •
  on or prior to the closing of the merger, the "rights" (as defined in Transport America's Rights Agreement) have not become exercisable or transferable apart from the associated Transport America common stock; and

  •
  dissenters' rights have not been asserted with respect to more than 5% of the outstanding shares of the Transport America common stock.

Limitations on Solicitation of Competing Proposals (p. [    ])

        We have agreed not to solicit alternative proposals from third parties or enter into discussions or negotiations regarding or accept or enter into any agreement relating to a proposal for an alternative transaction while the merger is pending, and the board of directors may not withdraw, qualify or modify its recommendation of the merger in a manner adverse to Patriot Holding, approve or recommend an alternative transaction or enter into an agreement relating to a proposal for an alternative transaction, in each case, except in the event a superior proposal (as defined in the merger agreement) is received or under other circumstances specified in the merger agreement.

Termination of the Merger Agreement (p. [    ])

        The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger agreement and the merger by the shareholders:

  •
  by mutual written consent of Transport America and Patriot Holding;

  •
  by either Transport America or Patriot Holding if the merger has not closed within 180 days of the date of the merger agreement (provided that the right to terminate is not available to a party whose material failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date);

  •
  by either Transport America or Patriot Holding if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

  •
  by either Transport America or Patriot Holding if, at the Transport America special shareholders meeting, shareholder approval of the merger agreement is not obtained;

  •
  by Patriot Holding if (i) the Transport America board of directors has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation; (ii) the Transport America board of directors recommends or advises Patriot Holding of its intention to recommend a superior proposal (as defined in the merger agreement); or (iii) a tender offer or exchange offer for 20 percent or more of the outstanding shares of Transport America common stock is commenced (other than by Patriot Holding or its affiliates) and the Transport America board of directors shall not have sent to its security holders pursuant to Rule 14e-2 within five business days after such tender or exchange offer is first published, a statement disclosing that Transport America recommends rejection of such tender or exchange offer;

  •
  by Transport America if the board of directors of Patriot Holding withdraws or modifies its approval of the merger in a manner adverse to Transport America or has resolved to do any of the foregoing;

  •
  by Transport America or Patriot Holding if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement, which breach has not been cured (i) before closing, with respect to representations and warranties or (ii) within 20 business days following receipt by the breaching party of written notice of such breach from the other party, with respect to covenants or agreements;

  •
  by Transport America if the Transport America board of directors has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation or recommends or advises Patriot Holding of its intention to recommend a superior proposal; or

  •
  by Transport America if the debt commitment letters or substitute debt commitment letters expire within 180 days following the date of the merger agreement.

Termination Fee (p. [    ])

        In specified circumstances, if the merger agreement is terminated before the completion of the merger, Transport America must reimburse Patriot Holding for its documented out-of-pocket expenses up to a maximum of $1.0 million and may also be obligated to pay Patriot Holding a termination fee of $2.0 million. For more details about the circumstances under which Transport America will be obligated to pay Patriot Holding's expenses as well as a termination fee, see "Merger Agreement—Termination Fee and Expenses."

Tax Considerations (p. [    ])

        The receipt by Transport America shareholders of cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. A holder of Transport America common stock receiving cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Transport America common stock surrendered. The receipt of cash by shareholders exercising dissenters' rights will also be a taxable transaction. See "Special Factors—Material Federal Income Tax Consequences."

        Tax matters are complicated and the tax consequences of the merger will vary according to each shareholder's situation. You are urged to consult with your own tax advisor for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger to you.

Rights of Dissenting Shareholders(p. [    ])

        Transport America shareholders who follow certain procedural requirements of Minnesota law may be entitled to receive cash in the amount of the "fair value" of their shares instead of the merger consideration offered pursuant to the merger. The "fair value" of shares of Transport America common stock would be determined pursuant to Minnesota law.

        Any Transport America shareholder who wishes to exercise dissenters' rights must not vote in favor of the merger agreement and must comply with all of the procedural requirements provided by Minnesota law. The procedures are discussed in greater detail in "Special Factors—Rights of Dissenting Shareholders" and the relevant text of the dissenters' rights statutes is attached to this proxy statement as Appendix E. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters' rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

        These questions and answers briefly highlight some of the information that you may consider important when deciding how to vote your shares at the special meeting. The following discussion may not include all of the information that is important to you in deciding how to vote on the merger. You should carefully read this proxy statement and the attached appendices in their entirety before voting.

Q:
Why am I receiving these proxy materials?

A:
You are receiving this proxy statement and proxy card because you own shares of Transport America common stock. The special committee of the board of directors of Transport America is providing you with this information to assist you in deciding how to vote your shares at the special meeting, which will be held at [*]on [*], [*] at [*]:00 a.m. local time. The special committee is also soliciting your proxy with the enclosed proxy card.

Q:
On what am I being asked to vote?

A:
You are being asked to vote to approve the merger agreement, which provides for the merger of Patriot Acquisition with and into Transport America and in favor of the meeting adjournment proposal.

Q:
Who is entitled to vote at the special meeting?

A:
Only shareholders who hold shares of Transport America common stock at the close of business on [*], 2005, the record date for the special meeting, are entitled to vote at the special meeting.

Q:
What will happen in the merger?

A:
Patriot Acquisition will be merged with and into Transport America, and Transport America will be the surviving corporation. Patriot Holding and Patriot Acquisition are Minnesota corporations newly formed by Goldner Hawn for the sole purpose of effecting the merger. After the merger, Transport America will become a privately held company wholly owned by Patriot Holding. Patriot Holding will be wholly owned by Transport Investors, a limited liability company wholly owned by Marathon and the Transport Participants.

Q:
What will I receive if the merger is completed?

A:
You will receive $10.00 in cash without interest in exchange for each share of Transport America common stock owned by you at the completion of the merger, unless you are a dissenting shareholder and you perfect your dissenters' rights under Minnesota law, or you are a Transport Participant.

Q:
What vote is required to approve the proposal?

A:
Under Minnesota law, the merger agreement must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of Transport America common stock. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of Transport America common stock present and entitled to vote (in person or by proxy) on the meeting adjournment proposal, assuming a quorum is present. The special committee recommends that you vote "FOR" the approval of the merger agreement and "FOR" approval of the adjournment proposal.

Q:
What am I being asked to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing and mailing your proxy card as soon as possible so that your shares can be represented at the special meeting. Whether or not you plan to attend the meeting, you should sign and return your proxy card.

Q:
Should I send in my stock certificates now?

A:
No. If the merger is completed, you will receive written instructions for exchanging your Transport America stock certificates for cash.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares for you only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:
May I change my vote after I mail in my proxy card?

A:
Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy, or by executing and submitting a new, later dated proxy card to Transport America before the meeting. You also may revoke your proxy by attending the special meeting and voting your shares in person. If your shares are held in street name, you must follow the directions provided by your broker to change your voting instructions.

Q:
What happens if I return my proxy card but I do not indicate how I wish to vote?

A:
If you properly return your proxy card but do not include instructions on how to vote, your shares of Transport America common stock will be voted for the approval of the merger agreement and in favor of the meeting adjournment proposal. Transport America's management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of shareholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in the interest of Transport America, in their best judgment.

Q:
What happens if I abstain from voting on the proposal?

A:
If you return your proxy card with instructions to abstain from voting on the proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention has the practical effect of a vote against the proposal to approve the merger agreement.

Q:
What happens if I do not return a proxy card and do not otherwise vote my shares?

A:
Your failure to return a proxy card or to otherwise vote your shares will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the practical effect of a vote against the proposal to approve the merger agreement.

Q:
Are dissenters' rights available?

A:
Yes. Under Minnesota law, holders of Transport America common stock will have the right, by fully complying with the applicable statutory provisions, to dissent with respect to the merger and to obtain payment in cash of the "fair value" of their shares of Transport America common stock after the merger is completed. The term "fair value" means the value of the shares of Transport America common stock immediately before the completion of the merger. Shareholders who do not follow the statutory procedures will lose their right to exercise dissenters' rights. For more detailed information about dissenters' rights and the statutory procedures to be followed, see "Special Factors—Dissenters' Rights."

Q:
When do you expect the merger to be completed?

A:
The parties to the merger agreement are working toward completing the merger as quickly as possible after the special meeting. If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed in [*], although there can be no assurance that we will be able to do so.

Q:
What are the tax consequences of the merger?

A:
The receipt by Transport America shareholders of cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. A holder of Transport America common stock receiving cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Transport America common stock surrendered. To review the tax consequences to Transport America shareholders in greater detail, see "Special Factors—Material Federal Income Tax Consequences." You are also urged to consult your tax advisor as to your particular circumstances and the specific tax effects of the merger to you.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Keith R. Klein, Chief Financial Officer and Chief Information Officer, Transport Corporation of America, Inc., 1715 Yankee Doodle Road, Eagan, Minnesota 55121, (651) 686-2500.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements that are based on Transport America's beliefs, assumptions and expectations of future events taking into account the information currently available to us. In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "predicts," "projects," "projections," "strives," "potential," "objective," "may," "could," "should," "would," "will" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, financial condition or achievements to differ materially from the expected future results, performance, financial condition or achievements as expressed or implied in any forward-looking statements. Factors that could contribute to these differences include but are not limited to:

  •
  the satisfaction of the conditions to complete the merger, including the receipt of the required shareholder and regulatory approvals;

  •
  the actual terms of debt financings that must be obtained for completion of the merger;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the amount of the costs, fees, expenses and charges relating to the merger;

  •
  the highly competitive conditions that currently exist in Transport America's market and Transport America's ability to compete in that market;

  •
  Transport America's ability to recruit, train and retain qualified drivers;

  •
  increases in fuel prices, and Transport America's ability to recover these costs from its customers;

  •
  the impact of environmental standards and regulations on new revenue equipment;

  •
  changes in governmental regulations applicable to Transport America's operations, including hours of service regulations;

  •
  adverse weather conditions;

  •
  accidents;

  •
  the market for used revenue equipment;

  •
  changes in interest rates;

  •
  the cost of liability insurance coverage; and

  •
  downturns in general economic conditions affecting Transport America and its customers.

        The foregoing list should not be construed as exhaustive. Forward-looking statements reflect Transport America's current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this proxy statement and the appendices attached hereto completely and with the understanding that Transport America's actual future results may be materially different from Transport America's expectations about future results.

        Transport America assumes no obligation to update or revise any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Transport America will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

THE SPECIAL MEETING

Purpose, Time and Place

        This proxy statement is furnished to you in connection with the solicitation of proxies by the special committee of the board of directors of Transport America for the special meeting of shareholders to be held at [*]:00 a.m., local time, on [*], [*], at [*], or at any adjournments or postponements of the special meeting. Transport America intends to mail this proxy statement and the accompanying proxy card on or about [*], 2005 to all shareholders entitled to vote at the special meeting.

        At the special meeting, the shareholders of Transport America will consider and vote upon proposals to:

  1.
  Approve the Agreement and Plan of Merger, dated as of October 26, 2005, by and among Patriot Holding, Patriot Acquisition and Transport America, which provides for the merger of Patriot Acquisition, a wholly owned subsidiary of Patriot Holding, with and into Transport America, with Transport America continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Transport America into the right to receive $10.00 in cash without interest;

  2.
  To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger; and

  3.
  Transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

        Although Transport America does not expect a vote to be taken on any other matters at the special meeting, if any other matters are properly presented at the special meeting for consideration, then the holders of the proxy, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

        Transport America's special committee has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The special committee has unanimously determined that the terms of the merger agreement are advisable and fair to, and in the best interests of, the unaffiliated Transport America shareholders.

Record Date and Voting Rights

        The special committee has fixed the close of business on [*], 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Only the record holders of Transport America common stock on the record date are entitled to vote at the special meeting and any adjournments or postponements thereof. At the close of business on the record date, there were [*] shares of Transport America outstanding and entitled to vote, held by approximately [*] shareholders of record. Each such share entitles the registered holder to one vote.

Quorum

        The holders of a majority of the outstanding shares of Transport America common stock entitled to vote must be present in person or represented by proxy at the special meeting in order for a quorum to be present and for business to be conducted. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for the purpose of determining whether a quorum exists.

        Without specific instructions from their customers, brokers holding shares of Transport America common stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted at the special meeting. Shares of Transport America common stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes.

Required Vote

        Approval of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of the holders of a majority of all of the outstanding shares of Transport America common stock. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the voting power of the shares of Transport America common stock present and entitled to vote (in person or by proxy) on the meeting adjournment proposal, assuming a quorum is present.

        Under applicable Minnesota law, in determining whether the proposal to approve the merger agreement has received the requisite number of affirmative votes, a failure to vote, a vote to abstain and broker non-votes will each have the effect of a vote against the merger agreement. A vote to abstain and broker non-votes will have the effect of a vote against the meeting adjournment proposal; a failure to vote will have no effect on the approval of the meeting adjournment proposal. The special committee urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage pre-paid envelope.

        If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

        Transport America's two largest beneficial holders of common stock, Rutabaga Capital Management LLC and Wasatch Advisors, Inc., together with Transport America's directors, in their capacity as shareholders, have entered into voting agreements with Patriot Holding, Patriot Acquisition and Transport America, covering an aggregate number of shares and stock options representing at the time of signing 19.75% of Transport America's outstanding shares. Under the voting agreements, such shareholders have agreed to vote in favor of approval of the merger agreement and the merger, and against any proposal made in opposition to, or in connection with, the merger and the transactions contemplated by the merger agreement.

Proxies and Revocation of Proxies

        After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign the accompanying proxy card and mail the proxy card in the enclosed postage pre-paid return envelope as soon as possible so that your shares of Transport America common stock may be voted at the special meeting, even if you plan to attend the special meeting in person.

        The grant of a proxy on the enclosed proxy card does not preclude you from voting in person at the special meeting. You may revoke a previously submitted proxy at any time before it is voted by (1) delivering written notice of revocation to John R. Houston, Esq., Secretary, at Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, MN 55402-2015; (2) executing and delivering a subsequently dated proxy that is received prior to the meeting; or (3) voting your shares in person at the meeting. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

        All shares represented by properly executed proxies that are received in time for the special meeting and which have not been revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in favor of the approval of the merger agreement and the meeting adjournment proposal. In addition, the persons designated in such proxies will have the discretion to vote on any other matters that are properly brought before the special meeting.

Solicitation of Proxies

        This proxy statement is furnished in connection with the solicitation of proxies by the special committee of the Transport America board of directors. Transport America will bear one-half of the cost of preparing, assembling, printing and mailing the Notice of Special Meeting of Shareholders, this Proxy Statement, the proxy itself and the cost of soliciting proxies relating to the meeting. In addition to use of the mail, proxies may be solicited by officers, directors and other regular employees of Transport America by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such individuals. Transport America will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to beneficial owners of Transport America common stock.

Householding

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. Transport America will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call Transport America at the following address or phone number: Transport Corporation of America, Inc., 1715 Yankee Doodle Road, Eagan, Minnesota 55121; (651) 686-2500.

Adjournments

        Consistent with applicable state law, if the special meeting is adjourned to a different place, date or time, Transport America need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. However, if the special meeting is adjourned, Transport America intends to notify shareholders of the place, date and time of the adjourned meeting through a press release and filing on Form 8-K, which will be available for review on the SEC's website at www.sec.gov. The special committee must fix a new record date if the meeting is adjourned to a date more than 60 days after the record date.

SPECIAL FACTORS

Background of the Merger

        The decision of the special committee of the board of directors (a committee of all six independent directors) to approve and recommend the merger agreement was the result of an extended evaluation process. During the last few years, the board of directors and management have generally believed that the trading prices of Transport America's common stock have not reflected the inherent value of Transport America. In addition, the board of directors has become concerned with Transport America's ability, operating as a public company, to sufficiently reduce its operating expenses to yield a competitive operating ratio and provide sufficient profits to achieve increases in the trading price of Transport America's common stock and thereby enhance shareholder value. As further described below, in April and May 2005, two separate parties communicated to Mr. Paxton a desire to acquire Transport America and the board of directors determined to formally review strategic alternatives to enhance shareholder value. Also as further described below, following an exhaustive consideration of available strategic alternatives, the special committee of the board of directors concluded that the proposed merger was in the best interests of Transport America's shareholders. In arriving at this conclusion, the special committee considered a number of strategic alternatives, including remaining an independent public company, organic growth or a recapitalization of the business. The board of directors and management believe, based in part on the advice of its financial advisers, that the trading price of Transport America's common stock has been adversely affected by several factors, including:

  •
  the small market capitalization and low average daily trading volume of Transport America's common stock;

  •
  a low number of market makers and investment banking firms preparing research reports with respect to Transport America;

  •
  the small relative base of Transport America's revenues as compared to other publicly traded trucking companies and the resulting inefficiencies of scale when considering Transport America's financial performance;

  •
  inconsistent financial performance relative to its peers; and

  •
  low profitability and growth relative to its peers, exacerbated by a pronounced driver shortage in the trucking industry.

        In early 2005, Mr. John L. Morrison, a Managing Director of Goldner Hawn, contacted Michael J. Paxton, Chairman, Chief Executive Officer and President of Transport America, to discuss the possibility of a meeting between Mr. Paxton and representatives of Goldner Hawn.

        On April 18, 2005, Mr. Morrison, along with Mr. Van Zandt Hawn, a Managing Director of Goldner Hawn, and Mr. Joseph Heinen, a Vice President of Goldner Hawn, met with Mr. Paxton at Transport America's headquarters to introduce the idea of a potential acquisition transaction involving Goldner Hawn and Transport America. Mr. Paxton consulted with Keith R. Klein, Chief Financial Officer and Chief Information Officer of Transport America, and concluded that it would be appropriate to meet with representatives of Goldner Hawn to better understand their objectives but that no confidential information regarding Transport America would be shared.

        On May 4, 2005, Mr. Hawn and Mr. Heinen met with Mr. Paxton and Mr. Klein at Goldner Hawn's offices, and discussed Goldner Hawn's financial projection model and the general outline of how a "going private" leveraged buyout transaction might work.

        During the period from May 5, 2005 to May 10, 2005, Mr. Klein and Mr. Heinen had several telephonic conversations about the operational characteristics of trucking companies that are key drivers of financial performance and how Transport America was performing on the publicly available metrics of those operational characteristics.

        On May 11, 2005, Mr. Hawn and Mr. Heinen again met with Mr. Paxton and Mr. Klein and presented their interest in pursuing a possible acquisition of Transport America, together with a financial model and various assumptions underlying that model. Mr. Paxton indicated that he would report their interest to the Transport America board of directors.

        In early May 2005, the chief executive officer of a competing trucking company communicated with Mr. Paxton about an interest in acquiring Transport America for a price of $9.00 per share, subject to the further review of Transport America and agreement on definitive documentation and structure.

        On May 20, 2005, the Transport America board of directors held a telephonic meeting to discuss the interest expressed by the competing trucking company. During that meeting, in an executive session without Mr. Paxton, the directors discussed the process of considering the interest of the competing trucking company and Goldner Hawn and appropriate actions which should be taken. Representatives of the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. briefed the Transport America board of directors on their fiduciary duties as directors and other relevant legal issues relating to any potential transactions, including the importance of forming a special committee of independent directors in light of conflicts that might develop with Mr. Paxton, given Goldner Hawn's history of including management in its acquisitions, possible ways of responding to Goldner Hawn's expression of interest and possible ways of responding to the competing trucking company's expression of interest.

        On May 25, 2005, the Transport America board of directors met and Mr. Paxton again relayed the communications from the competing trucking company regarding their interest in acquiring Transport America and the preliminary nature of their valuation and interest in Transport America. Mr. Paxton also reiterated the expression of interest communicated by representatives of Goldner Hawn and the fact that no confidential information regarding Transport America had been provided to any outside party. During that meeting, the Transport America board of directors determined not to authorize any further meetings between Mr. Paxton and representatives of Goldner Hawn pending consideration of the most appropriate process to consider the expressions of interest. Representatives of Robins, Kaplan, Miller & Ciresi again reviewed the legal issues involved in deciding whether and how to pursue a potential transaction and in addressing Mr. Paxton's potential conflicts of interest. The directors discussed the importance of engaging a financial adviser and discussed potential candidates and various individual preferences based on familiarity with and contacts in the trucking industry. At that meeting, the board of directors decided to engage a financial adviser to review strategic alternatives available to the board of directors to ensure that shareholder valuation would be maximized. The board also established a special committee consisting of all independent directors of Transport America, which included all of the members of the board of directors except Mr. Paxton, for the purpose of evaluating strategic alternatives available to the board of directors, and designated William D. Slattery and Kenneth J. Roering as co-chairs of the special committee. At a subsequent meeting, the board of directors confirmed the special committee had full authority to act on behalf of the board of directors with respect to any strategic alternative that may be presented to the special committee. At that meeting, the board of directors established a consensus that no decision to sell Transport America had been made nor had the board of directors determined a valuation for Transport America at which it would consider a sale to be appropriate. The board of directors also authorized discussions with Stephens to determine the terms pursuant to which Stephens would be retained to act as financial adviser to the special committee.

        In late May 2005, Mr. Hawn telephoned Mr. Paxton and Mr. Paxton advised him that the board had directed Mr. Paxton to cease any further discussions with Goldner Hawn at that time.

        On June 3, 2005, the Transport America board of directors held a telephonic meeting with representatives of Stephens to discuss generally Transport America's current strategic position and a range of strategic alternatives that might be explored.

        On June 9, 2005, Stephens was retained as financial adviser to the special committee to provide advice and analysis of strategic alternatives, including a review of Transport America's internal and strategic documents, a review of Transport America's operations and prospects, an analysis of selected comparable strategic transactions of other companies, an analysis of comparable publicly traded companies with operations similar to those of Transport America, discussions with the board of directors of specific strategies or courses of actions that could be taken in connection with strategic alternatives to enhance the performance of Transport America and its shareholders' value, and performance of such other reviews and financial business analysis reasonably requested by the board of directors. Stephens was chosen as financial adviser due to its extensive familiarity with and contacts in the trucking industry, its recognized expertise in the trucking industry, its expertise in mergers and acquisitions, and positive personal experiences of several members of the special committee with Stephens.

        On June 16, 2005, the Transport America board of directors held a telephonic meeting with representatives of Robins, Kaplan, Miller & Ciresi and Stephens to discuss communications from a significant shareholder expressing frustration with the value of Transport America's publicly traded stock and the process of reviewing strategic alternatives available to enhance shareholder value. Representatives of Robins, Kaplan, Miller & Ciresi reviewed various legal issues associated with communications with shareholders.

        On June 29, 2005, the Transport America board of directors met with representatives of Stephens and Robins, Kaplan, Miller & Ciresi to discuss, among other things, the role of Stephens in evaluating strategic alternatives available to increase shareholder value. At the meeting representatives of Stephens presented a report that reviewed Transport America's current situation and that of the trucking industry, and provided an overview of various strategic alternatives for consideration. Representatives of Robins, Kaplan, Miller & Ciresi reviewed the directors' fiduciary duties in considering strategic alternatives, as well as various legal issues associated with consideration of the strategic alternatives. The Stephens representatives reviewed strategic alternatives including organic growth, cost reductions, stock repurchases, acquisitions of smaller trucking companies and the sale or merger of Transport America. Stephens also provided preliminary information analyzing the value of Transport America.

        On July 5, 2005, at a telephonic meeting of the special committee, Stephens was authorized to begin making calls to strategic and financial prospective purchasers to determine their level of interest in acquiring Transport America.

        During the period from July 7, 2005 through July 20, 2005, Stephens solicited interest from 20 potential strategic and financial buyers, of which 11 expressed interest in executing a non-disclosure agreement and commencing a review of Transport America.

        On July 20, 2005, at a meeting of the Transport America board of directors, representatives of Stephens presented a report on the potential strategic and financial buyers who had been contacted and their reactions. The report also reviewed Transport America's current and projected financial performance, potential reactions to the pending announcement of results of operations for the second quarter of fiscal 2005, an overview of the strategic alternative of organic growth, the possibility of migrating to a non-asset based model and a recapitalization of Transport America's business. Stephens' representatives reported that Goldner Hawn had executed a non-disclosure agreement on July 19, 2005 and would be included in the process of considering potential financial buyers' interest. At the meeting, the special committee met separately to discuss the range of strategic alternatives under consideration and authorized Stephens to expand the group of parties potentially interested in acquiring Transport America to include additional strategic and financial parties. Representatives of Robins, Kaplan, Miller & Ciresi provided legal advice on the process and Stephens provided investment banking advice on the most appropriate and effective process for exploring interest in a sale of Transport America. The special committee reconfirmed its consensus view that no decision had been made to sell Transport

America and no determination had been made regarding the value of Transport America at which a sale might be appropriate.

        Following the meeting of the Transport America board of directors on July 20, 2005, representatives of Stephens contacted an additional 17 strategic and financial prospective purchasers to determine their level of interest in acquiring Transport America.

        On August 2, 2005, at a telephonic meeting of the special committee, the special committee discussed the range of strategic alternatives under consideration, including organic growth and a potential recapitalization of the business, as well as the terms of Stephens engagement and the potential for expanding the role of Stephens on a longer term basis to provide additional financial advice in the event the alternative of remaining an independent public company was deemed most appropriate.

        On August 4, 2005, the special committee held a telephonic meeting to further discuss the terms of an extended arrangement with Stephens and to further discuss actions which might further enhance the strategic alternative of remaining an independent public company. Mr. Slattery also provided the special committee with an update on his communications with Stephens regarding potential purchasers of Transport America and the timing for consideration of all strategic alternatives.

        On August 10, 2005, the engagement of Stephens was extended through August 2006. On August 11, 2005, Stephens received the results of its solicitation of indications of interest and prepared materials communicating those results to the board of directors for presentation at the board's August 15 meeting.

        On August 15, 2005, at a meeting of the Transport America board of directors, representatives of Stephens presented a report regarding their process of soliciting interest in acquiring Transport America and reported that of the 37 potential buyers contacted, one (Goldner Hawn) provided a written indication of interest in acquiring Transport America at a price of $10.00 per share, and two provided verbal indications below that of Goldner Hawn and stated a desire not to participate in the process conducted by Stephens. Stephens noted that one of the two verbal indications received was from the competing trucking company that indicated an interest in acquiring Transport America in May 2005 at a price of $9.00 per share, but that their current indication was reduced to a valuation level below $9.00. The Stephens representatives confirmed that this group represented the universe of candidates, both strategic and financial, likely to have an interest and ability to acquire Transport America. Stephens representatives and the special committee then discussed the viability of Goldner Hawn's interest. At the meeting, the special committee met separately to discuss the preliminary terms indicated by Goldner Hawn in its letter dated August 11, 2005. The special committee considered and discussed the Stephens report, which also updated Stephens' preliminary valuation analysis of Transport America, as compared to the terms indicated by Goldner Hawn in its August 11, 2005 letter. Representatives of Robins, Kaplan, Miller & Ciresi commented on the impact of the potential involvement of management in the Goldner Hawn transaction, the fiduciary duties of management and the other directors in such a situation and the appropriate use of Stephens to manage communications, as well as the importance of retaining control of the process within the special committee. The special committee also discussed the strategic alternative of remaining an independent public company as compared to the valuation indicated by Goldner Hawn and reiterated its desire to continue exploring that strategic alternative in comparison to the alternative of a sale of Transport America.

        After August 15, 2005, Stephens received indications of interest from two parties that had not responded prior to the August 15, 2005 special committee meeting. Both indications were, however, below the value indicated by Goldner Hawn.

        Between August 16, 2005 and September 9, 2005, representatives of Stephens notified representatives of Goldner Hawn that they would be permitted to receive additional due diligence materials. During the same period, representatives of Goldner Hawn conducted additional reviews of

Transport America information and met with management in order to provide a detailed proposal, which was submitted on September 9, 2005.

        On August 30, 2005, at a telephonic meeting of the special committee, Mr. Slattery updated the special committee on actions that Transport America could employ to enhance shareholder value in the event the strategic alternative of remaining an independent public company was deemed most suitable and on communications with major shareholders. After the update by Mr. Slattery, the special committee discussed the merits of remaining an independent public company as compared to a sale of Transport America.

        At a September 13, 2005 telephonic conference of the special committee, representatives of Stephens provided the special committee with a report regarding the interest of potential buyers, the status of discussions with Goldner Hawn and a preliminary valuation of Transport America. Stephens informed the special committee that of the 37 potential buyers contacted, 12 had signed a confidentiality agreement to receive additional evaluation material, and two had presented written indications of interest with Goldner Hawn's $10.00 proposal being the highest. Representatives of Stephens then updated the special committee on the activities of Goldner Hawn since August 15, 2005, which included its continued due diligence review of Transport America, presentation of a letter of intent which was delivered to the special committee and presentation of a marked version of the form of merger agreement and two financing term sheets. The special committee reviewed the terms of Goldner Hawn's proposal and representatives of Stephens provided an update of their valuation summary of Transport America as compared to the Goldner Hawn proposal of $10.00 per share. The special committee also reviewed Stephens' analysis of the valuation of Transport America from a comparable company, acquisition multiple, discounted cash flow, leverage buyout and premium perspective. Representatives of Robins, Kaplan, Miller & Ciresi reviewed the comments to the merger agreement and commented on variances from the form of merger agreement presented to Goldner Hawn. The special committee discussed the process in general, the premium represented by the Goldner Hawn proposal, the prospects under the strategic alternative of remaining an independent public company, the view of the special committee that the Goldner Hawn proposal represented the only attractive alternative to remaining an independent company and the merits of focusing on a financial party such as Goldner Hawn, which was deemed less disruptive to the business of Transport America and its employees and drivers.

        On September 16, 2005, representatives of Stephens communicated with representatives of Goldner Hawn that it would be necessary to submit a best and final clarification to the proposal, and also addressed certain terms in the markup to the merger agreement. On September 20, 2005, Goldner Hawn submitted a letter to the special committee clarifying certain items and confirming its $10.00 per share valuation proposal.

        On September 21, 2005, at a meeting of the board of directors of Transport America, the representatives of Stephens separately met with the special committee to review the September 20, 2005 letter from Goldner Hawn. Representatives of Stephens discussed with the special committee the process recommended for further discussions with Goldner Hawn. The special committee requested that representatives of Stephens and Robins, Kaplan, Miller & Ciresi negotiate with representatives of Goldner Hawn to clarify and resolve open items and confirm the Goldner Hawn valuation of Transport America. The special committee also discussed Goldner Hawn's request that it be provided exclusive negotiation rights in order to complete its review of Transport America and documentation of their proposal. The special committee determined that the grant of such exclusivity was appropriate.

        On September 23, 2005, Goldner Hawn submitted a letter summarizing the principal terms of its proposed acquisition of Transport America and was granted exclusive negotiation rights through October 11, 2005.

        Between September 23, 2005 and October 26, 2005, representatives of Goldner Hawn conducted extensive due diligence reviews of Transport America and Robins, Kaplan, Miller & Ciresi, on behalf of Transport America, and Dorsey & Whitney LLP, on behalf of Goldner Hawn, engaged in negotiations of the draft merger agreement. Representatives of Goldner Hawn also met with Mr. Paxton, each of the executive officers of Transport America, and representatives of Stephens to discuss management of Transport America following the proposed merger. On October 6, 2005, the special committee extended the exclusive negotiation rights of Goldner Hawn through October 14, 2005.

        On the morning of October 24, 2005, the board of the directors of Transport America met with representatives of Stephens and Robins, Kaplan, Miller & Ciresi to review the status of discussions with Goldner Hawn. Representatives of Robins, Kaplan, Miller & Ciresi reviewed with the board of directors and the special committee their responsibilities and fiduciary obligations in connection with the proposed transaction. Representatives of Stephens presented a draft of their final report, which addressed the key transaction terms in the draft merger documents, the transaction valuation and the process history from the time Stephens was engaged in June 2005 through the current date. Representatives of Stephens also reviewed Transport America's current situation, including its operating and financial performance, its stock price performance, its operating issues with drivers and its status as a micro-cap public company lacking sponsorship and reviewed in detail recent stock performance, ownership of Transport America, historical and projected financial information and a valuation analysis considering comparable company analysis, comparable transaction analysis, discounted cash flow analysis, leverage buyout analysis and premium analysis as well as a comparison of the high and low trading prices of Transport America stock during the past 52 weeks. Representatives of Robins, Kaplan, Miller & Ciresi reviewed the proposed merger agreement in detail and then reviewed proposed resolutions appropriate for approving the plan and agreement of merger with Goldner Hawn. Representatives of Stephens and Robins, Kaplan, Miller & Ciresi advised the special committee that Goldner Hawn had, on October 23, 2005, informed them that it would require voting agreements from each member of the board of directors of Transport America and from Rutabaga Capital Management LLC and Wasatch Advisors, Inc., wherein each would agree to vote all shares they held as of the record date, up to a specified maximum threshold, in support of the proposed merger as a condition to executing the merger agreement. Representatives of Stephens also reviewed the debt commitment letters evidencing the financing commitments for the Goldner Hawn proposal and described various concerns that the commitments were less firm than desirable. The special committee then met separately with representatives of Stephens and Robins, Kaplan, Miller & Ciresi to discuss the Goldner Hawn proposal, the terms of the requested voting agreements and the terms of the bank financing commitments. The special committee reviewed public communications, and representatives of Robins, Kaplan, Miller & Ciresi provided legal advice on duties with respect to public communications of merger discussions. The special committee also discussed the incomplete nature of the Goldner Hawn proposal and steps necessary to finalize the negotiations. The special committee directed representatives of Stephens and Robins, Kaplan, Miller & Ciresi to continue negotiating the financing commitments and to facilitate execution of the voting agreements. Negotiations on the draft merger agreement and discussions with shareholders regarding the voting agreements continued during the day and evening on October 24, 2005.

        On the morning of October 25, 2005, the board of directors of Transport America held a telephonic meeting at which representatives of Stephens updated the Directors on negotiations with Goldner Hawn on the debt commitment letters and indicated that certain items remained unresolved but were under discussion. Representatives of Robins, Kaplan, Miller & Ciresi indicated that each of the directors had signed the required voting agreements and that communications had occurred with the two institutional shareholders requested to sign voting agreements, but that they had not yet agreed to execute them. The directors recessed the meeting and representatives of Stephens and Robins, Kaplan, Miller & Ciresi continued to negotiate the terms of the bank financing commitments and discussed the voting agreement with the two institutional shareholders and representatives of Goldner

Hawn. In the late afternoon on October 25, 2005, the board of directors of Transport America reconvened their meeting and representatives of Stephens and Robins, Kaplan, Miller & Ciresi updated the directors on open issues with the financing commitments and voting agreements. On the evening of October 25, 2005, representatives of Stephens and Robins, Kaplan, Miller & Ciresi continued to discuss with Goldner Hawn the terms of the financing commitments, and Goldner Hawn continued to negotiate those terms with its bank financing source.

        On the morning of October 26, 2005, the board of directors of Transport America held a telephonic meeting to receive an update on the status of the bank financing commitments and voting agreements. The special committee then held a separate meeting where representatives of Robins, Kaplan, Miller & Ciresi advised them that the terms of the merger agreement and other documents had been agreed upon, but that the two institutional shareholders had not yet agreed to sign the voting agreements. Representatives of Stephens then discussed the anticipated terms of the bank financing commitment, the ability of Stephens to deliver a fairness opinion, and the superiority of the Goldner Hawn proposal to other alternatives. Representatives of Stephens indicated they were comfortable with the bank financing commitments and delivered their oral and written opinion that, as of October 26, 2005, the consideration of $10.00 per share in cash to be received by the Transport America shareholders, other than the Transport America directors, in their capacity as shareholders, and executive officers, was fair to such shareholders from a financial point of view. Also on October 26, Stephens provided its final report, which addressed the key transaction terms in the draft merger documents, the transaction valuation and the process history from the time Stephens was engaged in June 2005 through the current date. The special committee then unanimously determined that the terms of the proposed merger were fair to, and in the best interests of, the unaffiliated Transport America shareholders and approved resolutions authorizing the agreement and plan of merger on behalf of Transport America. During the early afternoon of October 26, 2005, representatives of Goldner Hawn continued to discuss the voting agreements with the two institutional shareholders. The voting agreements were entered into late in the afternoon of October 26, 2005. Representatives of Goldner Hawn, Stephens, the special committee and Robins, Kaplan, Miller & Ciresi met by telephone during the evening of October 26, 2005 and exchanged signature pages to execute the merger agreement. Before the opening of trading of Transport America's common stock on October 27, 2005, Transport America issued a press release announcing the execution of the merger agreement.

Recommendation of the Special Committee of the Board of Directors of Transport America; Fairness of the Merger

  Recommendation of the Special Committee

        The board of directors established the special committee, consisting of all of the independent directors of Transport America, for the purpose of evaluating strategic alternatives available to the board of directors and granted the special committee full authority to act on behalf of the board with respect to any strategic alternative that may be presented to the special committee. Because the special committee was and is authorized to act on behalf of the board of directors with respect to any strategic alternative, including the merger, the board of directors has not made any separate recommendation regarding the fairness of the merger.

        At a meeting of the special committee held on October 26, 2005, the special committee unanimously:

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  determined that the merger is fair to, and in the best interests of, Transport America shareholders other than the Transport America directors, in their capacity as shareholders, and executive officers.

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  determined that the merger agreement is advisable and approved the merger agreement and the transactions contemplated thereby, including the merger; and

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  recommended that shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger.

        In their deliberations regarding whether to recommend approval of the merger agreement, Transport America's special committee consulted with legal counsel and financial advisors and considered a number of factors which they believe support their recommendation, including:

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  the special committee's belief that the merger was more favorable to the unaffiliated Transport America shareholders than any other alternative reasonably available to Transport America and its shareholders;

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  the relationship of the $10.00 per share cash consideration offered in the merger to the market price of $8.00 on October 26, 2005, the day before the announcement of the proposed merger, and the market prices for Transport America common stock over the previous two years during which the weighted average trading price had been $7.65 per share and 57% of the trading volume had been at prices below $7.65 per share;

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  the opinion of Stephens, dated October 26, 2005 that, as of that date, the consideration to be received by Transport America shareholders, other than the Transport America directors, in their capacity as shareholders, and executive officers, in the merger is fair to such shareholders from a financial point of view;

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  the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of Transport America and the nature of the industry in which Transport America competes, and the special committee's belief that many of the factors that may have caused Transport America's shares of common stock over the last two years to trade at price levels below the merger price are not likely to change in the foreseeable future;

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  the special committee's concern that, absent entering into the merger agreement, the trading price of Transport America's common stock would continue at the levels at which such shares were trading over the last two years, or decrease;

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  the challenges, risks and insufficient shareholder benefits associated with attempting to build Transport America through acquisitions;

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  that Transport America had repurchased a substantial block of its shares during 2004 at an average price of $7.24 per share, which is substantially below the merger consideration of $10.00 per share;

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  the fact that the merger consideration is all cash, which provides certainty of value to Transport America shareholders;

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  the reputation and proven experience of the GHJM Investors in completing similar transactions;

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  the comprehensive scope of the solicitation by Stephens of indications of interest in acquiring Transport America;

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  the terms of the merger agreement, including the conditions to closing, which the special committee, upon advice from its legal counsel and its financial advisor, believes are customary for a transaction of this nature;

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  the ability of the special committee under the terms of the merger agreement to consider in the exercise of its fiduciary duties unsolicited bona fide alternative proposals which present a superior proposal, and to terminate the merger agreement, subject to reimbursement of certain expenses and payment of a termination fee, if it receives a superior proposal;

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  the belief of Robins, Kaplan, Miller & Ciresi and Stephens that the expense reimbursement and termination fee were within the range of expenses and termination fees payable in other comparable public company acquisitions;

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  the nature of the debt financing commitments received by Patriot Holding and Patriot Acquisition, including the conditions to the obligations of the institution providing such commitments to fund such commitments, and the identity of the institution and its experience in consummating transactions such as those contemplated by the merger agreement;

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  the fact that holders of a majority of all of the outstanding shares of Transport America common stock must affirmatively vote in favor of the merger agreement;

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  the fact that dissenters' rights are available under Minnesota law, subject to compliance with procedural requirements, to shareholders who wish to exercise such rights; and

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  the benefit to Transport America and its employees, drivers, customers and other constituencies of a sale to a private equity investment firm such as Goldner Hawn who would be less likely to adversely change Transport America than would a strategic investor, such as another trucking company.

        The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included:

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  the fact that, following the merger, Transport America will cease to be a public company and its current shareholders will no longer participate in any potential future growth;

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  the fact that the obligations of Patriot Holding and Patriot Acquisition to complete the merger are conditioned upon receipt of debt financing, and that such financing may not be available for reasons beyond the control of Transport America, Patriot Holding or Patriot Acquisition;

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  the other additional conditions to the completion of the merger, which may not be achieved;

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  the fact that Patriot Acquisition is a financial buyer that will not have any significant assets unless the merger is completed, and Transport America's remedy for any breach of the merger agreement is therefore most likely effectively limited to termination of the merger agreement;

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  the fact that the special committee would be unable to solicit competing proposals under the terms of the merger agreement and would be required to pay Patriot Holding its documented out-of-pocket expenses, up to a maximum amount of $1.0 million, as well as a termination fee of $2.0 million, if the merger agreement is terminated under certain circumstances, including if Transport America terminates the merger agreement to accept a superior proposal;

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  the fact that gains from the merger will generally be taxable to Transport America shareholders for federal income tax purposes;

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  the possibility of disruption to Transport America's operations following the announcement of the merger, and the resulting effect on Transport America if the merger does not close; and

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  the fact that the executive officers and directors of Transport America, other than those on the special committee, have conflicts of interest with respect to the merger.

        The special committee concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

        The special committee did not consider net book value per share reported in our financial statements in determining the fairness of the merger to unaffiliated Transport America shareholders, because of its belief that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for Transport America common stock and was not reflective of Transport America's value as a going concern. However, the special committee did recognize Transport America's net book value per share at September 30, 2005 was $8.77, compared to the proposed merger consideration of $10.00 per share. The special committee did not consider liquidation value in determining the fairness of the merger to unaffiliated Transport America shareholders because of its belief that liquidation value did not present a meaningful valuation of Transport America and its business; rather, it was the belief of the special committee that Transport America's value is derived from the cash flows generated from its continuing operations. Further, it was the special committee's belief that part of Transport America's success is attributable to its market share, brand and the goodwill associated with its brand, and any liquidation of its assets would not maximize shareholder value because it would likely not compensate unaffiliated Transport America shareholders for the value inherent in such market position and brand identity, and would therefore result in a lower valuation than the merger consideration.

        The special committee did consider the valuation analyses presented by Stephens, some of which represented the sale of Transport America as a continuing business and some of which represented Transport America remaining as a stand-alone entity. While the special committee does not believe there is a single method for determining "going concern value," the special committee believes that each of the Stephens valuation methodologies represented a valuation of Transport America as it continues to operate its business, and, to that extent, such analyses could collectively be characterized as forms of going concern valuations. For example, the special committee considered the comparable company analysis, which could be considered to represent the stand-alone valuation of Transport America if it traded at the multiples calculated for comparable companies. In addition, the discounted cash flow analysis could be considered a stand-alone valuation of Transport America based on the present value of the estimated future unleveraged free cash flows and present value of the terminal value in 2010. The special committee considered these analyses in the context of the other valuation analyses performed by Stephens in the preparation of its opinion, and, in that regard, such analyses factored in to the special committee's conclusions as to the fairness of the merger to unaffiliated Transport America shareholders.

        The preceding discussion of the material factors considered by the special committee is not intended to be exhaustive, but does set forth the principal factors considered. The special committee reached its conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the special committee believed were appropriate. In view of the wide variety of factors considered in connection with the evaluation of the merger and the complexity of these matters, the special committee found it impracticable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered, or to determine that any factor was of particular importance in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, unaffiliated Transport America shareholders. Rather, the special committee viewed its recommendations as being based upon its judgment in light of the totality of the information presented and considered. In considering the factors discussed above, individual members of the special committee may have given different weights to different factors.

        In addition, the special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of the unaffiliated Transport America shareholders, including:

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  the special committee consisted of non-employee independent directors who acted to represent solely the interests of the unaffiliated Transport America shareholders;

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  no member of the special committee has an interest in the merger different from that of the unaffiliated Transport America shareholders, except that all members of the special committee hold stock options that, unless exercised, will be "cashed-out" in the merger at the same price that the unaffiliated Transport America shareholders will receive and which is consistent with the treatment being afforded to all employees who hold stock options, and all members of the special committee have certain rights under the merger agreement with respect to indemnification and insurance;

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  the special committee retained and received advice from its legal counsel, Robins, Kaplan, Miller & Ciresi;

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  the special committee was advised by and received a written opinion from Stephens regarding the fairness from a financial point of view of the merger consideration to be received by Transport America shareholders other than the Transport America directors, in their capacity as shareholders, and executive officers; and

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  the availability of dissenters' rights under Minnesota law for Transport America shareholders who believe the terms of the merger are unfair.

        Because the above safeguards were and are in place, and in light of the fact that unaffiliated Transport America shareholders beneficially own over 99% (including shares subject to the voting agreements, other than shares owned by Mr. Paxton, who is a director and an executive officer of Transport America, and excluding unexercised options, which may not be voted at the special meeting) of the outstanding shares of Transport America common stock, the special committee did not consider it necessary to require approval of the merger agreement and the merger by a majority of the shareholders who are unaffiliated Transport America shareholders or to retain any additional unaffiliated representative to act on behalf of unaffiliated Transport America shareholders.

        The special committee believes that the merger is fair to, and in the best interests of, unaffiliated Transport America shareholders. By the unanimous vote of the special committee, the special committee recommends that you vote "FOR" the approval of the merger agreement and the transactions contemplated thereby, including the merger.

  Position of the GHJM Investors, Transport Investors, Patriot Holding and Patriot Acquisition as to the Fairness of the Merger

        Under an interpretation of the rules governing "going private" transactions, the GHJM Investors, Transport Investors, Patriot Holding and Patriot Acquisition (referred to together, for the purposes of this section only, as the "GHJM Entities") may be deemed to be affiliates of Transport America and required to express their beliefs as to the substantive and procedural fairness of the merger to the unaffiliated Transport America shareholders. Each of the GHJM Entities is making the statements included under this heading solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of the GHJM Entities believes that the merger is substantively and procedurally fair to the unaffiliated Transport America shareholders on the basis of the factors described below.

        None of the GHJM Entities participated in the deliberations of the special committee or received advice from the special committee's legal or financial advisors as to the substantive and procedural fairness of the merger to the unaffiliated Transport America shareholders. Based on the GHJM Entities' knowledge and analysis of available information regarding Transport America, the GHJM Entities believe that the merger is substantively fair to the unaffiliated Transport America shareholders. In particular, they considered the following material factors:

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  the current and historical financial condition and results of operations of Transport America, including the prospects of Transport America if it were to remain a publicly owned corporation in light of the increasingly competitive nature of the industry in which Transport America operates;

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  the fact that the special committee unanimously decided to approve the merger agreement, and decided that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to, and in the best interests of, the shareholders of Transport America, including the unaffiliated Transport America shareholders;

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  the fact that the special committee received the opinion of Stephens, dated October 26, 2005, that, as of that date, the consideration to be received by Transport America shareholders, other than Transport America directors, in their capacity as shareholders, and executive officers, in the merger is fair to such shareholders from a financial point of view;

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  the fact that the $10.00 per share cash merger consideration represents a premium of approximately 29.4% over the average per share closing price of Transport America common stock for the 52-week period ended October 26, 2005, and a 25% premium over the closing price of Transport America common stock on the last day of trading prior to announcement of the proposed merger;

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  the fact that the $10.00 per share cash merger consideration represents a premium of $1.23 per share or approximately 14% over Transport America's net book value per share of $8.77 at September 30, 2005; and

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  the fact that the merger consideration to be received by Transport America's shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to Transport America's shareholders.

        Each of the GHJM Entities believes that the merger is procedurally fair to the unaffiliated Transport America shareholders based upon the following factors and, on the basis of such factors, the GHJM Entities did not consider it necessary to require a separate affirmative vote of a majority of the unaffiliated Transport America shareholders or to retain an unaffiliated representative to act solely on behalf of the unaffiliated Transport America shareholders:

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  the special committee consists solely of Transport America's independent directors, who acted to represent the unaffiliated Transport America shareholders and to negotiate with Goldner Hawn on behalf of those shareholders only;

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  no member of the special committee has an interest in the merger different from that of the unaffiliated Transport America shareholders, except that all members of the special committee hold stock options that, unless exercised, will be "cashed-out" in the merger at the same price that the unaffiliated Transport America shareholders will receive and which is consistent with the treatment being afforded to all employees who hold stock options, and all members of the special committee have certain rights under the merger agreement with respect to indemnification and insurance;

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  the special committee retained and received advice from its legal counsel, Robins, Kaplan, Miller & Ciresi;

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  the special committee was advised by and received a written opinion from Stephens regarding the fairness from a financial point of view of the merger consideration to be received by Transport America shareholders, other than Transport America directors, in their capacity as shareholders, and executive officers; and

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  the availability of dissenters' rights under Minnesota law for Transport America shareholders who believe the terms of the merger are unfair.

        Each of the GHJM Entities believes that the merger is procedurally fair despite the fact that the terms of the merger agreement do not specifically require the approval of a majority of the unaffiliated Transport America shareholders and the fact that the Transport America board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of the unaffiliated Transport America shareholders for purposes of negotiating the terms of the merger agreement. In this regard, each of the GHJM Entities notes that the unaffiliated Transport America shareholders beneficially own over 99% (including shares subject to the voting agreements, other than shares owned by Mr. Paxton, who is a director and executive officer of Transport America, and excluding unexercised options, which may not be voted at the special meeting) of the outstanding shares of Transport America common stock, and that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type.

        None of the GHJM Entities considered liquidation value in determining the fairness of the merger to the unaffiliated Transport America shareholders because of their belief that liquidation value did not present a meaningful valuation for Transport America and its business. Rather, it was the belief of the GHJM Entities that Transport America's value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, it was the belief of the GHJM Entities that part of Transport America's success is attributable to its brand and customer relationships and to the goodwill associated with those intangibles, and any liquidation of its assets would not maximize shareholder value because it would likely not compensate unaffiliated Transport America shareholders for the value inherent in such intangibles, and would therefore result in a lower valuation than the merger consideration.

        Further, the GHJM Entities did not establish a pre-merger going concern value for Transport America, assuming the sale of Transport America as an integrated business (that is, as a "going concern"). The GHJM Entities did not believe that there is a single method for determining going concern value and, therefore, did not base their valuation of Transport America on a concept that is subject to various interpretations. The GHJM Entities also believed that, to the extent that Transport America's pre-merger going concern value was already reflected in the pre-announcement stock price of Transport America common stock, such pre-merger going concern value was substantially below the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price.

        The foregoing discussion of the information and factors considered by the GHJM Entities is not intended to be exhaustive, but the GHJM Entities believe it includes all material factors considered by the GHJM Entities. The GHJM Entities did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated Transport America shareholders, nor have they assigned specific relative weights to the factors considered by them. The GHJM Entities believe that the factors discussed above provide a reasonable basis for their belief that the merger is fair to the unaffiliated Transport America shareholders. This belief should not, however, be construed as a recommendation to any Transport America shareholder to vote to approve the merger agreement. The GHJM Entities do not make any recommendation as to how shareholders of Transport America should vote their shares relating to the merger or any related transaction.

  Position of the Transport Participants as to the Fairness of the Merger

        Under an interpretation of the rules governing "going private" transactions, the Transport Participants may be deemed to be affiliates of Transport America and required to express their beliefs as to the substantive and procedural fairness of the merger to the unaffiliated Transport America shareholders. Each of the Transport Participants is making the statements included under this heading solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Each of the Transport Participants believes that the merger is substantively and procedurally fair to the unaffiliated Transport America shareholders on the basis of the factors described below.

        The Transport Participants have interests in the merger different from, and in addition to, the unaffiliated Transport America shareholders. These interests are described under "Special Factors—Interests of Certain Persons in the Merger."

        The Transport Participants did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. The Transport Participants do, however, believe that the merger agreement and the merger are substantively and procedurally fair to unaffiliated Transport America shareholders and have adopted the analyses and conclusions of the special committee based upon the reasonableness of those analyses and conclusions and their knowledge of Transport America, as well as the factors considered by, and the findings of, the special committee with respect to the fairness of the merger to unaffiliated Transport America shareholders. See "Special Factors—Recommendation of the Special Committee of the Board of Directors of Transport America; Fairness of the Merger"

        None of the Transport Participants received advice from the special committee's legal or financial advisers as to the substantive and procedural fairness of the merger to the unaffiliated Transport America shareholders. Additionally, none of the Transport Participants participated in the deliberations of the special committee. For these reasons, and because all of the key terms of the merger were preliminarily agreed to before any of the Transport Participants entered into any discussions with Goldner Hawn regarding the possibility of obtaining an equity interest in Transport Investors, the Transport Participants do not believe that their interests in the merger influenced the decision of the special committee with respect to the merger agreement or the merger.

        Each of the Transport Participants believes that the merger is procedurally fair despite the fact that the terms of the merger agreement do not specifically require the approval of a majority of the unaffiliated Transport America shareholders (recognizing that unaffiliated Transport America shareholders beneficially own over 99% (including shares subject to the voting agreements, other than shares owned by Mr. Paxton, who is a director and an executive officer of Transport America, and excluding unexercised options, which may not be voted at the special meeting) of the outstanding shares of Transport America common stock), and the fact that the Transport America board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of the unaffiliated Transport America shareholders for purposes of negotiating the terms of the merger agreement. In this regard, each of the Transport Participants notes that the use of a special committee of independent and disinterested directors is a mechanism well recognized to ensure fairness in transactions of this type.

        The foregoing discussion of the information and factors considered by the Transport Participants is not intended to be exhaustive, but the Transport Participants believe it includes all material factors considered by the Transport Participants. The Transport Participants did not rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to the unaffiliated Transport America shareholders, nor have they assigned specific relative weights to the factors considered by them. The Transport Participants believe that the factors discussed above provide a reasonable basis for their belief that the merger is fair to the unaffiliated Transport America shareholders. This belief should not, however, be construed as a recommendation to any Transport America shareholder to vote to approve the merger agreement. The Transport Participants do not make any recommendation as to how shareholders of Transport America should vote their shares relating to the merger or any related transaction.

        Each of the Transport Participants intends to vote in favor of the merger.

Projections of Transport America Management

        Management prepared certain projections of Transport America's operating performance for fiscal 2005 and fiscal 2006 which were provided to Transport America's special committee and Stephens, and some of which were provided to potential strategic and financial buyers that executed a non-disclosure agreement, including the GHJM Investors. Additionally, Transport America management subsequently prepared an updated and more conservative set of projections that were provided to the GHJM Investors, and some of which were provided to their prospective lenders, including LaSalle Business Credit, LLC ("LaSalle"), in connection with arranging financing for the transaction. Transport America does not as a matter of course make public forecasts as to future operations and the projections set forth below are included in the proxy statement only because such information was provided to the GHJM Investors, their prospective lenders, Transport America's special committee and Stephens.

        PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND TRANSPORT AMERICA'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW FOR PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS PROXY STATEMENT ONLY BECAUSE SUCH INFORMATION WAS FURNISHED TO THE GHJM INVESTORS AND STEPHENS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE OPERATING RESULTS. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF TRANSPORT AMERICA WHICH, ALTHOUGH CONSIDERED REASONABLE BY TRANSPORT AMERICA'S MANAGEMENT, MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT. IN ADDITION, THE PROJECTED FINANCIAL INFORMATION HAS NOT BEEN EXAMINED, COMPILED OR OTHERWISE HAD AGREED-UPON PROCEDURES APPLIED TO THEM BY KPMG LLP AND, ACCORDINGLY, KPMG LLP ASSUMES NO RESPONSIBILITY FOR SUCH PROJECTED FINANCIAL INFORMATION.

        In June 2005, in connection with the consideration of strategic alternatives and the engagement of Stephens, the management of Transport America prepared projections of Transport America's financial performance for the second half of fiscal 2005 and fiscal 2006. The projections were reviewed with the special committee and were provided to Stephens and potential strategic and financial buyers that executed a non-disclosure agreement, including the GHJM Investors, except that information regarding capital expenditures was provided only to Stephens. A summary of management's projections for the third and fourth quarters of fiscal 2005 as well as fiscal 2005 and fiscal 2006 is as follows:

	3rd Quarter 2005	4th Quarter 2005	Fiscal 2005	Fiscal 2006
	(In thousands, except per share information and percentages)
Total Revenue	$66,925	$69,240	$260,429	$311,922

Total Direct Expenses	49,970	51,055	195,133	235,297

Fixed Expenses	14,247	14,308	56,374	61,823

Operating Income	2,708	3,877	8,922	14,803
Operating Ratio	96.0%	94.4%	96.6%	95.3%
Interest Expense, net	730	810	2,866	4,115

EBT	1,978	3,067	6,056	10,688
Taxes	791	1,227	2,421	4,275

Net Income	1,187	1,840	3,635	6,413

Basic EPS	$ 0.18	$ 0.28	$ 0.56	$0.98

Total Capital Expenditures	(not provided)	(not provided)	(not provided)	$72,832

Proceeds from Sale of Equipment	(not provided)	(not provided)	(not provided)	(9,950)

Net Capital Expenditures	(not provided)	(not provided)	(not provided)	$62,882

Key Assumptions:

	3rd Quarter 2005	4th Quarter 2005	Fiscal 2005	Fiscal 2006
Average Total Miles per Seated Tractor per Day	453	458	451	458
Deadhead Percentage	10.4%	10.0%	10.7%	10.0%
Linehaul Revenue per Loaded Mile (ex-fuel surcharge)	$1.57	$1.59	$1.56	$1.65
Seated Total Tractors (average for period)	1,355	1,453	1,378	1,526

        During third quarter fiscal 2005, it became increasingly apparent that Transport America's actual revenues and earnings for fiscal 2005 would fall substantially short of projected fiscal 2005 revenues and earnings. Management came to this belief as its plans for a reduced reliance on owner-operator drivers and a corresponding increase in its company driver pool fell behind plan as evidenced by the average total tractors for third quarter 2005 being 1,294 versus an estimate of 1,355. In addition, Transport America's linehaul revenue per loaded mile (excluding fuel surcharge) for the third quarter 2005 was $1.55 versus an estimate of $1.57 and actual deadhead for the third quarter 2005 was 10.7% versus an estimate of 10.4%. During this time, Transport America and Stephens continued to update the GHJM Investors regarding the disparity between actual and projected results for fiscal 2005.

        In October 2005, Transport America's management prepared a revised set of financial projections for Transport America's fiscal 2005 performance reflecting lower growth and profitability than their previous financial projections. Transport America's management also prepared revised fiscal 2006 projections at the request of the GHJM Investors that reflected the challenges Transport America was having in retaining independent contractors and recruiting employee drivers. These revised 2006 projections were provided by the GHJM Investors to prospective lenders in the transaction, including LaSalle. Stephens elected not to utilize the revised 2006 projections in its financial analyses supporting its fairness opinion because it believed the projections did not reflect management's operating strategy and were more conservative than prior projections. A summary of the revised projections is as follows:

	3rd Quarter 2005	4th Quarter 2005	Fiscal 2005	Fiscal 2006
	(In thousands, except per share information and percentages)
Total Revenue	$64,357	$64,229	$252,834	$256,411

Total Direct Expenses	49,293	48,639	192,054	191,353

Fixed Expenses	13,813	13,935	55,582	58,892

Operating Income	1,251	1,656	5,197	6,166
Operating Ratio	98.1%	97.4%	97.9%	97.6%
Interest Expense, net	603	600	2,528	3,055

EBT	648	1,056	2,669	3,111
Taxes	259	422	1,068	1,244

Net Income	389	634	1,602	1,867

Basic EPS	0.059	0.097	0.245	0.285

Total Capital Expenditures	(not provided)	(not provided)	(not provided)	$31,072

Proceeds from Sale of Equipment	(not provided)	(not provided)	(not provided)	(6,200)

Net Capital Expenditures	(not provided)	(not provided)	(not provided)	$24,872

Key Assumptions:

	3rd Quarter 2005	4th Quarter 2005	Fiscal 2005	Fiscal 2006
Average Total Miles per Seated Tractors per Day	N/A	N/A	448	450
Deadhead Percentage	N/A	N/A	10.8%	10.5%
Linehaul Revenue per Loaded Mile (ex-fuel surcharge)	N/A	N/A	$1.55	$1.60
Seated Total Tractors (average for period)	N/A	N/A	1,320	1,301

Purposes of and Reasons for the Merger

        The purpose of the merger for Transport America is to enable the unaffiliated Transport America shareholders to immediately realize the value of their investment in Transport America through the right to receive the all-cash merger consideration of $10.00 per share without interest for their shares of Transport America common stock. The cash merger consideration represents a 30.0% premium over the average closing price of Transport America common stock for the 30 days prior to the October 27, 2005 announcement of the proposed merger, a 25.0% premium to the closing price of Transport America common stock on October 26, 2005, the last trading day before Transport America announced the merger transaction at the price of $10.00 per share, and a 29.4% premium to the average closing price for the 52 weeks prior to October 27, 2005. The special committee of the Transport America board of directors has determined, based on the reasons described under "Recommendations of the Special Committee of the Board of Directors of Transport America; Fairness of the Merger", that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to, and in the best interests of, the unaffiliated Transport America shareholders.

        Each of the GHJM Investors, Patriot Holding, Patriot Acquisition and the Transport Participants believes that it is in Transport America's best interest to operate as a privately owned entity. These persons believe that Transport America's historical stock prices were at levels below full value. Each of these persons believes that this trend has prevented shareholders from realizing appropriate value for their interests in Transport America. As a privately owned entity, Transport America will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market's present disfavor. In addition, as a privately owned entity, Transport America will be able to make decisions that may negatively affect quarterly earnings but that may, in the long-run, increase the value of Transport America's assets or earnings. In other words, in a public equity market setting, it is often difficult for a company to make decisions that could negatively affect earnings in the short-term when the result of those decisions is often a reduction in the per share price of the publicly traded equity securities of such company.

        In addition, after the merger, Transport America will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934 and the requirements imposed by the Sarbanes-Oxley Act of 2002 with respect to its equity securities. This will allow Transport America to eliminate costs associated with the time and resources devoted by its management to matters relating exclusively to public company securities law compliance.

Plans for Transport America after the Merger

        Transport Investors has informed Transport America that, after the merger, it will continue to evaluate and review Transport America's business and assets, corporate structure, capitalization, operations, properties, management, personnel and policies to determine what changes, if any, that it deems to be necessary to maximize its investment in Transport America. After the merger, Transport Investors will have the right to make any changes in Transport America's business that they deem necessary or appropriate in light of their review or in light of future developments. Except as otherwise described in this proxy statement, to Transport America's knowledge, Transport Investors has no current plans or proposals that relate to or would result in an extraordinary corporate transaction involving Transport America, such as a reorganization or liquidation of the company, any purchase, sale or transfer of a material amount of Transport America's assets, or any other material change in Transport America's corporate structure or business.

Certain Effects of the Merger

  Conversion of Outstanding Transport America Common Stock and Exercise or Cancellation of Stock Options

        If the merger agreement is approved by Transport America's shareholders and the other conditions to the completion of the merger are either satisfied or waived, Patriot Acquisition will be merged with and into Transport America, with Transport America continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of Transport America will be canceled and converted into the right to receive $10.00 in cash without interest, except for shares held by dissenting shareholders who have perfected their dissenters' rights under Minnesota law, and certain shares held by the Transport Participants, some or all of which may be exchanged for limited liability company interests in Transport Investors in connection with the merger. Transport America shareholders will be required to surrender their shares involuntarily upon the completion of the merger in exchange for a cash payment of $10.00 per share. After completion of the merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.

        Immediately prior to the completion of the merger, all options to purchase Transport America common stock that are outstanding, whether vested or unvested, shall become exercisable, and will either be exercised by the holders of such options or canceled in exchange for a cash payment. Pursuant to the merger agreement, each option holder who does not exercise his or her outstanding options will receive a payment equal to the product of (a) the excess of $10.00 over the per share exercise price of the option, multiplied by (b) the number of shares subject to the option. All payments made in respect of options will be subject to applicable withholding taxes.

  Effect on Ownership Structure and Management of Transport America

        In the merger, Transport America will merge with Patriot Acquisition and become a wholly owned subsidiary of Patriot Holding. Following the merger, the outstanding shares of capital stock of Patriot Holding will be owned by Transport Investors, which will be owned by Marathon and the Transport Participants. Other than Marathon and the Transport Participants, no other shareholders will have an equity interest in Transport America, Transport Investors and Patriot Holding following the merger and, accordingly, unaffiliated Transport America shareholders will no longer have the opportunity to participate in the earnings and growth of Transport America, or to vote on corporate matters. Similarly, unaffiliated Transport America shareholders will no longer bear the risk of losses generated by Transport America's operations or decline in the value of its outstanding capital shares. After the merger, the officers of Patriot Acquisition immediately prior to the merger shall be the officers of the surviving corporation. The board of directors of Transport America after the merger will consist of Mr. Van Zandt Hawn, Mr. Joseph M. Heinen, two other designees of Goldner Hawn, and a fifth individual who is expected to be a current executive officer of Transport America.

  Effect on Interests in Transport America's Net Book Value and Net Earnings

        Prior to the completion of the merger, none of Transport Investors, Patriot Holding, Patriot Acquisition or the GHJM Investors has an interest in Transport America's net book value and net earnings. The Transport Participants currently have an interest of approximately 0.4% of Transport America's net book value and net earnings. If the merger is completed, 100% of the equity of Transport America will be owned by Patriot Holding, a wholly owned subsidiary of Transport Investors, which is owned by Marathon and the Transport Participants, and the unaffiliated Transport America shareholders will cease to have any interest in Transport America's net book value and net earnings. The GHJM Investors and the Transport Participants will have an indirect interest in Transport America's net book value and net earnings by virtue of their respective ownership interests in Patriot Holding.

        The following table sets forth the interests in Transport America's net book value and net earnings of Transport Investors, Patriot Holding, Patriot Acquisition, the GHJM Investors, the Transport Participants, and the unaffiliated Transport America shareholders before and after the merger, based on the historical net book value of Transport America as of December 31, 2004 and the historical net earnings of Transport America for the nine months ended September 30, 2005:

		Ownership Prior to the Merger				Ownership After the Merger
Shareholder	Total Shares	% Ownership	Net Book Value as of December 31, 2004	Net Earnings for the 9 months ended September 30, 2005	Total Shares	% Ownership		Net Book Value as of December 31, 2004	Net Earnings for the 9 months ended September 30, 2005
Transport Investors	0	0.00%	$0	$0	0(b)	0(b	)	$0	$0
Patriot Holding	0	0.00%	$0	$0	[ ](b)	0(b	)	$0	$0
Patriot Acquisition	0	0.00%	$0	$0	N/A(a)	N/A		N/A	N/A
GHJM Investors	0	0.00%	$0	$0	0(b)	97.0%(b	)	$54,582,870	$1,009,770
Transport Participants(c)	26,622	0.4%	225,084	4,164	0(b)	3.0%(b	)	$1,688,130	$31,230
Unaffiliated Transport America Shareholders(c)	6,544,320	99.6%	56,045,916	1,036,836	0	0.0%		$0	$0
Total Transport America	6,570,942	100.0%	$56,271,000	$1,041,000	[ ]	100.0%		$56,271,000	$1,041,000

(a)
As a result of the merger, Patriot Acquisition will cease to exist.

(b)
Following the merger, Patriot Holding will own 100% of the capital stock of Transport America. Transport Investors will own 100% of the capital stock of Patriot Holding. The GHJM Investors and the Transport Participants will own 97.0% and 3.0% of Transport Investors, respectively.

(c)
Based on shares outstanding as of the record date. Does not include options.

  Effect on Listing; Registration and Status of Transport America Common Stock

        Following the merger, Transport America's common shares will no longer be quoted on the Nasdaq National Market System or publicly traded or quoted on any other securities exchange or market. The registration of Transport America's common shares under the federal securities laws will be terminated upon application to the Securities and Exchange Commission ("SEC") after the merger. As a result, Transport America will no longer be required to file periodic reports with the SEC after the merger.

  Primary Benefits and Detriments of the Merger to Transport America

        The primary benefits of the merger to Transport America include the fact that Transport America will no longer be required to comply with the requirements of the SEC and Nasdaq, including the requirement to file periodic reports. Additionally, Transport America will no longer have continued pressure to meet quarterly forecasts because of the termination of its status as a public company, and will therefore have more freedom to focus on long-term strategic planning and more flexibility to change its capital spending strategies and pricing strategies.

        The primary detriment of the merger to Transport America includes the fact that as a private company, Transport America will not have the ability to issue and sell additional equity securities in the public markets through the abbreviated registration procedures that are available to publicly held companies under certain circumstances.

  Primary Benefits and Detriments of the Merger to Unaffiliated Transport America Shareholders

        The primary benefits of the merger to unaffiliated Transport America shareholders include the receipt by such shareholders of $10.00 per share in cash, representing a substantial premium over the recent trading prices of Transport America common stock, the avoidance of uncertainty regarding the future trading prices of Transport America common stock should the company continue to operate as an independent public company, and the avoidance of risk associated with any possible decrease in the future earnings or value of Transport America following the merger.

        The primary detriments of the merger to unaffiliated Transport America shareholders include the fact that such shareholders will cease to have an interest in Transport America and therefore will no longer benefit from possible increases in the future earnings or value of Transport America or payment of dividends on Transport America common stock, if any. Additionally, in general, the receipt of cash by Transport America shareholders pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other laws.

  Primary Benefits and Detriments of the Merger to GJHM Investors and Transport Participants

        The primary benefits of the merger to the GHJM Investors and the Transport Participants include the fact that if Transport America successfully executes its business strategies after the merger, the value of an equity investment in the company could be greater than the original cost because of possible increases in the future earnings or value of Transport America or the payment of dividends, each of which will accrue to the benefit of the GHJM Investors and the Transport Participants. Additionally, the Transport Participants will be provided the opportunity to roll over their Transport America investment into limited liability company interests in of Transport Investors on a tax-deferred basis. Finally, Transport Participants will no longer be required to comply with the reporting requirements and restrictions on insider trading under Section 16 of the Securities Exchange Act of 1934. Further benefits to the GHJM Investors and the Transport Participants are described under "Special Factors—Purpose of and Reasons for the Merger." Additional interests of the Transport

Participants are described under "Special Factors—Interests of Transport America Directors and Executive Officers in the Merger."

        The primary detriments of the merger to the GHJM Investors and the Transport Participants include the fact that the risk of any possible decrease in the earnings or value of Transport America following the merger will be borne entirely by the GHJM Investors and the Transport Participants. Moreover, any equity investment in Patriot Holding or its parent entity will involve substantial risk associated with the limited liquidity of such investment.

Interests of Transport America Directors and Executive Officers in the Merger

        In considering the recommendation of the special committee, you should be aware that certain executive officers and directors of Transport America have interests in the transaction that are different from, or are in addition to, your interests as a shareholder. The special committee was aware of these actual and potential conflicts of interest and considered them along with other matters when it decided to recommend approval of the merger.

  Voting Agreement

        Transport America's directors, in their capacity as shareholders, have entered into a voting agreement with Patriot Holding, Patriot Acquisition and Transport America, covering all of the outstanding shares and options beneficially owned by such directors. Under the voting agreements, the directors have agreed to vote in favor of approval of the merger agreement and the merger, and against any proposal made in opposition to, or in connection with, the merger and the transactions contemplated by the merger agreement. Additionally, the directors have agreed not to transfer any Transport America securities unless and until the merger agreement is terminated. The terms of the voting agreement are described in greater detailed in the section entitled "The Voting Agreements—Voting Agreement—Directors," below.

  Continuing Investment in Transport America

        In connection with the merger, the Transport Participants will be entering into subscription agreements (the "Management Subscription Agreements") whereby they will contribute Transport America common stock and, in some instances, cash to Transport Investors in exchange for limited liability company interests in Transport Investors. Thus, pursuant to the terms of the Management Subscription Agreements, the Transport Participants will acquire an indirect ownership interest in Transport America upon the closing of the merger and, as a result, the Transport Participants will have a continuing interest in the profits and losses of Transport America after the merger. The Transport Participants will not, however, hold more than 3.0% of the outstanding limited liability company interests in Transport Investors after the merger. It is anticipated that this contribution of shares of Transport America common stock in exchange for limited liability company interests in Transport Investors will constitute a tax-free transaction for the Transport Participants.

        It is also Patriot Holding's intention to establish a stock option plan, pursuant to which options to purchase equity securities of Patriot Holding may be granted to eligible participants, not including the Transport Participants, following the merger.

  Pending Employment Agreements

        In connection with the merger, the Transport Participants will be entering into new employment agreements that will become effective upon the closing of the merger. These agreements provide for a one year term of employment that is automatically renewable, as well as for severance benefits in the event the individual is terminated for certain reasons. These reasons include termination by Transport America without "cause" or termination by the individual for "good reason" (as each such term is defined in such agreements). Good reason includes any reduction in base pay or benefits or assignment of duties inconsistent with the individual's status or position. Upon such termination, each of the Transport Participants would be entitled to receive severance payments ranging from 9 to 18 times their monthly compensation. Certain of the Transport Participants will also receive salary increases, enhanced responsibilities, or both under their new employment agreements. The parties intend these new employment agreements to supersede the Transport Participants' current employment agreements, as well as the Change of Control/Severance Agreements discussed below, upon the closing of the merger.

  Change of Control Agreements

        Transport America entered into Change in Control/Severance Agreements with its executive officers and certain other key employees in 1999 in connection with their initial employment or a significant promotion. In the event any of these executive officers or key employees elect not to participate in the Management Subscription Agreements and do not enter into new employment agreements, these Change in Control/Severance Agreements will remain in effect. These agreements entitle the executive officer or key employee to receive payments and benefits from Transport America if the individual is terminated for certain reasons within 24 months of a change of control in Transport America. These reasons include termination by Transport America without cause or termination by the individual for good reason, such as reduction in base pay or benefits or assignment of duties inconsistent with the individual's status or position prior to the change of control. Upon such termination, each of these executive officers and key employees would be entitled to receive severance payments ranging from 12 to 24 times their monthly compensation. In addition, they would be entitled to receive continuation of their benefits for the duration of their severance payments, up to $10,000 for individual outplacement counseling, and legal fees resulting from a contest of the termination of employment or an enforcement of the Change in Control/Severance Agreement. The merger will trigger a change in control under these agreements. Patriot Holding has agreed that after the merger, it will cause Transport America to honor all of Transport America's material contracts relating to employment, although, as noted above, the Transport Participants' current employment agreements and Change of Control/Severance Agreements will be superseded by their new employment agreements.

  Stock Options Granted Prior to the Merger

        Directors and officers own options to purchase shares of Transport America common stock. Immediately prior to the completion of the merger, all of these options which are outstanding, whether vested or unvested, shall become exercisable, and will either be exercised by the holders of such options or canceled in exchange for a cash payment. Pursuant to the merger agreement, each option holder who does not exercise his or her outstanding options will receive a payment equal to the product of (a) the excess of $10.00 over the per share exercise price of the option multiplied by (b) the number of shares subject to the option.

        The table below sets forth, as of November 15, 2005, for each of Transport America's directors and executive officers (a) the number of shares subject to vested options for Transport America common stock held by such person; (b) the cash value of such vested options calculated pursuant to the terms of the merger agreement as set forth above; (c) the number of additional shares subject to options that will vest as a result of the merger; (d) the cash value of such additional options, assuming they are canceled pursuant to the terms of the merger agreement as set forth above rather than exercised;

(e) the total shares subject to options; and (f) the total cash value of the options, assuming they are canceled pursuant to the terms of the merger agreement as set forth above rather than exercised.

	Vested Options		Options that Will Vest as a Result of the Merger		Totals
Directors and Executive Officers	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Anton J. Christianson	24,000	$91,956	-0-	$0.00	24,000	$91,956
Thomas R. McBurney	8,000	$24,560	-0-	$0.00	8,000	$24,560
William P. Murnane	16,000	$54,980	-0-	$0.00	16,000	$54,980
Charles M. Osborne	8,000	$27,000	-0-	$0.00	8,000	$27,000
Michael J. Paxton	233,500	$1,074,280	76,500	$143,160	310,000	$1,217,440
Kenneth J. Roering	20,000	$70,580	-0-	$0.00	20,000	$70,580
William D. Slattery	20,000	$70,580	-0-	$0.00	20,000	$70,580
Keith R. Klein	60,297	$230,207	43,999	$83,318	104,296	$313,525
Craig A. Coyan	11,986	$39,251	31,823	$73,843	43,809	$113,094
Peggy C. Farra	2,000	$7,250	13,000	$21,850	15,000	$29,100
Ronald C. Kipp	15,036	$62,746	26,549	$67,832	41,585	$130,578

  Indemnification and Insurance

        The merger agreement provides that Transport America will indemnify, defend and hold harmless each present and former director, officer, employee or agent of Transport America or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation, based on or arising out of the person's capacity as an officer, director, employee or agent of Transport America or its subsidiaries occurring prior to the closing of the merger (including those based on or arising out of the transactions contemplated by the merger agreement) to the fullest extent that such individuals are indemnified under Transport America's Articles of Incorporation, Bylaws, any indemnification agreements in effect on the date of the merger agreement, or under the MBCA. This also includes provisions relating to the advancing of expenses incurred in the defense of any action or suit.

        Until the sixth anniversary of the closing of the merger, Patriot Holding must maintain Transport America's directors' and officers' liability insurance policy that was in effect at the time of the closing of the merger, although Patriot Holding may substitute policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors and officers.

  Compensation of Certain Transport America Directors

        Since May 2005, each member of the special committee received a fee in the amount of $500 for each meeting as consideration for his service on the special committee. Such fees are consistent with the meeting fees paid for service on Transport America's other board committees. In addition, William D. Slattery and Kenneth J. Roering, the co-chairs of the special committee, received an additional $500 for each meeting as co-chairs of the special committee, and may receive additional compensation for their activities on behalf of the special committee in connection with the merger agreement.

  Payment of Legal Fees and Expenses of Transport America Executive Officers

        Transport America has agreed to pay the fees and expenses of one law firm to represent the executive officers of Transport America in connection with the negotiation of employment agreements relating to employment after the merger.

Provisions for Unaffiliated Security Holders

        In connection with the merger agreement, Transport America made no provision either to grant unaffiliated Transport America shareholders access to the corporate files of Transport America or any other party to the merger or to obtain counsel or appraisal services at the expense of Transport America or any other such party.

Fairness Opinion of Stephens

        The special committee selected Stephens to act as its financial advisor and render a fairness opinion regarding the proposed merger because Stephens is a nationally recognized investment banking firm that is familiar with Transport America and regularly provides investment banking services to companies in the trucking and transportation industry and issues periodic research reports regarding the prospects of Transport America's industry as a whole. As part of Stephens' investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes.

        Pursuant to letter agreements between Stephens and Transport America, Transport America agreed to pay Stephens $400,000 upon rendering its opinion. In addition, Stephens was paid $200,000 for initial advisory services and will be paid an advisory fee of approximately $1.0 million upon completion of the transaction. The letter agreements also provide for reimbursement of Stephens' out-of-pocket expenses, including reasonable fees and expenses for its legal counsel. In addition, Transport America has agreed to indemnify Stephens for liabilities or expenses related to, or arising out, of their engagement.

        In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Transport America.

        Transport America and Goldner Hawn, not Stephens, determined the amount of consideration to be paid in connection with the proposed merger.

  Overview

        On June 9, 2005, Transport America retained Stephens to act as its financial advisor to review and analyze strategic alternatives for Transport America. In its role as financial advisor, Stephens was requested to furnish an opinion as to the fairness, from a financial point of view, of the consideration to be received by Transport America shareholders, other than Transport America directors, in their capacity as shareholders, and executive officers, in connection with the proposed merger. The special committee of the board of directors of Transport America held a meeting to evaluate the proposed merger with Patriot Acquisition on October 26, 2005 during which Stephens delivered its opinion, to the effect that, as of October 26, 2005, based upon the facts and circumstances as they existed at that time, and subject to the assumptions made, matters considered and limits of review set forth in the opinion that the consideration to be received by unaffiliated Transport America shareholders was fair from a financial point of view.

        The full text of Stephens' written opinion, dated October 26, 2005, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix D to this Proxy Statement. The summary of Stephens' opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Transport America's shareholders are urged to read Stephens' opinion carefully and in its entirety.

        In connection with rendering its opinion, Stephens, among other things:

  •
  analyzed certain publicly available financial statements and reports regarding Transport America;

  •
  analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Transport America prepared by management of Transport America;

  •
  reviewed the reported prices and trading activity for Transport America's common stock;

  •
  compared the financial performance of Transport America and the prices and trading activity of Transport America's common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  •
  reviewed the merger agreement and related documents;

  •
  discussed with management of Transport America the operations of and future business prospects for Transport America and the anticipated financial consequences of the transaction to Transport America;

  •
  assisted in deliberations regarding the material terms of the transaction and negotiations with Goldner Hawn; and

  •
  performed such analyses and provided such other services as they deemed appropriate.

        Stephens relied on the accuracy and completeness of the information and financial data provided by Transport America, and its opinion is based upon such information. Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, with the recognition that Stephens is rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of Transport America, Stephens assumed that they have been reasonably prepared on bases reflecting the estimates and judgments of management of Transport America as to the future financial performance of Transport America. Transport America management confirmed Stephens' assumptions with respect to such financial projections. Stephens' opinion is necessarily based upon market, economic and other conditions as they existed and can be evaluated, and on the information made available to them, as of the date of its opinion.

        Stephens' opinion does not address the merits of the underlying decision by Transport America to engage in the transaction and does not constitute a recommendation to any shareholder as to whether such shareholder should vote in favor of the proposed transaction or any other matter related thereto.

  Summary of Analysis

        The following is a brief summary of some of the sources of information and valuation methodologies employed by Stephens in rendering its opinion. These analyses were presented to the special committee at its meeting on October 24, 2005, and were updated by Stephens prior to delivering its opinion to the special committee on October 26, 2005.

        This summary includes the financial analyses used by Stephens and deemed to be material, but does not purport to be a complete description of analyses performed by Stephens in arriving at its opinion. Furthermore, factors such as historical performance of Transport America, background of the merger and initiatives contemplated by management to improve operating and financial performance previously discussed with the board of directors are integral to the opinion rendered by Stephens.

        This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Stephens, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Comparable Company Analysis

        Stephens compared certain publicly available financial and operating data of all of the publicly traded companies Stephens deemed to be engaged in the same asset-based truckload business as Transport America. The selected comparable companies considered by Stephens were:

  •
  Celadon Group, Inc.;

  •
  Covenant Transport;

  •
  Heartland Express;

  •
  J.B. Hunt Transport Services;

  •
  Knight Transportation;

  •
  Marten Transport;

  •
  P.A.M. Transportation Services;

  •
  Swift Transportation;

  •
  U.S. Xpress Enterprises;

  •
  USA Truck; and

  •
  Werner Enterprises.

        Stephens calculated various valuation multiples for these comparable companies based on the most recent publicly available information and estimates from selected research reports. With respect to the selected companies, Stephens calculated:

  •
  Enterprise Value, which is the market value of common equity on a fully diluted basis ("Equity Value") plus net indebtedness (the book value of indebtedness less cash and marketable securities), as a multiple of latest twelve months, or "LTM," and estimated calendar year 2005 earnings before interest and taxes, or "EBIT;" and

  •
  Price per share as a multiple of the estimated calendar year 2005 earnings per diluted share.

        The results of these analyses are summarized as follows:

Transport America
Comparable Companies
Ratio of Enterprise Value to:
	Range:	Median:	Offer Price
LTM EBIT	8.9x - 15.7x	10.3x	19.4x
CY 2005 EBIT	8.3x - 22.0x	10.3x	21.9x
Ratio of Price per Share to:	Range:	Median:	Offer Price
CY 2005 Earnings per Diluted Share	13.4x - 25.6x	15.1x	40.8x

        No company utilized in the comparable company analysis is identical to Transport America. Accordingly, Stephens' analysis of comparable companies involved complex considerations and judgments concerning differences in financial and operational characteristics. Mathematical analysis, such as determining the median, average or range, is not by itself a meaningful method of using comparable transaction data.

        Based on this data and its understanding of the relative operating and financial performance of the selected comparable companies and of Transport America, Stephens derived an implied value of Transport America's common stock of up to $3.92 per share.

  Comparable Transactions Analysis

        Stephens reviewed the financial terms, to the extent publicly available, of the fourteen transactions involving targets in the asset-based truckload and less-than-truckload industries (noted in Stephens' proprietary database of such transactions) occurring in the last five years and having an enterprise value of greater than $30.0 million. The transactions analyzed by Stephens were:

Closing Date	Acquirer	Target
August 5, 2005	United Parcel Service, Inc.	Overnight Corp.
May 25, 2005	Yellow Roadway Corporation	USF Corporation
September 13, 2004	BBT Acquisitions Corporation	Boyd Bros. Transportation Inc.
February 16, 2004	SCS Transportation, Inc.	Clark Bros. Transfer, Inc.
December 11, 2003	Yellow Corporation	Roadway Corporation
July 2, 2003	Swift Transportation	Merit Distribution Services
February 28, 2003	Management	Landair Corporation
January 23, 2003	Jefferies Capital Partners	Arnold Transportation Services
February 15, 2002	Overnite Transportation Co.	Motor Cargo Industries
December 3, 2001	Roadway Corporation	Arnold Industries
June 29, 2001	Swift Transportation Co Inc.	M.S. Carriers
April 30, 2001	Advantage Management Group	Kenan Transport Company
February 12, 2001	FedEx	American Freightways
July 20, 2000	High Road Acquisition Group	KLLM Transport Services, Inc.

        No transaction utilized in the comparable transactions analysis is identical to the transaction contemplated by Transport America. Accordingly, Stephens' analysis of comparable transactions involved complex considerations and judgments concerning differences in financial and operational characteristics. Mathematical analysis, such as determining the median, average or range, is not by itself a meaningful method of using comparable transaction data.

        For each of the target companies in the selected transactions, Stephens calculated a multiple of Enterprise Value to LTM EBIT and Equity Value to LTM Net Income of the target company as of the date that the transaction was announced. The following table sets forth the results of this analysis:

Transport America
Comparable Companies
Ratio of Enterprise Value of Target Company to:
	Range:	Median:	Offer Price
LTM EBIT	7.1x - 18.1x	10.2x	19.4x
Ratio of Equity Value of Target Company to:	Range:	Median:	Offer Price
LTM Net Income	11.9x - 30.7x	16.5x	34.2x

        Based on this data and its understanding of the relative operating and financial performance of the target companies and of Transport America, Stephens derived an implied value range of Transport America's common stock of $0.17 to $4.17 per share.

  Discounted Cash Flow Analysis

        Stephens performed a discounted cash flow analysis on Transport America using projections developed by management for calendar years 2006 through 2008. Stephens extrapolated estimates for calendar years 2009 and 2010 assuming a revenue growth rate of 4.0% per year and holding operating income margin constant with management's estimates for 2008. Utilizing these projections, Stephens calculated a range of implied price per share based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows for the years ending December 31, 2006 to December 31, 2010 and a projected terminal value at December 31, 2010. Stephens considered discount rates ranging from 11.0% to 13.0% (based on a weighted average cost of capital analysis) and terminal value perpetual growth rates of 3.0% to 5.0% in its analysis. Utilizing the midpoint of the range of discount rates and a 4.0% to 5.0% terminal value perpetual growth rate, Stephens derived an implied value range of Transport America's common stock of $3.05 to $4.61 per share.

  Leveraged Buyout Analysis

        Stephens performed a leveraged buyout analysis on Transport America using projections developed by management for calendar years 2006 through 2008. Stephens extrapolated estimates for calendar years 2009 and 2010 assuming a revenue growth rate of 4.0% per year and holding operating income margin constant with management's estimates for 2008. This analysis calculates current values for Transport America based on the value that a hypothetical new equity investor would be willing to pay for Transport America in order to generate acceptable internal rates of return. Based on a range of target internal rates of return of 25.0% to 35.0% for the hypothetical equity investor, leverage of approximately 3.3x calendar 2005 EBITDA, and a five-year EBIT exit multiple of 10.0x, the analysis yielded values for Transport America's common stock of $9.72 to $11.40 per share.

  Premiums Paid Analysis

        Stephens reviewed 100 comparable transactions since January 1, 2005 involving publicly traded companies with Enterprise Values between $50 and $500 million. Stephens calculated the premium paid over the target's share price one day, one week and four weeks prior to announcement of the transaction. The following table presents the mean and median premiums paid for these transactions:

Premiums paid to Target Stock Price:	Mean:	Median:
1 Day Prior to Announcement	26.1%	21.0%
1 Week Prior to Announcement	27.1%	21.7%
4 Weeks Prior to Announcement	29.9%	24.2%

        Based upon the premiums shown above, Stephens derived implied value ranges of Transport America's common stock of $9.60 to $10.40 per share based upon the closing price per share of Transport America's common stock on October 25, 2005.

  Fairness Opinion Methodology

        In arriving at its opinion, Stephens did not ascribe a specific range of value to the common stock, but rather made its determination as to the fairness, from a financial point of view, to Transport America shareholders, other than Transport America directors, in their capacity as shareholders, and executive officers, of the consideration being offered to such shareholders in the merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. It should be noted, however, that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Transport America. Neither Transport America, Stephens nor any other person assumes responsibility if future results are materially different from those discussed.

        The consideration to be received by holders of Transport America common stock pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Transport America and Goldner Hawn, and were approved by the special committee. Stephens participated in discussions with the special committee and Goldner Hawn during such negotiations. However, Stephens did not recommend any specific consideration to the special committee or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Stephens' opinion and presentation to the special committee was one of many factors taken into consideration by the special committee in making its decision to approve the merger. Consequently, the Stephens analyses as described above should not be viewed as determinative of the opinion of the special committee with respect to the value of Transport America or of whether the special committee would have been willing to agree to a different consideration.

Rights of Dissenting Shareholders

        The following description of the applicable provisions of Section 302A.471 and 302A.473 of the MBCA and the full text of these provisions, which is attached as Appendix E to this proxy statement, should be reviewed carefully by any Transport America shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures described below will result in the loss of dissenters' rights. Any shareholder who forfeits his or her dissenters' rights by failure to follow these procedures will then receive the merger consideration described in this proxy statement.

        The merger agreement constitutes a plan of merger for which shareholder approval is required under the MBCA. Under Sections 302A.471 and 302A.473 of the MBCA, holders of Transport America common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the "fair value" of their shares of Transport America common stock after the merger is completed. The term "fair value" means the value of the shares of Transport America common stock immediately before the effective time.

        All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of Transport America common stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of Transport America common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

        Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they do not seek appraisal of their shares.

        Shareholders of record who desire to exercise their dissenters' rights under the MBCA must satisfy all of the following conditions:

  •
  Before the special meeting of Transport America shareholders, the dissenting shareholder must deliver to the Secretary of Transport America a written notice of intent to demand fair value for shares. The Secretary's address is as follows: John R. Houston, Esq., Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402-2015. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the value of his or her shares. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not constitute a demand for appraisal within the meaning of the MBCA.

  •
  Transport America shareholders who elect to exercise their dissenters' rights under the MBCA must not vote to approve the merger agreement. A shareholder's failure to vote against the merger agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger or direction to abstain, the proxy will be voted for adoption of the merger, which will have the effect of waiving that shareholder's dissenters' rights.

  •
  Transport America shareholders may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Transport America common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to Transport America at or before the time such rights are asserted.

        If the merger agreement is approved by the Transport America shareholders at the special meeting, the surviving corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights and who did not vote in favor of the merger agreement. The notice will contain the following information:

  •
  the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received;

  •
  a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

  •
  a copy of Sections 302A.471 and 302A.473 of the MBCA and a copy of this summary describing the procedures to be followed in asserting dissenters' rights.

        In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date the notice from the surviving corporation was given, send his or her stock certificates, and all other information specified in the notice, to the address identified in such notice. A dissenting shareholder will retain all rights as a shareholder until the effective time. After a valid demand for payment and the related stock certificates and other information are received, or after the completion of the merger, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the completion of the merger at a rate prescribed by statute. Remittance will be accompanied by the surviving corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the completion of the merger, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

        If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

        Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all Transport America shareholders who properly exercised dissenters' rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. The shareholders shall not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys also may be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

        The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on October 27, 2005, the date on which the proposed merger was first announced to the public. The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of October 27, 2005. Any shareholder who did not own shares on October 27, 2005 and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on October 27, 2005 also will apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on October 27, 2005, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

Financing

        The obligation of each of Patriot Holding and Patriot Acquisition to complete the merger is subject to the condition that Patriot Holding and Patriot Acquisition have obtained certain debt financing in connection with the merger. Patriot Holding and Patriot Acquisition estimate that the total amount of funds required to complete the merger and related transactions is approximately $76.0 million, consisting of:

  •
  approximately $69.0 million to be used to pay Transport America's shareholders and option holders the amounts due to them under the merger agreement; and

  •
  approximately $7.0 million in fees and expenses relating to the merger and the debt financing.

        Patriot Holding and Patriot Acquisition have reached agreements with certain of Transport America's current creditors to leave outstanding indebtedness of approximately $57.0 million in place following the merger.

        Patriot Holding and Patriot Acquisition currently expect that the total amount of funds necessary to make the payments described above will be obtained from the following sources:

  •
  equity contributions to Patriot Holding by Marathon and the Transport Participants of approximately $25.5 million in the aggregate.

  •
  borrowings of approximately $50.5 million under asset-based secured credit facilities, which are described in greater detail below.

        Patriot Holding and Patriot Acquisition have the right, subject to the terms and conditions set forth in the merger agreement, to obtain substitute financing in place of the debt financing described above. Except as described herein, there is no current plan or arrangement to refinance or otherwise repay before their respective maturities the debt financing arrangements.

        Marathon and Patriot Holding have entered into an equity commitment letter, dated as of October 26, 2005. Pursuant to this equity commitment letter, Marathon has committed to invest up to $30.0 million in common stock of Patriot Holding to finance the merger. Marathon's commitment is subject only to the execution and delivery of appropriate subscription documentation and the completion of the debt financing.

        Goldner Hawn has entered into a debt commitment letter, dated as of October 26, 2005, with LaSalle. Pursuant to this debt commitment letter, LaSalle has committed to provide senior secured revolving credit facilities and senior secured term loan facilities as described below.

        Under the debt commitment letter, LaSalle has committed to provide Patriot Holding and Transport America senior secured revolving credit and term loan facilities with total availability for borrowings in an aggregate amount of up to $119.0 million. The senior secured facilities consist of a $30.0 million revolving credit facility, up to a $40.0 million tractor term loan facility, up to a $44.0 million trailer term loan facility, and a $5.0 million term loan facility. Each facility matures five years from the date of the completion of the merger, except that the $5.0 million term loan facility matures two years after the date of the completion of the merger. Availability under the senior secured credit facilities is generally limited to amounts not in excess of certain agreed-upon percentages of the assets comprising the borrowing base for such facility.

        Except as noted below, the senior secured facilities bear interest at rates per annum of 1.75% to 2.25% above LIBOR or 0.25% to 0.75% above the bank's base rate, which is equal to the greater of the prime rate or the Federal Funds Rate plus 0.5% per annum. The $5.0 million term loan facility bears interest at a rate per annum of 3.25% above LIBOR or 1.75% above the bank's base rate.

        The senior secured facilities will be secured by a pledge of all capital stock of Transport America and a first priority perfected security interest in substantially all of Transport America's assets and all of the capital stock of the subsidiaries of Transport America. The senior secured facilities will also be guaranteed by Patriot Holding and all of Transport America's subsidiaries.

        The senior secured facilities include customary affirmative and negative covenants and representations and warranties. The commitment of LaSalle is subject to the satisfaction or waiver of a number of customary conditions, including but not limited to the following:

  •
  the preparation, execution and delivery of definitive loan documents;

  •
  Transport America will have received at least $25.0 million in proceeds from the issuance of equity to Patriot Holding and the Transport Participants;

  •
  the purchase price in the merger plus the amount required to refinance all existing Transport America debt will not exceed $125.0 million, and the fees and expenses with respect to the merger will not exceed $7.0 million;

  •
  following the completion of the merger, Transport America will have availability under the revolving credit facility of not less than $10.0 million;

  •
  LaSalle shall have received a satisfactory field audit examination and updated appraisal relating to certain assets of Transport America (provided that any deficiencies will, to the extent possible, result in modifications to advance rates, reserves and eligibility criteria rather than result in a refusal to fund);

  •
  receipt by LaSalle of certain financial statements;

  •
  no disruption in financial, banking or capital market conditions that results in a material adverse effect on the primary or secondary syndication markets will have occurred;

  •
  no material adverse change (as defined in the merger agreement) will have occurred since December 31, 2004. LaSalle has acknowledged that changes in the reported financial performance of Transport America and its subsidiaries between December 31, 2004 and the reported results of operations as set forth in its financial statements for the quarter ended September 30, 2005 do not constitute a material adverse change;

  •
  LaSalle's satisfaction with the results of its counsel's legal review relating to Transport America, its subsidiaries, its assets and the merger;

  •
  receipt of all necessary approvals and consents from governmental authorities or third parties; and

  •
  the merger shall have been completed in accordance with the merger agreement and related documents, which have been reviewed and approved by LaSalle no later than 180 days after the signing of the debt commitment letter on October 26, 2005.

Amendment to Transport America's Rights Agreement

        In connection with the execution of the merger agreement, on October 26, 2005, Transport America and LaSalle Bank National Association amended Transport America's Rights Agreement, dated February 25, 1997, as amended, to exclude Patriot Holding and Patriot Acquisition from the definition of "Acquiring Person." The rights agreement was also amended to provide that it will terminate if the merger is consummated. As a result of these amendments, the provisions of the rights agreement that would otherwise apply as a result of Patriot Holding's and Patriot Acquisition's entry into the voting agreements and the consummation of the merger, including without limitation provisions providing for the issuance preferred stock purchase rights to Transport America shareholders, will not apply to the merger agreement and the transactions contemplated thereby, including the merger.

Estimated Fees and Expenses of the Merger

        Whether or not the merger is completed, in general, all fees, costs and expenses incurred in connection with the merger will be paid by the party incurring such expenses, except that Transport America and Patriot Holding will share equally in all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of this proxy statement and the Schedule 13E-3, and any amendments or supplements thereto, and any and all filing fees required to be paid by the parties in connection with the filing of premerger notifications under the Hart-Scott-Rodino Act. If the merger agreement is terminated, Transport America will, in certain circumstances, be liable to Patriot Holding for certain fees and expenses. See "The Merger Agreement—Termination Fees and Expenses" on page [    ].

        Fees and expenses incurred or to be incurred by Transport America, Patriot Holding and Patriot Acquisition in connection with the merger are estimated at this time to be as follows:

Financial Advisor Fees and Expenses	$1,200,000
Financing Fees	$1,200,000
Transport America Legal, Accounting and Consulting Fees and Expenses	$1,000,000
Patriot Holding Legal, Accounting and Consulting Fees and Expenses	$1,600,000
Depositary and Paying Agent Fees and Expenses	$26,000
SEC Filing Fee	$8,000
Printing, Proxy Solicitation and Mailing Costs	$50,000
Other Regulatory Filing Fees	$45,000
Director and Officer Tail Insurance Policy	$235,000
Miscellaneous Expenses	$1,300,000
TOTAL	$6,664,000

Regulatory Matters

        The Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder require that Patriot Holding, or its ultimate parent entity or entities, and Transport America file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. Following the filing, the parties are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on November 16, 2005. Transport America received notice of early termination of the waiting period on November 28, 2005.

        Transport America is not aware of any regulatory approvals or actions that are required prior to the completion of the merger other than the filing of the notification and report described above and the expiration of the applicable waiting period.

Material U.S. Federal Income Tax Consequences

        The following is a discussion of all material U.S. federal income tax consequences of the merger to holders of Transport America common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the "Code" in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below.

        This discussion does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Transport America common stock. In addition, this discussion does not address the U.S. federal income tax consequences of the merger to holders of Transport America common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as "partnerships" under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, and holders who are subject to the alternative minimum tax provisions of the Code. This discussion only applies to a holder of Transport America common stock that holds its Transport America common stock as a capital asset at the time of the merger and that is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof (including the District of Columbia);

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if either (a) a court within the U.S. is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership holds Transport America common stock, the tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A holder of Transport America common stock that is a partner of a partnership should consult its own tax advisor.

        This discussion does not address the U.S. federal income tax consequences to any holder of Transport America common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, and this discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion is provided for informational purposes and is not intended as a substitute for individual tax advice. Each holder of Transport America common stock is urged to consult the holder's individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any U.S. federal, state, local, foreign or other tax laws in that holder's individual tax circumstances and the possible effect of changes to such laws.

  Exchange of Common Stock for Cash

        The merger will be taxable to shareholders for U.S. federal income tax purposes. A holder of Transport America common stock receiving cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Transport America common stock surrendered. Any such gain or loss will be capital gain or loss if the Transport America common stock is held as a capital asset as of the completion of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Transport America common stock for more than one year as of the completion of the merger. If the holder has held the Transport America common stock for one year or less as of the completion of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

        Even if a holder of Transport America common stock would otherwise recognize capital gains with respect to the merger, to the extent that cash is considered to be received in exchange for services or property (other than solely for Transport America common stock), such stockholder could be required to recognize ordinary income.

  Dissenters' Rights

        Holders of Transport America common stock who follow certain procedural requirements of Minnesota law may be entitled to dissenters' rights in connection with the merger. See "Special Factors—Rights of Dissenting Shareholders." A holder of Transport America common stock who receives cash pursuant to the exercise of these dissenters' rights will recognize gain or loss in an amount equal to the difference between the cash received and that holder's adjusted tax basis in its Transport America common stock. Holders of Transport America common stock who exercise dissenters' rights are urged to consult their own tax advisors.

  Backup Withholding

        Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Transport America common stock is entitled pursuant to the merger agreement unless the holder provides a correct taxpayer identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Transport America common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and the holder's entitlement to an exemption is established in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Transport America common stock.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. The complete text of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference.

        THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES THERETO AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THAT AGREEMENT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THAT AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE, MAY BE SUBJECT TO A CONTRACTUAL STANDARD OF MATERIALITY DIFFERENT FROM THOSE GENERALLY APPLICABLE TO STOCKHOLDERS, OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS. THE MERGER AGREEMENT IS DESCRIBED IN THIS PROXY STATEMENT, AND INCLUDED AS APPENDIX A HERETO, ONLY TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS AND CONDITIONS, AND NOT TO PROVIDE ANY OTHER FACTUAL INFORMATION REGARDING THE PARTIES. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THE MERGER AGREEMENT SHOULD NOT BE READ ALONE, AND YOU SHOULD READ THE INFORMATION PROVIDED ELSEWHERE IN THIS DOCUMENT AND IN THE DOCUMENTS INCORPORATED INTO THIS DOCUMENT BY REFERENCE FOR INFORMATION REGARDING THE PARTIES. THE FOREGOING QUALIFICATIONS SHOULD NOT IMPLY OR BE UNDERSTOOD TO MEAN THAT THE MERGER AGREEMENT DOES NOT CONSTITUTE PUBLIC DISCLOSURE UNDER UNITED STATES SECURITIES LAWS.

Structure of the Merger

        At the close of the merger, Patriot Acquisition will merge with and into Transport America and the separate corporate existence of Patriot Acquisition will end. Transport America will be the surviving corporation in the merger and will continue to be a Minnesota corporation after the merger.

        The articles of incorporation of Transport America, as amended and restated pursuant to the merger agreement, and the bylaws of Patriot Acquisition, as in effect immediately prior to the close of the merger, will be the articles of incorporation and bylaws of the surviving corporation. The officers and directors of Patriot Acquisition immediately prior to the close of the merger will, from and after the close of the merger, be the officers and directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected.

When the Merger Becomes Effective

        The parties to the merger agreement will file with the Secretary of State of the State of Minnesota the appropriate articles of merger or other appropriate documents on or before the second business day after the satisfaction or waiver of the closing conditions stated in the merger agreement, unless another date is agreed to in writing by the parties. The merger will become effective at the time when the articles of merger or other appropriate documents have been filed with the Secretary of State of the State of Minnesota or at such other later time as the parties agree upon and set forth in the articles of merger or other appropriate documents.

Effect of the Merger on the Capital Stock and Stock Options of Transport America

        At the close of the merger:

  •
  each share of capital stock of Patriot Acquisition issued and outstanding immediately prior to the close of the merger will be converted into one share of common stock of Transport America, as the surviving corporation;

  •
  each share of Transport America common stock issued and outstanding immediately prior to the close of the merger will be converted into the right to receive an amount equal to $10.00 in cash without interest, other than (a) the shares of Transport America common stock that may be contributed to Patriot Holding or its parent entity by certain management shareholders; (b) any shares of Transport America common stock owned of record by Patriot Holding or Patriot Acquisition; and (c) the shares of Transport America common stock held by dissenting shareholders;

  •
  each share of Transport America common stock issued and outstanding immediately prior to the close of the merger and owned of record by Patriot Holding or Patriot Acquisition or by Transport America or any direct or indirect wholly owned subsidiary of Transport America will be canceled, extinguished and retired without any payment.

        Each option to purchase Transport America common stock that is outstanding immediately prior to the close of the merger will become immediately vested and exercisable and each holder of an option who does not exercise his or her option will have the right to receive from Transport America, as the surviving corporation, a payment, net of any applicable withholding taxes, equal to the product of (a) the difference between $10.00 per share less the exercise price per share applicable to such option multiplied by (b) the number of shares of Transport America common stock subject to the option. Alternatively, such holders may exercise their options and surrender the purchased shares in the merger.

        Immediately prior to the completion of the merger, certain management shareholders may contribute shares of Transport America common stock to Patriot Holding in exchange for limited liability company interests in Transport Investors intended to have a value equal to the cash that non-management shareholders would receive for each share of Transport America stock upon the completion of the merger. See "Special Factors—Interests of Transport America Directors and Executive Officers in the Merger."

Cancellation of and Payment for Transport America Common Stock

        At or before the close of the merger, Patriot Holding will deposit, or cause to be deposited, with LaSalle Bank, N.A., for the benefit of the holders of Transport America common stock for exchange in accordance with the merger agreement, sufficient cash to pay to the holders of Transport America common stock the amounts due to them under the merger agreement.

        Promptly after the closing of the merger, the paying agent will mail to each record holder of Transport America common stock, excluding, if applicable, (a) Transport Participants; (b) Patriot Holding and Patriot Acquisition; and (c) any dissenting shareholders, a notice and letter of transmittal and instructions for use in effecting the surrender of all Transport America common stock certificates held by each record holder in exchange for payment of $10.00 for each share of Transport America common stock owned, without interest. You should not send in your Transport America common stock certificates until you receive the letter of transmittal.

        Upon surrender of shares of Transport America common stock to LaSalle Bank, N.A. for cancellation and such other documents as reasonably required by the letter of transmittal and accompanying instructions, the holder of such certificate shall be entitled to receive in exchange the amount of cash due to such holder pursuant to the terms of the merger agreement and the shares of common stock shall be canceled.

        If shares of Transport America common stock have been transferred but such transfer has not been registered on the books of Transport America, payment for such shares may be made to the transferee if the documentation evidencing and effecting such transfer are presented to LaSalle Bank, N.A.

        Any portion of the payment fund held by the paying agent that remains unclaimed by the shareholders of Transport America 180 days after the close of the merger will be transferred to Patriot Holding upon demand, and any shareholders of Transport America who have not properly surrendered their stock certificates will thereafter look only to Patriot Holding for payment of their claim for the amount due to them under the merger agreement for their shares of Transport America common stock.

Dissenters' Rights

        Any shares of Transport America common stock issued and outstanding immediately prior to the close of the merger held by a shareholder who has not voted in favor of the merger, or consented to the merger in writing, and who has demanded and perfected his or her right to dissent from the merger and to be paid the fair value of his or her shares in accordance with Sections 302A.471 and 302A.473 of the MBCA, will not be converted into a right to receive cash, and such holder will be entitled to only those rights as are granted by the MBCA. "See Special Factors—Rights of Dissenting Shareholders."

        If, after the close of the merger, the holder fails to perfect or withdraws or otherwise loses his or her right to dissent, such shares of Transport America common stock will be treated as if they had been converted as of the close of the merger into the right to receive cash, without interest thereon.

Representations and Warranties

        The merger agreement contains representations and warranties of each of Transport America, Patriot Holding and Patriot Acquisition, subject to certain exceptions as set forth in the merger agreement:

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  the corporate organization, existence and good standing of each (including, as to Transport America, as such apply to its subsidiaries);

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  the corporate power and authority of each to execute, deliver and perform the merger agreement and to complete the merger agreement;

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  the compliance by each entity with its charter and bylaws;

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  the absence of any required governmental approvals other than those specified in the merger agreement;

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  the absence of brokers or agents engaged in connection with the merger agreement, other than Stephens;

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  the compliance with all applicable laws; and

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  the filings with the SEC of each in connection with the merger.

        The merger agreement also contains representations and warranties of Transport America, subject to certain exceptions as set forth in the merger agreement:

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  the capitalization of Transport America;

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  the compliance by Transport America with the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder;

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  the absence of undisclosed liabilities and the absence of certain changes or events;

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  the payment by Transport America and its subsidiaries of taxes due and the filing of tax returns;

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  the real property owned or leased by Transport America and its subsidiaries;

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  the intellectual property owned or otherwise used by Transport America and its subsidiaries;

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  the validity and enforceability of Transport America's material contracts and the absence of a breach by Transport America or a known breach by any party obligated to Transport America under a material contract;

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  the absence of undisclosed material litigation;

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  environmental matters and compliance with environmental law;

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  Transport America's employee benefit plans and other agreements with its employees;

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  the opinion of Transport America's financial advisor;

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  the absence of a trigger of the Transport America Rights Agreement if the merger is completed;

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  the absence of any untrue statement of a material fact or omission of any material fact required to be stated therein in order to make such statement not misleading in any documents to be filed with the SEC in connection with the merger;

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  labor matters and the absence of material controversies with respect to Transport America's employees;

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  the insurance policies owned by Transport America and its subsidiaries;

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  Transport America's 25 largest customers for the 12-month period ended December 31, 2004 and for the eight-month period ended August 31, 2005;

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  the absence of undisclosed transactions with affiliates;

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  the required vote of Transport America's shareholders with respect to the merger agreement; and

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  the compliance or exemption under the Minnesota take-over statutes of the merger agreement, the voting agreement and the merger.

        The merger agreement also contains representations and warranties of Patriot Holding and Patriot Acquisition, subject to certain exceptions as set forth in the merger agreement:

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  the financing arrangements of Patriot Holding and Patriot Acquisition;

  •
  the absence of any material litigation;

  •
  the absence of any previous business activities or operations by Patriot Acquisition; and

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  the absence of any untrue statement of a material fact or omission of any material fact required to be stated therein in order to make such statement not misleading in any information supplied by Patriot Holding or Patriot Acquisition to Transport America in documents to be filed with the SEC in connection with the merger.

Agreements Relating to Conduct of Business

        The merger agreement provides that, except as permitted by the merger agreement or in writing by Patriot Holding, during the period from the signing of the merger agreement to the close of the merger, Transport America, among other things:

  •
  will carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

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  will pay its debts and taxes when due subject to good faith disputes over such debts or taxes, provided that such fees and expenses related to the merger do not exceed $1,000,000 in the aggregate (excluding payments to Transport America's financial advisor);

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  will pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable effort consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, franchisees, distributors, licensors, licensees, and others having business dealings with it, to the end that it s goodwill and ongoing businesses shall be unimpaired at the completion of the merger;

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  will not declare or pay any dividends or make any other distributions in respect of any of its capital stock;

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  will not split, combine or reclassify any of its capital stock;

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  will not issue any shares of its capital stock or authorize the issuance of any other securities in respect of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

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  will not issue, deliver, or sell, or authorize the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, other than the issuance of shares upon the exercise of stock options outstanding on the date of the merger agreement, the issuance of shares under the Transport America employee stock purchase plan and the Rights Agreement;

  •
  will not acquire, agree to acquire, or otherwise merge or purchase a substantial equity interest in or substantial portion of the assets of any other business which are material to Transport America and its subsidiaries taken as a whole;

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  will not sell, lease, license, or otherwise dispose of any of its properties or assets which are material individually or in the aggregate to the business of Transport America and its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practices;

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  will not increase or agree to increase the compensation payable or to become payable to Transport America's directors, officers or employees except in accordance with past practices;

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  will not revalue any of its material assets other than in the ordinary course of business;

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  will not incur, outside the ordinary course of its business, any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee debt securities of others;

  •
  will not amend or propose to amend its charter documents or bylaws;

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  will not make any capital expenditure or commitment for which it is not contractually bound on the date of the merger agreement, except as otherwise provided in the merger agreement;

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  will not enter into any material contracts or amend or modify any existing material contracts, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Transport America or its subsidiaries;

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  will not settle or compromise any litigation except as otherwise provided in the merger agreement;

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  will not change its fiscal year, or make changes in accounting or tax methods or practices except as otherwise required by GAAP or applicable law;

  •
  will not make any material tax election or settle or compromise any material tax liability except as otherwise required by applicable law;

  •
  will confer with Patriot Holding on a regular and frequent basis to report material operations matters and the general status of ongoing operations; and

  •
  will provide all cooperation reasonably necessary in connection with the arrangement of any financing in connection with the merger.

Non-Solicitation of Competing Proposals

        The merger agreement provides that Transport America will not (1) solicit, initiate or knowingly encourage any inquiries or proposals that constitute, or are reasonably likely to lead to an acquisition proposal, other than the transactions contemplated by the merger agreement; (2) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any acquisition proposal; or (3) agree to, approve, or recommend any acquisition proposal; provided that, if, at any time during the period following the signing of the merger agreement and prior to obtaining approval for the merger from the Transport America shareholders, Transport America receives a bona fide unsolicited written acquisition proposal and the special committee has reasonably determined in good faith that such acquisition proposal constitutes a "superior proposal" as defined below, then Transport America may engage in negotiations and provide any non-public information to such person.

        The merger agreement requires that Transport America notify Patriot Holding promptly (and no later than 24 hours) after receipt by any member of the special committee or by Stephens of any acquisition proposal or any request for non-public information in connection with an acquisition proposal or for access to the properties, books or records of Transport America by any person that informs Transport America that it is considering making, or has made, an acquisition proposal. Transport America shall inform Patriot Holding on a current basis of the status and terms of any discussions regarding, or relating to, any such acquisition proposal with a third party and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of an conditions regarding the acquisition proposal. Transport America shall provide promptly to Patriot Holding copies of all written proposals.

        The Transport America board of directors may not (A) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to Patriot Holding, the approval or recommendation of the merger agreement or the merger, or propose publicly to approve or recommend an acquisition proposal; (B) approve or recommend, or propose publicly to approve or recommend any acquisition proposal; or (C) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to the acquisition proposal or requiring Transport America to abandon, terminate or fail to consummate the merger unless Transport America's board of directors has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that it is necessary for compliance with its fiduciary duties to the shareholders under applicable law. Nothing contained in the merger agreement prohibits

Transport America from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 or from making any disclosure to Transport America's shareholders if, in the good faith judgment of the Transport America board, failure to make such disclosure would be inconsistent with its obligations under applicable law.

        As used in the merger agreement, the term "acquisition proposal" means any inquiry, proposal or offer for (A) an acquisition or purchase of 20 percent or more of the outstanding shares of Transport America common stock pursuant to a tender offer or exchange offer or otherwise; (B) a merger or other business combination involving Transport America pursuant to which any third party would acquire more than 20 percent of the outstanding equity securities of Transport America or the entity surviving such merger or business combination; (C) any other transaction pursuant to which any third party would acquire control of assets of Transport America having a fair market value equal to more than 20 percent of the fair market value of all the assets of Transport America and its subsidiaries, taken as a whole, immediately prior to such transaction; or (D) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in the foregoing.

        As used in the merger agreement, the term "superior proposal" means any bona fide written offer made by a third party that, if consummated, would result in such third party owning, directly or indirectly, more than 50 percent of the outstanding shares of Transport America common stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Transport America (A) on terms which the special committee has reasonably determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, to be more favorable to the Transport America shareholders from a financial point of view than the merger and the transactions contemplated by the merger agreement; (B) if the consideration offered is wholly or partially in cash, the financing is firmly committed; and (C) which is reasonably capable of being completed on the terms proposed, taking into account all legal, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be consummated.

Proxy Statement

        As promptly as practical after the execution of the merger agreement, Transport America will prepare and file with the SEC a proxy statement to be sent to shareholders in connection with the special meeting of shareholders, including (except as otherwise provided in the merger agreement) a recommendation of the board that the shareholders approve the merger agreement, and will use its reasonable best efforts to obtain such approval. Transport America and Patriot Holding shall each take such action as may be necessary to insure that the information supplied by such party for inclusion in the proxy statement is not false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements made in the proxy statement not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the shareholder meeting which has become false or misleading.

Shareholder Meeting

        Transport America will call, give notice of, convene and hold the special meeting for the purpose of voting on the adoption of the merger agreement and obtaining approval of adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of Transport America common stock entitled to vote thereon as soon as reasonably practicable after the execution of the merger agreement.

Employee Matters

        For a period of not less than one year following the completion of the merger, Transport America, as the surviving corporation, shall provide all individuals who are employees of Transport America and its subsidiaries as of the time the merger is completed with compensation and benefits (not including equity compensation) which are substantially comparable in the aggregate to the compensation and benefits provided to such employees as of the date of the merger agreement for so long as such individuals are employees of Transport America. The surviving corporation shall continue to provide and recognize all accrued but unused vacation time and all years of service rendered for all purposes under any of the welfare plans established or maintained by Transport America after the completion of the merger. The merger agreement does not, however, prohibit Patriot Holding from termìinating or amending any such plan. Patriot Holding shall cause the surviving corporation to assume and honor all of Transport America's material contracts relating to employment to the extent of the respective terms of such agreements.

Indemnification and Insurance of Transport America Directors and Officers

        From and after the completion of the merger, and for a period of six years following the completion of the merger (and until the disposition of any claims that are brought within such six year period), Patriot Holding will indemnify, defend and hold harmless any person who is or has been prior to the effective time, an officer, director, employee or agent of Transport America or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses, judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation to the fullest extent that such persons are indemnified under Transport America's articles of incorporation, bylaws or any indemnification agreements in effect on the date of the merger agreement or under the MBCA, including in each case provisions relating to the advancement of expenses incurred in the defense of any action or suit.

        Patriot Holding will maintain in effect Transport America's directors' and officers' liability insurance policy as of the completion of the merger with respect to acts and omissions occurring prior to the close of the merger, including the transactions described in the merger agreement for a period of not less than six years after the completion of the merger.

Financing

        Patriot Holding and Patriot Acquisition will use their reasonable best efforts to obtain the financing necessary for the completion of the merger and will comply in all respects with their representations, warranties, covenants and commitments contained therein; provided that Patriot Holding and Patriot Acquisition are entitled to obtain substitute debt financing in place of some or all of the financing with one or more other nationally recognized financial institutions if, and only if, the debt commitment letters (or any substitute debt commitment letters) have not expired and such substitute debt financing would not delay the completion of the merger beyond 180 days following the date of the merger agreement.

Other Agreements

        Each of Transport America and Patriot Holding must confer on a regular and frequent basis with the other party to report material operational matters and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any governmental entity in connection with the merger agreement, the merger and the transactions contemplated thereby. Transport America will afford to the officers, employees, accountants, counsel and other representatives of Patriot Holding access, during normal business hours during the period prior to the completion of the merger, to all of its officers, employees, agents, customers and accounts and its respective properties, books, contracts, commitments, and records.

        Each of the parties agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger, subject to the appropriate vote of Transport America's shareholders. In case at any time after the completion of the merger any further action is necessary or desirable to carry out the purposes of the merger agreement or to vest the surviving corporation with full title to all properties, assets, rights, approvals, immunities, and franchises, the proper officers and directors of each party shall take all such necessary action.

        Transport America will give prompt notice to Patriot Holding and Patriot Holding will give prompt notice to Transport America of (a) the occurrence or failure to occur of any event which occurrence or failure would be likely to cause any representation or warranty in the merger agreement to be untrue or inaccurate in any material respect at any time from the date of the merger agreement until the completion of the merger; and (b) any material failure of Transport America or Patriot Holding, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Conditions to Completion of the Merger

        Each of Transport America's, Patriot Holding's and Patriot Acquisition's obligation to complete the merger is conditioned on:

  •
  the approval of the merger agreement by the holders of a majority of the outstanding shares of Transport America's common stock present and voting at the shareholder meeting called for the purpose of voting upon the merger agreement and the merger and at which a quorum is present;

  •
  the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act has expired or terminated; and

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger or limiting or restricting Patriot Holding's conduct or operation of the business after the merger; and the absence of any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing; nor shall there be any action taken, or any statute, role, regulation or order enacted, entered, enforced, or deemed applicable to the merger which makes the consummation of the merger illegal.

        The obligation of Patriot Holding and Patriot Acquisition to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Transport America set forth in the merger agreement are true and correct as of the closing of the transactions described in the merger agreement, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Transport America and its subsidiaries, taken as a whole, or a material adverse effect on the transactions contemplated by the merger agreement, and Patriot Holding has received a certificate from Transport America to such effect;

  •
  Transport America has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date and Patriot Holding has received a certificate from Transport America to such effect;

  •
  Transport America has obtained all consents, waivers, and approvals required under any of Transport America's material agreements, contracts and licenses where the failure to obtain such consents, waivers or approvals would have a material adverse effect on the transactions contemplated by the merger agreement;

  •
  Patriot Holding and Patriot Acquisition have received the proceeds of the financing contemplated by the merger agreement;

  •
  on or prior to the closing of the merger, the rights (as defined in Transport America's Rights Agreement) have not become exercisable or transferable apart from the associated Transport America common stock; and

  •
  dissenters' rights have not been asserted with respect to more than five percent of the outstanding shares of the Transport America common stock.

        The obligation of Transport America to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Patriot Holding and Patriot Acquisition set forth in the merger agreement are true and correct as of the closing of the transactions described in the merger agreement, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Patriot Holding and Patriot Acquisition, taken as a whole, or a material adverse effect on the transactions contemplated by the merger agreement, and Transport America has received a certificate from Patriot Holding to that effect;

  •
  Patriot Holding and Patriot Acquisition have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date and Transport America has received a certificate from Patriot Holding to such effect; and

  •
  Patriot Holding has obtained all consents, waivers, and approvals required under any of Patriot Holding's material agreements, contracts and licenses where the failure to obtain such consents, waivers or approvals would have a material adverse effect on the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the closing of the merger by written notice from the terminating party to the other party, whether before or after approval of the matters presented in connection with the merger by the shareholders:

  •
  by mutual written consent of Transport America and Patriot Holding;

  •
  by either Transport America or Patriot Holding if the merger has not closed within 180 days of the date of the merger agreement (provided that the right to terminate under this section is not available to a party whose material failure to fulfill any obligation under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date);

  •
  by either Transport America or Patriot Holding if a court of competent jurisdiction or other government entity has issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

  •
  by either Transport America or Patriot Holding if, at the Transport America special shareholders meeting, the shareholder approval of the merger agreement is not obtained;

  •
  by Patriot Holding if (i) Transport America's board has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation; (ii) Transport America's board recommends or advises Patriot Holding of its intention to recommend a superior proposal; or (iii) a tender offer or exchange offer for 20 percent or more of the outstanding shares of Transport America common stock is commenced (other than by Patriot Holding or its affiliates) and the Transport America board of directors shall not have sent to its security holders pursuant to Rule 14e-2 within five business days after such tender or exchange offer is first published, a statement disclosing that Transport America recommends rejection of such tender or exchange offer;

  •
  by Transport America if the Board of Directors of Patriot Holding withdraws or modifies its approval of the merger in a manner adverse to Transport America or has resolved to do any of the foregoing;

  •
  by Transport America or Patriot Holding if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement, which breach has not been cured before closing (with respect to representations and warranties) or within 20 business days following receipt by the breaching party of written notice of such breach from the other party (with respect to covenants or agreements);

  •
  by Transport America if the Transport America board of directors has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation or recommends or advises Patriot Holding of its intention to recommend a superior proposal; or

  •
  by Transport America if the debt commitment letters or substitute debt commitment letters expire within 180 days following the date of the merger agreement.

Termination Fee and Expenses

  Expense Reimbursement

        Within two business days after the event giving rise to the obligation, Transport America will reimburse Patriot Holding for all documented out-of-pocket expenses of Patriot Holding and its affiliates, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Patriot Holding and its affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement up to a maximum amount of $1.0 million, if the merger agreement is terminated:

  •
  by Patriot Holding because (i) Transport America's board has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation; (ii) Transport America's board recommends or advises Patriot Holding of its intention to recommend a superior proposal; or (iii) a tender offer or exchange offer for 20 percent or more of the outstanding shares of Transport America common stock is commenced (other than by Patriot Holding or its affiliates) and the Transport America board of directors shall not have sent to its security holders pursuant to Rule 14e-2 within five business days after such tender or exchange offer is first published, a statement disclosing that Transport America recommends rejection of such tender or exchange offer;

  •
  by Patriot Holding as a result of any willful material breach of any representation, warranty, covenant or agreement on the part of Transport America or a breach by Transport America of the non-solicitation covenants of the merger agreement;

  •
  by Transport America because the Transport America board of directors has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation or recommends or advises Patriot Holding of its intention to recommend a superior proposal; or

  •
  if the merger agreement is terminated by either Transport America or Patriot Holding by either Transport America or Patriot Holding because the merger has not closed within 180 days of the date of the merger agreement, or if, at the Transport America special shareholders meeting, the shareholder approval of the merger agreement is not obtained, and before the date of termination, an acquisition proposal has been disclosed or otherwise communicated to Transport America's board.

  Termination Fee

        Within two business days after the event giving rise to the obligation, Transport America will pay Patriot Holding an amount equal to $2.0 million as a termination fee if the merger agreement is terminated:

  •
  by Patriot Holding because (i) Transport America's board has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation; (ii) Transport America's board recommends or advises Patriot Holding of its intention to recommend a superior proposal; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Transport America common stock is commenced (other than by Patriot Holding or its affiliates) and the Transport America board of directors shall not have sent to its security holders pursuant to Rule 14e-2 within five business days after such tender or exchange offer is first published, a statement disclosing that Transport America recommends rejection of such tender or exchange offer;

  •
  by Patriot Holding as a result of any willful material breach of any representation, warranty, covenant or agreement on the part of Transport America or a breach by Transport America of the non-solicitation covenants of the merger agreement; provided, that, the Termination Fee shall be required to be paid pursuant to this section if Patriot Holding terminates this Agreement after a willful breach by Transport America of any of its covenants set forth in the merger agreement other than the non-solicitation covenant and the covenant to hold a shareholders meeting for the purpose of adopting the merger agreement only if, (A) at the time of the termination of the merger agreement, an acquisition proposal is announced which has not been absolutely and unconditionally withdrawn and abandoned and (B) Transport America shall have recommended a bona fide written offer by a third party that, if consummated, would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the outstanding shares of Transport America's common stock or all or substantially all of the total consolidated assets of Transport America, or signed a letter of intent, agreement in principle, acquisition agreement or other agreement for, or consummated, such a transaction, within six months after such termination;

  •
  by Transport America because the Transport America board of directors has withdrawn, qualified or modified its recommendation to shareholders in any respect adverse to Patriot Holding to approve the merger agreement, or has made any public statement, filing or release inconsistent with this recommendation or recommends or advises Patriot Holding of its intention to recommend a superior proposal; or

  •
  if the merger agreement is terminated by either Transport America or Patriot Holding by either Transport America or Patriot Holding because the merger has not closed within 180 days of the date of the merger agreement, or if, at the Transport America special shareholders meeting, the shareholder approval of the merger agreement is not obtained, and before the date of termination, an acquisition proposal has been disclosed or otherwise communicated to Transport America's board, and, in either case, there has been announced an acquisition proposal that has not been absolutely and unconditionally withdrawn and abandoned and Transport America has recommended a bona fide written offer by a third party that, if consummated, would result in such third party owning, directly or indirectly, more than 50% of the outstanding shares of Transport America common stock or all or substantially all of the total consolidated assets of Transport America, or signed a letter of intent, agreement in principle, acquisition agreement or other agreement for, or consummated, such a transaction, within six months after the termination.

Modification or Amendment to the Merger Agreement

        The merger agreement may be amended in writing by the parties by action taken or authorized by their respective Boards of Directors, at any time before or after the approval of the merger agreement by Transport America's shareholder, but, after any such approval, no amendment will be made which by law requires further approval by such shareholders without such further approval.

THE VOTING AGREEMENTS

        Transport America's two largest beneficial holders of common stock, Rutabaga Capital Management LLC and Wasatch Advisors, Inc., together with Transport America's directors, in their capacity as shareholders, have entered into voting agreements with Patriot Holding, Patriot Acquisition, and Transport America, covering an aggregate number of Transport America shares and stock options representing at the time of signing 19.75% of Transport America's issued and outstanding shares. The terms of these voting agreements are described below.

Voting Agreement—Directors

        In connection with the execution of the merger agreement, Transport America, Patriot Holding and Patriot Acquisition entered into a voting agreement with all of the directors of Transport America in their capacity as shareholders. The voting agreement applies to all shares of and options to purchase Transport America common stock legally or beneficially owned by such directors, or approximately 5.3% of Transport America's outstanding shares at the time of signing. Under the terms of the voting agreement, the shareholders cannot be required to vote Transport America shares representing in the aggregate in excess of 5.3% of all issued and outstanding shares of Transport America, with the obligations of each individual shareholder similarly limited on a pro rata basis.

        Pursuant to the voting agreement, the directors have agreed, among other things, to vote all of the Transport America common stock owned of record or beneficially owned by them:

  •
  in favor of the approval and adoption of the merger agreement and the approval of the merger and the transactions contemplated by the merger agreement;

  •
  against approval of any proposal made in opposition to, or in competition with, the merger and the transactions contemplated by the merger agreement;

  •
  against any actions (other than those actions that relate to the merger and the transactions contemplated by the merger agreement) that are intended to, or could be reasonably expected to, impair the ability of Transport America to consummate the merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger in accordance with the terms of the merger agreement.

        These shareholders have also granted irrevocable proxies to Patriot Holding to vote all of the Transport America shares legally or beneficially owned by them at any Transport America meeting in accordance with the above agreements.

        In addition, these shareholders have agreed not to sell, transfer, pledge, encumber, or grant any proxy with respect to any of the Transport America shares legally or beneficially owned by them without the prior written consent of Patriot Holding. These shareholders have also agreed not to take any action that would reasonably be expected to have the effect of preventing the shareholder from performing its obligations under the voting agreement.

        The voting agreement will terminate upon the earlier to occur of the completion of the merger, the termination of the merger, the amendment of the merger agreement in a manner that modifies the amount, form or timing of payments thereunder, or the agreement of the parties to terminate the voting agreement.

        The voting agreement entered into by the Transport America directors is filed as Appendix B to this proxy statement.

Voting Agreement—Rutabaga Capital Management LLC and Wasatch Advisors, Inc.

        In connection with the execution of the merger agreement, Transport America, Patriot Holding and Patriot Acquisition entered into a voting agreement with Rutabaga Capital Management LLC ("Rutabaga") and Wasatch Advisers, Inc., as investment adviser to the Wasatch Small Cap Value Fund and various separate accounts ("Wasatch"). The voting agreement applies to shares of Transport America common stock legally or beneficially owned by Rutabaga up to a maximum number of shares equal to 4.96% of the issued and outstanding shares of Transport America, and all shares of Transport America common stock legally or beneficially owned by Wasatch up to a maximum of 9.49% of the issued and outstanding shares of Transport America. Except as otherwise described below, the terms of this voting agreement are substantially the same as the terms of the voting agreement entered into by the Transport America directors.

        Under the terms of this voting agreement, Rutabaga and Wasatch are no longer subject to the voting obligations described in the agreement if the board of directors of Transport America withdraws, qualifies, or modifies in a manner adverse to Patriot Holding its recommendation that Transport America shareholders vote for the approval of the merger agreement.

        Additionally, unlike the voting agreement entered into by the Transport America directors, this voting agreement does not prohibit Rutabaga and Wasatch from transferring Transport America shares that are subject to the agreement.

        Finally, in addition to the events of termination described in the voting agreement entered into by the Transport America directors, this voting agreement will terminate upon the valid exercise of Rutabaga's and Wasatch's fiduciary duties as investment advisers to their clients or as otherwise required by applicable law or upon the termination of the voting agreement entered into by the Transport America directors.

        The voting agreement entered into by Rutabaga and Wasatch is filed as Appendix C to this proxy statement.

PARTIES TO THE TRANSACTION

Transport America

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, Minnesota 55121
Telephone: (651) 686-2500

        Transport America provides a wide range of truckload carriage and logistics services in various lengths of haul in the United States and parts of Canada and Mexico. Transport America has designed its business to provide high-quality, customized transportation and logistics services that allow it to be a preferred partner or core carrier to major shippers. Transport America serves as an integral part of the distribution system of many of its major customers. The principal categories of freight hauled by Transport America are department-store merchandise, home and office furniture, grocery, industrial, consumer, paper products, and expedited services. Transport America was incorporated under Minnesota law in 1980 and commenced substantial operations in 1984.

        Detailed descriptions about Transport America's business and financial results are contained in its annual report on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated in this proxy statement by reference. See "Where Shareholders Can Find More Information" beginning on page [    ].

        Set forth below for each director and executive officer of Transport America, and for [*], a non-executive Transport Participant, is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director or executive officer. Except as indicated below, each person maintains a business address at 1715 Yankee Doodle Road, Eagan, Minnesota 55121 and each person identified below is a United States citizen.

Name	Title	Business Experience
Anton J. Christianson	Director	Mr. Christianson is the co-founder and has been the Chairman of Cherry Tree Companies, an investment management and investment banking firm, since 1980. The business address of Cherry Tree Companies is 301 Carlson Parkway, Suite 103, Minnetonka, Minnesota 55305. Mr. Christianson has been an active investor in private equities and micro-cap public equities for 24 years, including as Managing General Partner of Cherry Tree Investments, Inc., a private equity company and an affiliate of Cherry Tree Companies, located at the same business address as the Cherry Tree Companies.

Thomas R. McBurney	Director
Mr. McBurney has been the President of McBurney Management Advisors, a management consulting firm, since 1990. McBurney Management Advisors has a business address of 4900 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402. Mr. McBurney served as the Executive Vice President and Chairman, US and International Foods and other various positions at The Pillsbury Company, a leading producer of packaged consumer foods, from 1968 to 1989. The Pillsbury Company has a business address of Number One General Mills Boulevard, Minneapolis, Minnesota 55426.
William P. Murnane	Director
Mr. Murnane is the Chief Executive Officer of Innovex, Inc., a developer and manufacturer of flexible circuit interconnect solutions, since January 2000 and President of Innovex since July 1998. Mr. Murnane served as Vice President and General Manager of Innovex's flexible circuit division from 1996 to 1998 and Vice President for Corporate Development for Innovex from 1995 to 1996. Innovex, Inc. is located at 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359. Prior to serving at Innovex, Inc., Mr. Murnane was the Chief Operating Officer of Boutwell, Owens & Co., a Massachusetts-based privately held packaging manufacturer, from 1993 to 1995. The address of Boutwell, Owens & Co. is 251 Authority Drive, Fitchburg, Massachusetts 01420.

Charles M. Osborne	Director
Mr. Osborne has been the Chief Financial Officer for Fair Isaac Corporation since May 2004. The business address of Fair Isaac Corporation is 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. Mr. Osborne served as the Interim Chief Financial Officer, Vice President of Finance and Vice President of Strategic Initiatives for the University of Minnesota Foundation from March 2000 through April 2004. The University of Minnesota Foundation is a nonprofit foundation seeking to advance the University's mission of teaching, research, and outreach to the community, having a business address of 200 Oak Street SE, Suite 500, Minneapolis, Minnesota 55455-2010. From July 2000 through December 2000, Mr. Osborne served in a non-compensated consultant capacity as Executive Vice President and Chief Financial Officer for 21 North Main, Inc., an Eagan, Minnesota online rare book seller which filed for Chapter 11 bankruptcy protection on May 9, 2001. Mr. Osborne also served as Chief Financial Officer, Vice President and General Manager and Vice President of Corporate and Human Resources for McLeod USA/Ovation Communications, a telecommunications firm with a business address of 4200 C. Street SW, P.O. Box 3177, Cedar Rapids, Iowa, from 1998 through 2000. Mr. Osborne served as President and Chief Operating Officer of Graco Inc., a producer of fluid handling systems and components, from April 1997 through May 1998 and member of the Graco Inc. Board of Directors from May 1995 through October 1998. Graco's business address is 88-11th Avenue Northeast, Minneapolis, Minnesota 55413.

Michael J. Paxton	Chairman, Chief Executive Officer and President
Mr. Paxton has been the Chairman of the Board of Transport America since July 2002 and the President and Chief Executive Officer of Transport America since November 2001. Prior to serving as an executive officer of Transport America, Mr. Paxton served as President and Chief Executive Officer of Sunbeam Health and Safety Company, a manufacturer of home safety and health products and a subsidiary of Sunbeam Corporation, with a business address of 2381 Executive Center Drive, Suite 200, Boca Raton, Florida 33431, from September 1998 to November 2001. From January 1996 to September 1998, Mr. Paxton served as Chairman, President and Chief Executive Officer of O-Cedar Brands, Inc., a household cleaning products company with offices at P.O. Box 3210, Northlake, Illinois 60164. From 1992 through 1995, Mr. Paxton served as President and Chief Executive Officer of Haagen-Dazs Company, Inc., an ice cream manufacturer, located at 5929 College Avenue, Oakland, CA 94618. From 1989 to 1992, Mr. Paxton served as President of the Baked Goods Division of Pillsbury Company, a leading producer of packaged consumer foods located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426.
Kenneth J. Roering	Director
Mr. Roering is currently a Professor of Marketing at the Carlson School of Management at the University of Minnesota with a business address of 321 Nineteenth Avenue South, Suite 4-300, Minneapolis, MN 55455-9940. Mr. Roering served as Department Chair for ten years and occupied the Pillsbury Company Chair in marketing for 20 years.

William D. Slattery	Director
Mr. Slattery has been the President of Shamrock Business Group, Inc., a consulting and investment company located at 21955 Minnetonka Blvd., Suite #5, Excelsior, Minnesota 55331, since October 1998. Mr. Slattery was the Chairman of Transport America from December 1999 through July 2002. Mr. Slattery served as Chairman of the Cargo Division of Northwest Airlines Corporation from 1994 to April 1998, one of the world's largest airlines located at 2700 Lone Oak Parkway, Eagan, Minnesota. Prior to 1994, Mr. Slattery held positions at Northwest Airlines Corporation as Executive Vice President, International, from 1992 to 1994 and as Executive Vice President, Operations, from 1988 to 1992.
Keith R. Klein	Chief Financial Officer and Chief Information Officer
Mr. Klein has been the Chief Financial Officer of Transport America since July 1999 and the Chief Information Officer since March 2001. From 1997 to July 1999, Mr. Klein was founder and owner of a financial consulting firm. From 1990 to 1997, he served in various positions at Deluxe Corporation, most recently as Vice President and Corporate Controller. From 1985 to 1990, Mr. Klein was employed in the audit area of Deloitte & Touche USA LLP, an international accounting and audit firm located at 400 One Financial Plaza 120 South 6th St., Minneapolis, Minnesota 55402-1844.
Craig A. Coyan	Vice President of Sales and Marketing
Mr. Coyan has been the Vice President of Sales and Marketing since July 2003. Prior to joining Transport America, Mr. Coyan served as Vice President of Sales—Southeast and Mexico, for Swift Transportation, a trucking and transportation company located at 2200 South 75th Avenue, Phoenix, Arizona 85043. Mr. Coyan began his transportation career in 1979 with Midwestern Distribution, and spent 16 years with M.S. Carriers, a transportation company primarily engaged in the hauling of truckload shipments of general commodities, which was located at 3171 Directors Row, Memphis, Tennessee 38131, until the merger of Swift Transportation and M.S. Carriers in 2001.

Ronald C. Kipp	Vice President of Operations
Mr. Kipp has been the Vice President of Operations since October 2002. For 24 years from 1978 to 2002, Mr. Kipp served in various operations and sales positions with Schneider National, Inc., a leading provider of premium truckload and intermodal services, located at 3101 South Packerland Drive, Green Bay, Wisconsin 54306-2545, including most recently as Director of Business Development for a major business account from 2001 to 2002, and as Vice President of Sales for Schneider Specialized Carriers, Inc. from 1999 to 2001.
Peggy C. Farra	Vice President, Driver Recruitment and Safety
Ms. Farra has been the Vice President, Driver Recruitment and Safety since February 2005. Ms. Farra has held a variety of roles with Transport America over the past 10 years, most recently serving as Corporate Treasurer. Prior to joining Transport America, Ms. Farra spent 15 years practicing public accounting with KPMG located at 4200 Wells Fargo Center, 90 South Seventh Street, Minneapolis Minnesota 55402-3903, and various other public accounting firms.
[*]

        During the past five years, none of the persons or entities discussed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Purchaser

Transport Investors LLC
Patriot Holding Corp.
Patriot Acquisition Corp.
c/o Goldner Hawn Johnson & Morrison Incorporated
3700 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone: (612) 338-5912

        Patriot Holding and Patriot Acquisition are newly formed Minnesota corporations, formed by Goldner Hawn solely for the purpose of acquiring Transport America. Transport Investors is a newly formed limited liability company, formed by Goldner Hawn for the sole purpose of facilitating investments by the Transport Participants in Transport America in connection with the merger. Neither the Transport Investors, Patriot Holding nor Patriot Acquisition has engaged in any business except in connection with the merger. Patriot Acquisition is a wholly owned subsidiary of Patriot Holding.

        The managers, directors and executive officers of each of Transport Investors, Patriot Holding and Patriot Acquisition are Messrs. Hawn (Chairman, Chief Executive Officer and President), Heinen (Vice President, Secretary and Treasurer) and J. Jacob Ambrose (Vice President, Assistant Secretary and Assistant Treasurer). Mr. Hawn is a Managing Director of Goldner Hawn and has been a Managing Director for each of the past five fiscal years. Mr. Heinen joined Goldner Hawn as an Associate in 2001, and became a Vice President in 2003. Prior to joining Goldner Hawn, Mr. Heinen was the Director of Business Development for shopforschool.com, an Internet startup. Mr. Ambrose joined Goldner Hawn as an Associate in 2005. Prior to joining Goldner Hawn, Mr. Ambrose was an Investment Banking Analyst in Piper Jaffray's Middle Market Mergers & Acquisitions Group. The principal business address of each of the directors and executive officers of Purchaser is 3700 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. Each of the managers, directors and executive officers of Transport Investors, Patriot Holding and Patriot Acquisition is a United States citizen.

        During the past five years, none of the persons or entities discussed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The GHJM investor group

Goldner Hawn Johnson & Morrison Incorporated
Marathon Fund Limited Partnership V
Miltiades Limited Partnership
Marathon Ultimate GP, LLC
3700 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Telephone: (612) 338-5912

        Goldner Hawn Johnson & Morrison Incorporated is a Minneapolis, Minnesota-based private equity investment firm that sponsors private equity investments primarily in Midwestern-based businesses in a variety of industry sectors. Marathon Fund Limited Partnership V is a Delaware limited partnership that was formed by Goldner Hawn for the purpose of making private equity investments.

Miltiades Limited Partnership is a Delaware limited partnership and is the sole general partner of Marathon. Marathon Ultimate GP, LLC is a Delaware limited liability company and is the sole general partner of Miltiades Limited Partnership.

        Set forth below for each director and executive officer of Goldner Hawn, each managing member of Marathon Ultimate GP, LLC and each general partner of Miltiades Limited Partnership, is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director, executive officer, managing member or general partner. Each person identified below is a United States citizen.

Name	Title	Business Experience
Van Zandt Hawn	Managing Director	Mr. Hawn has been a Managing Director at Goldner Hawn for each of the last five fiscal years.
Michael S. Israel	Secretary, Treasurer and Director	Mr. Israel has been a Managing Director of Goldner Hawn for each of the last five fiscal years.
Timothy D. Johnson	Managing Director	Mr. Johnson has been a Managing Director at Goldner Hawn for each of the last five fiscal years.
John L. Morrison	Managing Director	Mr. Morrison has been a Managing Director of Goldner Hawn for each of the last five fiscal years.
Michael T. Sweeney	Managing Director
Mr. Sweeney has been a Managing Director of Goldner Hawn since July 2000. From 1998 to 2000, he was President of Starbucks Coffee Company (U.K.), Ltd., a wholly owned subsidiary of Starbucks Corporation, a coffee retailer. The address of Starbucks Coffee Company (U.K.), Ltd. is 11 Heathmans Road, London, SW6 4TJ.

        The business address for each of Marathon Fund, Miltiades Limited Partnership, Marathon Ultimate GP, LLC and Messrs. Hawn, Israel, Johnson, Morrison and Sweeney is: 3700 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402. The telephone number for each of the entities and individuals is (612) 338-5912.

        During the past five years, none of the persons or entities discussed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth various selected financial information for Transport America as of and for the nine months ended September 30, 2004 and September 30, 2005 and the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000. We derived the consolidated statement of operations and consolidated balance sheet data for each of the periods presented from our audited consolidated financial statements and our unaudited quarterly financial statements. This information is only a summary and you should read it together with Transport America's historical consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, each of which are incorporated by reference in this proxy statement.

        The historical results of Transport America included below are not necessarily indicative of Transport America's future performance. No separate financial information is provided for Patriot Holding or Patriot Acquisition because Patriot Holding and Patriot Acquisition are newly formed entities formed in connection with the merger and have no independent operations. No pro forma data giving effect to the merger has been provided because Transport America does not believe that such information is material to shareholders in evaluating the merger agreement and the proposed merger because (i) the proposed merger consideration is all cash and (ii) if the merger is completed, Transport America's common stock will cease to be publicly traded.

        The book value per share of Transport America common stock was $8.77 as of September 30, 2005.

	Nine months ended September 30,		Twelve months ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except share, per share and operating data)
Statement of Operations Data:
Operating revenues	$188,621	$193,105	$258,408	$258,859	$273,227	$274,589	$290,611
Operating expenses:
Salaries, wages and benefits	57,976	57,365	76,129	71,080	80,289	82,337	83,868
Fuel, maintenance and other expenses	36,425	31,005	42,909	38,933	38,903	40,657	42,725
Purchased transportation	54,390	60,321	79,144	91,516	91,706	86,791	91,724
Revenue equipment leases	1,195	892	1,266	1,069	841	86	232
Depreciation and amortization	16,805	17,693	23,757	25,104	27,474	30,039	29,237
Insurance, claims and damage	6,233	9,824	12,496	12,287	13,615	9,989	8,051
Taxes and licenses	3,357	3,391	4,604	4,556	4,986	5,222	4,989
Communications	1,206	1,339	1,788	2,194	2,576	2,718	3,336
Other general and administrative expenses	7,780	7,226	9,824	9,611	9,052	9,469	10,665
Impairment of revenue equipment		190	—	(549)	4,741	—	—
Loss (gain) on sale of property and equipment	(332)	(22)	25	(1,302)	(36)	318	(712)

Total operating expenses	185,035	189,224	251,942	254,499	274,147	267,626	274,115
Operating income (loss)	3,586	3,881	6,466	4,360	(920)	6,963	16,496
Interest expense, net	1,928	2,406	3,115	4,123	5,447	7,272	8,836

Earnings (loss) before income taxes and cumulative effects of changes in accounting principle	1,658	1,475	3,351	237	(6,367)	(309)	7,660
Provision (benefit) for income taxes	617	573	1,314	163	(2,711)	43	2,987

Earnings (loss) before cumulative effect of changes in accounting principle	1,041	902	2,037	74	(3,656)	(352)	4,673
Cumulative effect of changes in accounting principle, net of tax effects	—	0	—	(1,153)	(16,694)	—	—

Net earnings (loss)	$1,041	$902	$2,037	$(1,079)	$(20,350)	$(352)	$4,673

Earnings (loss) per share—basic
Before cumulative effect of changes in accounting principle, net of tax effects	$0.16	$0.13	$0.30	$0.01	$(0.50)	$(0.05)	$0.56

Net earnings (loss) per share—basic	$0.16	$0.13	$0.30	$(0.15)	$(2.81)	$(0.05)	$0.56

Earnings (loss) per share—diluted
Before cumulative effect of changes in accounting principle, net of tax effects	$0.16	$0.13	$0.30	$0.01	$(0.50)	$(0.05)	$0.46

Net earnings (loss) per share—diluted	$0.16	$0.13	$0.30	$(0.15)	$(2.81)	$(0.05)	$0.46

Weighted average shares outstanding	6,554	6,788	6,722	7,171	7,243	7,197	8,317

Weighted average shares outstanding, assuming dilution	6,672	6,905	6,841	7,204	7,243	7,197	10,069

Pretax margin	0.9%	0.8%	1.3%	0.1%	(2.3%)	(0.1%)	2.6%
Operating Data (company transported):
Tractors (at end of period)
Company	1,042	1,023	1,003	1,000	1,057	1,266	1,261
Independent contractor	438	625	551	713	836	724	743

Total	1,480	1,648	1,554	1,713	1,893	1,990	2,004
Trailers (at end of period)	4,376	4,992	4,897	4,974	5,436	5,890	6,010
Total miles (000's)	113,628	135,281	176,722	193,772	210,842	204,477	212,185
Average operating revenues per tractor per week	$3,319	$3,053	$3,106	$2,846	$2,769	$2,660	$2,747
Average freight revenues per tractor per week(1)	$2,906	$2,865	$2,880	$2,726	$2,714	$2,568	$2,633
Average operating revenues per tractor per week	$1.57	$1.41	$1.44	$1.32	$1.27	$1.31	$1.33
Average freight revenues per mile(1)	$1.37	$1.32	$1.33	$1.27	$1.24	$.27	$1.27
Average empty mile percentage	10.9%	10.8%	11.0%	10.3%	11.5%	12.7%	12.2%
Average length of haul, miles	658	687	682	718	718	685	682
Average annual revenues per non-driver employee	$649,000	$636,000	$642,200	$628,300	$592,600	$555,400	$549,100
Balance Sheet Data (at end of period): (in thousands)
Current Assets	$40,056	$45,610	$39,236	$38,682	$38,613	$36,032	$38,379
Non-current Assets	122,840	121,464	121,842	126,586	143,262	195,364	218,277

Total Assets	$162,896	$167,074	$161,078	$165,268	$181,875	$231,396	$256,656

Current Liabilities	$47,337	$52,519	$47,141	$38,715	$46,838	$41,337	$46,876
Non-current Liabilities	57,994	59,445	57,666	67,852	74,815	109,612	129,092

Total Liabilities	105,331	111,964	104,807	106,567	121,653	150,949	175,968
Stockholders' Equity	57,565	55,110	56,271	58,701	60,222	80,447	80,688

Total Liabilities and Stockholders' Equity	$162,896	$167,074	$161,078	$165,268	$181,875	$231,396	$256,656

(1)
Excluding fuel surcharge revenue

        Transport America's ratio of earnings to fixed charges for the year ended December 31, 2004 was 2.02, and for the year ended December 31, 2003 was 1.05. Transport America's ratio of earnings to fixed charges for the nine months ended September 30, 2005 was 1.73, and for the nine months ended September 30, 2004 was 1.60.

MARKET PRICES AND DIVIDEND INFORMATION

        Shares of Transport Corporation of America, Inc. common stock, par value $.01 per share, are quoted on the Nasdaq National Market under the symbol "TCAM." As of [*], 2005, there were [*] shares of common stock outstanding, held by approximately [*] shareholders of record.

        The following table shows the high and low sales prices of our common shares as reported on Nasdaq for each quarterly period indicated below. The sales prices set forth below are based on published financial sources.

	High			Low
2003
First Quarter		$5.58		$4.89
Second Quarter		$6.69		$4.95
Third Quarter		$6.25		$5.45
Fourth Quarter		$7.75		$6.14
2004
First Quarter		$7.90		$6.55
Second Quarter		$7.91		$6.93
Third Quarter		$8.00		$7.45
Fourth Quarter		$8.79		$7.22
2005
First Quarter		$10.02		$7.95
Second Quarter		$9.15		$5.87
Third Quarter		$8.07		$6.50
Fourth Quarter through [ ]	[$		]	$7.45

        On October 26, 2005, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low reported sales price of Transport America common stock was $8.05 and $8.00, respectively. The high and low reported sales price on [*], 2005 (the most recent practicable date before this proxy statement) was $[*] and $[*], respectively.

        Transport America has never paid any cash dividends on its common stock and does not intend to pay cash dividends for the foreseeable future. Any future decision as to the payment of dividends will be at the discretion of Transport America's board of directors and will depend upon Transport America's results of operations, financial position, cash requirements, certain corporate law restrictions, restrictions under merger agreement and loan agreements and such other factors as the board of directors deems relevant.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

        Other than as set forth in this proxy statement, during the past two years, none of Transport America, Patriot Holding and Patriot Acquisition, and their respective executive officers, directors, members or controlling persons have been involved in a transaction with (a) Transport America or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Transport America's consolidated revenues during the fiscal year in which the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year; or (b) any executive officer, director or affiliate of Transport America that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000.

        Except as described more fully under "Special Factors—Background of the Merger," and "Special Factors—Interests of Transport America Directors and Executive Officers in the Merger," there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Transport America's securities, election of Transport America's directors or sale or other transfer of a material amount of Transport America's assets (i) between Transport America or any of its affiliates, on the one hand, and Transport America, Patriot Holding and Patriot Acquisition, their respective executive officers, directors, members or controlling persons, on the other hand; (ii) between any affiliates of Transport America; or (iii) between Transport America and its affiliates, on the one hand, and any person not affiliated with Transport America who would have a direct interest in such matters, on the other hand.

TRANSACTIONS IN TRANSPORT AMERICA COMMON STOCK

Purchases

        Except as set forth below, none of Transport America, the Transport Participants, the GHJM Investors, Patriot Holding, or Patriot Acquisition has purchased common stock of Transport America during the last two years:

  •
  The following table sets forth the purchases of Transport America common stock by Transport America during the past two years:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Range of Prices Paid per Share
January 2004	—	—	—
February 2004	102,800	7.53	7.34 - 7.53
March 2004	57,900	7.38	7.36 - 7.50

First Quarter Totals	160,700	7.48	7.34 - 7.53
April 2004	16,700	7.07	7.06 - 7.15
May 2004	443,100	7.17	7.09 - 7.30
June 2004	5,500	7.30	7.26 - 7.35

Second Quarter Totals	465,300	7.17	7.06 - 7.35
Totals	626,000	7.24	7.06 - 7.53
  •
  [*]

Recent Transactions

        Except as indicated above, during the 60 days prior to the date of this proxy statement, none of Transport America, the Transport Participants, the GHJM Investors, Patriot Holding, Patriot Acquisition or any of their respective executive officers, directors, members, controlling persons, associates, majority-owned subsidiaries or any pension, profit-sharing or similar plans has engaged in any transactions with respect to Transport America common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information provided to Transport America as to the beneficial ownership of Transport America's common stock, par value $.01 per share, as of November 15, 2005 by (a) the only shareholders known to Transport America to hold 5% or more of such stock; (b) each of the directors of Transport America; (c) Transport America's chief executive officer and the three other executive officers of Transport America whose total salary and bonus cash compensation exceeded $100,000 during 2004; (d) two additional individuals who would have been among the four most highly compensated executive officers but for the fact that neither of them was serving as an executive officer at the end of the last fiscal year; (e) all directors and executive officers as a group; (f) [*] an executive officer Transport Participant; and (g) [*] a non-executive Transport Participant. Unless otherwise indicated, all shares represent sole voting and investment power. Each share of common stock represents one vote.

Beneficial Owners	Common Stock Beneficially Owned	Percent of Outstanding Shares of Common Stock
Rutabaga Capital Management(1) 64 Broad Street, 3rd Floor Boston, MA 02109	1,033,463	15.7%
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	426,900	6.5%
Central Securities Corporation(1) 375 Park Avenue New York, NY 10152	533,757	8.1%
Wasatch Advisors, Inc.(1) 150 Social Hall Avenue Salt Lake City, UT 84111	703,349	10.7%
Samuel H. Ellis Samuel H. Ellis 1990 Income Trust I Dated March 20, 1990 Samuel H. Ellis 2002 GRAT VIII Dated September 5, 2002 Huntington Partners LP(3)	364,116	5.5%
11 S. LaSalle Street, Suite 2900
Chicago, IL 60603
SKIRITAI Capital LLC(1) 388 Market Street, Suite 700 San Francisco, CA 94111	376,361	5.7%
Anton J. Christianson(4)(5)	58,292	*
Thomas R. McBurney(4)	8,000	*
William P. Murnane(4)	16,000	*
Charles M. Osborne(4)	18,000	*
Michael J. Paxton(4)	249,777	3.8%
Kenneth J. Roering(4)	103,900	1.6%
William D. Slattery(4)	44,000	*

Keith R. Klein(4)	70,012	1.1%
Craig A. Coyan(4)	11,986	*
Ronald C. Kipp(4)	16,036	*
Larry E. Johnson(4)(6)	59,510	*
Christopher R. Licht(7)	-0-	*
[*]
All directors and executive officers as a group (Eleven persons)(5)(6)(8)	598,633	9.1%

*
Less than 1%

(1)
Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(2)
Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission, T. Rowe Price has advised Transport America that these securities are owned by various individual and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc. which owns 424,800 shares, representing 6.5% of the shares outstanding) to which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Samuel H. Ellis, the Samuel H. Ellis 1990 Income Trust I Dated March 20, 1990, the Samuel H. Ellis 2002 GRAT VIII Dated September 5, 2002 and Huntington Partners LP have advised Transport America through their Schedule 13G filed with the Securities and Exchange Commission that 50,000 shares are owned by Samuel H. Ellis, 22,676, shares are owned by the Samuel H. Ellis 1990 Income Trust I Dated March 20, 1990, 27,324 shares are owned by the Samuel H. Ellis 2002 GRAT VIII Dated September 5, 2002, and 264,116 shares are owned by Huntington Partners LP. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Samuel H. Ellis, Samuel H. Ellis IRA and Huntington Partners are deemed to be beneficial owners of such securities.

(4)
Includes shares which may be purchased within 60 days from the date hereof pursuant to the exercise of outstanding options, as applicable: Mr. Christianson, 24,000 shares; Mr. McBurney, 8,000 shares, Mr. Murnane, 16,000 shares; Mr. Osborne, 8,000 shares; Mr. Paxton, 233,500 shares; Dr. Roering, 20,000 shares; Mr. Slattery, 20,000 shares; Mr. Klein, 60,297 shares; Mr. Coyan, 11,986 shares; Mr. Kipp, 15,036 shares; and Mr. Johnson, 32,690 shares. Does not include the following number of shares, which may be purchased under stock options that become exercisable upon completion of the merger: Mr. Paxton, 76,500 shares; Mr. Klein, 43,999 shares; Mr. Coyan, 31,823 shares; Mr. Kipp, 26,549 shares; and Mr. Johnson, 1,375 shares. See "The Merger—Interests of Transport America's Directors, Officers and Employees in the Merger" for a discussion of the acceleration of outstanding options.

(5)
Includes 33,856 shares owned by Cherry Tree Core Growth Fund, LLP, of which Mr. Christianson is the Chairman. Mr. Christianson shares voting and investment control over such shares.

(6)
As of April 2004, Larry E. Johnson's position within Transport America and the scope of his duties were revised by the Board of Directors so that he is no longer an executive officer of Transport America. Mr. Johnson's title continues to be Vice President of Sales and Marketing. Accordingly, Mr. Johnson's share ownership information is not included in the group information.

(7)
Mr. Licht's employment with Transport America terminated in October 2004.

(8)
Includes 418,819 shares which may be purchased within 60 days from the date hereof pursuant to the exercise of outstanding options. Does not include an additional 191,871 additional shares which may be purchased under stock options that become exercisable upon completion of the merger.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Transport America as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, incorporated by reference in this proxy statement, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.

FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of shareholders of Transport America. If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Transport America's Annual Meeting of Shareholders for the fiscal year ending December 31, 2005 is expected to be held on or about May 24, 2006 and proxy materials in connection with that meeting are expected to be mailed on or about April 15, 2006. Shareholder proposals prepared in accordance with the proxy rules must be received by Transport America on or before December 15, 2005. In addition, if Transport America receives notice of a separate shareholder proposal after March 1, 2006, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named as proxies solicited by the board of directors of Transport America for its 2005 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

        Transport America files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website located at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information on the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

        This proxy statement incorporates important business and financial information about Transport America that is not included in or delivered with this proxy statement. The SEC allows us to incorporate by reference the information we file with them, which means that Transport America can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that have previously been filed by us with the SEC:

  •
  Transport America's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

  •
  Transport America's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; and

  •
  Transport America's Current Reports on Form 8-K filed with the SEC on April 12, 2005, June 30, 2005, July 26, 2005, October 26, 2005 and October 27, 2005.

        Transport America is also incorporating by reference additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement and the date of the special meeting and will amend the Schedule 13E-3 upon the filing of such documents to the extent necessary to comply with Transport America's disclosure obligations under applicable law.

        Transport America will provide copies of these filings to you, without charge, if you write or call us at the following address and telephone number: 1715 Yankee Doodle Road, Eagan, Minnesota 55122 Attn: Keith R. Klein, Telephone: (651) 686-2500. If you would like to request copies of these filings before the special meeting, please do so at least 10 days before the date of the special meeting so that you will receive them before the special meeting. We will send requested documents by first class mail within one business day of the receipt of the request. We will send copies of these filings to you exclusive of the exhibits to such filings, unless an exhibit is specifically incorporated by reference into the requested filing.

        Transport America has filed a Schedule 13E-3 with the SEC with respect to the proposed merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed with or incorporated by reference in the Schedule 13E-3, is available for inspection or copying as set forth above.

        Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document included as an appendix to this proxy statement or filed as an exhibit with the SEC.

        Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

By Order of the Special Committee of the Board of Directors,

John R. Houston Secretary

Appendix A

AGREEMENT AND PLAN OF MERGER

AMONG
PATRIOT HOLDING CORP.
AND
PATRIOT ACQUISITION CORP.
AND
TRANSPORT CORPORATION OF AMERICA, INC.

DATED OCTOBER 26, 2005

i

ii

iii

Appendix A

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated October 26, 2005, is by and among PATRIOT HOLDING CORP., a Minnesota corporation ("Purchaser"), PATRIOT ACQUISITION CORP., a Minnesota corporation and a wholly owned subsidiary of Purchaser ("Sub"), and TRANSPORT CORPORATION OF AMERICA, INC., a Minnesota corporation ("Seller").

        WHEREAS, the Board of Directors of Seller (the "Seller Board"), based upon the unanimous recommendation of a special committee thereof consisting solely of independent directors (the "Special Committee"), has unanimously approved this Agreement and the transactions contemplated hereby, including the merger of Sub with and into Seller (the "Merger"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to, and in the best interests of, the holders of Seller Common Stock (the "Shareholders" and, each a "Shareholder") and has resolved (subject to the terms and conditions of this Agreement) to recommend that the Shareholders vote for approval of this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, prior to the Effective Time, Purchaser may offer to certain management Shareholders the opportunity to contribute shares of Seller Common Stock (the "Contributed Shares") to Purchaser in exchange for equity in Purchaser (the "Contribution"), which are intended to be treated for federal income tax purposes as a contribution of such Shareholders' Contributed Shares to Purchaser pursuant to Section 351 of the Code;

        WHEREAS, as a condition and inducement to the willingness of Purchaser and Sub to enter into this Agreement, certain of Seller's shareholders are entering into voting agreements with Seller, Purchaser and Sub of even date herewith covering an aggregate number of shares and Seller Stock Options representing, at the time of signing, 19.75% of Seller's outstanding shares of Seller Common Stock, whereby they agree to support the Merger (the "Voting Agreements"");

        WHEREAS, the respective Boards of Directors of Purchaser and Sub have each approved this Agreement, the Voting Agreements and the Merger; and

        WHEREAS, Purchaser, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the transactions contemplated hereby, including the Merger, as the sole shareholder of Sub.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I THE MERGER

        Section 1.01    The Merger.    Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time, the separate existence of Sub shall cease and Sub shall be merged with and into Seller (Sub and Seller are sometimes referred to herein as the "Constituent Corporations"). As a result of the Merger, the separate corporate existence of Sub shall cease and Seller shall continue as the surviving corporation of the Merger (the "Continuing Corporation") and shall be a wholly owned subsidiary of Purchaser.

        Section 1.02    Effective Time of the Merger.    Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") in such form as required by the relevant provisions of the MBCA shall be duly prepared, executed, and acknowledged by the Constituent Corporations, and thereafter delivered to the Secretary of State of the State of Minnesota as provided in the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such later time thereafter as is provided in the Articles of Merger (the "Effective Time").

        Section 1.03    Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Minneapolis time, on a date to be specified by Purchaser and Seller, which shall be no later than the second business day after satisfaction or waiver (by the party or parties entitled to the benefit thereof) of all the conditions set forth in Article VII (the "Closing Date"), at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402-2015, unless another date or place is agreed to in writing by Purchaser and Seller. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

        Section 1.04    Effects of the Merger.    The Merger shall have the effects set forth in Section 302A.641 subd. 2 of the MBCA.

        Section 1.05    Articles of Incorporation; Bylaws.    The Articles of Incorporation of Seller in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Articles of Incorporation of the Continuing Corporation (the "Surviving Charter"), until amended as provided in the Surviving Charter or by applicable law. The Bylaws of Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Continuing Corporation (the "Surviving Bylaws"), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable law.

        Section 1.06    Officers and Directors.    The officers and directors of Sub immediately prior to the Effective Time shall be the officers and directors of the Continuing Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
CONTRIBUTION; CONVERSION OF SECURITIES

        Section 2.01    Contribution of Shares.    Immediately prior to the Effective Time, any Contributed Shares to be contributed by certain Shareholders to Purchaser pursuant to the Contribution shall be contributed by such Shareholders to Purchaser in exchange for equity of Purchaser, with the equity of Purchaser to be issued in exchange for each Contributed Share having a value equal to the Merger Consideration, and shall be on terms and conditions mutual acceptable to Purchaser and such Shareholders, in lieu of payment of the Merger Consideration with respect to the Contributed Shares.

        Section 2.02    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders or holders of any capital stock of Sub:

          (a)    Capital Stock of Sub.    Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Continuing Corporation.

          (b)    Exchange Ratio for Seller Common Stock.    Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than the Contributed Shares and the shares to be cancelled or converted pursuant to Section 2.02(c) or Section 2.06) shall be converted into the right to receive $10.00 in cash, without interest (the "Merger Consideration").

          (c)    Seller Common Stock Held by Purchaser or Sub.    Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and held by Purchaser or Sub shall be cancelled without any consideration being paid therefor.

        The Merger Consideration shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change in Seller Common Stock following the date of this Agreement. As of the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of Seller Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 2.05 (other than as set forth in Section 2.01, Section 2.02(c) or Section 2.06).

        Section 2.03    Seller Stock Options.

          (a)   Each outstanding option to purchase shares of Seller Common Stock (a "Seller Stock Option") under Seller's 1986 Stock Option Plan, as amended, 1995 Stock Plan, as amended, and the Non-Plan Non-Qualified Stock Option Agreement dated November 12, 2001 by and between Seller and Michael J. Paxton (the "Seller Option Plans"), whether vested or unvested, shall either be exercised by the holder thereof prior to the Effective Time or be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (i) the number of unexercised shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Seller Stock Option.

          (b)   Prior to the Effective Time, the Seller Board (or, if appropriate, a committee administering the stock plans of Seller) shall amend Seller's Employee Stock Purchase Plan (the "Seller ESPP") to halt purchases under the Seller ESPP such that no issuances of any shares of Seller Common Stock shall be made following the date of this Agreement.

          (c)   Except as provided herein or as otherwise agreed by the parties, Seller and the Seller Board (or, if appropriate, a committee administering the stock plans of Seller) shall take all actions reasonably necessary prior to or as of the Effective Time such that each of the Seller Option Plans, and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of Seller, shall terminate as of the Effective Time. Seller and the Seller Board (or, if appropriate, a committee administering the stock plans of Seller) shall take all reasonably necessary actions to ensure that, following the Effective Time, no current or former employee, officer, director or consultant shall have any option to acquire any shares of Seller Common Stock or any other equity interest in Seller under the Seller Option Plans or any other plan, program or arrangement maintained by Seller.

        Section 2.04    Tax Withholding.    Purchaser or the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Shareholder or other person such amounts as Purchaser or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder or other person in respect of which such deduction and withholding was made by Purchaser or the Paying Agent.

        Section 2.05    Exchange of Certificates.

          (a)   At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with LaSalle Bank, N.A. (the "Paying Agent"), for the benefit of the Shareholders, for exchange in accordance with this Section 2.05, cash in an amount required to be paid pursuant to this Article II (such cash being hereinafter referred to as the "Exchange Fund").

          (b)   After the Effective Time (and in any event within two business days of the Effective Time), Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser and Seller may reasonably agree prior to the Effective Time and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed and completed, in accordance with its terms, letter of transmittal, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the amount of cash which the number of shares of Seller Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to this Article II and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of shares of Seller Common Stock which is not registered on the transfer records of Seller, payment of the Merger Consideration may be issued to such transferee if the Certificate representing such shares of Seller Common Stock held by such transferee is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c)   In case of any lost, mislaid, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.02, to deliver to Purchaser a bond in such reasonable sum as Purchaser may direct as indemnity against any claim that may be made against the Paying Agent, Purchaser, or the Continuing Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Continuing Corporation of the shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Continuing Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.02.

          (e)   Any portion of the Exchange Fund which remains undistributed to holders of Certificates 180 days after the Effective Time shall be delivered to Purchaser, upon demand therefor, and holders of Certificates who have not theretofore complied with this Section 2.05 shall thereafter look only to Purchaser for the Merger Consideration payable in respect of such shares of Seller Common Stock, without any interest thereon.

          (f)    None of Purchaser, Sub, the Continuing Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable laws, become the property of Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

          (g)   The Paying Agent shall invest the cash in the Exchange Fund, as directed by Purchaser, on a daily basis. Any interest and other income resulting from such investments shall be paid to Purchaser upon termination of the Exchange Fund pursuant to this Article II.

        Section 2.06    Dissenting Shares.

          (a)   Notwithstanding any other provisions of this Article II, shares of Seller Common Stock outstanding immediately prior to the Effective Time and held by a Shareholder who has not voted in favor of the Merger and who has properly exercised dissenters' rights in respect of such shares of Seller Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA, shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 2.02, but shall be entitled to receive the fair value of the shares represented thereby in accordance with Section 302A.473; provided, however, that, if any such Shareholder shall have failed to perfect or withdraws or otherwise loses such Shareholder's dissenters' rights, each such Shareholder's shares of Seller Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 2.02. Shares of Seller Common Stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA.

          (b)   Seller shall give Purchaser prompt notice of any demands received by Seller, along with copies of all documents with respect to each such demand, for the exercise of dissenters' rights and the opportunity to participate jointly with Seller in all negotiations and proceedings with respect to such demands. Seller will not voluntarily make any payment with respect to any demands delivered to Seller in connection with the exercise of dissenters' rights and will not, except with the prior written consent of Purchaser, settle or offer to settle any such demands. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses the dissenters' rights, such shares of Seller Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration as provided in Section 2.02.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Seller to Purchaser on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph shall qualify only the corresponding paragraph in this Article III, except where the information in any such section is disclosed in such a manner to make its relevance to any other representation or warranty readily apparent, in which case such section shall be deemed to also qualify such other representation and warranty.

        Section 3.01    Organization of Seller.    Each of Seller and its Subsidiaries (as defined in Section 10.01) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Seller. For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change, effect, condition, occurrence or development, individually or in the aggregate with such other events, changes, effects, conditions, occurrences or developments, has occurred which would have or would reasonably be expected to have a material adverse effect on (a) the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (b) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any event, change, effect, condition, occurrence or development directly or indirectly arising out of or attributable to (i) conditions, events, or circumstances generally affecting the economy as a whole or Seller's industry as a whole, but only to the extent that any such condition, event or circumstance does not have a disproportionate effect on Seller as compared to its competitors, (ii) any event, change, effect, condition, occurrence or development resulting from or arising out of the public announcement of the execution of this Agreement or the transactions contemplated hereby or (iii) any event, change, effect, condition, occurrence or development caused by the taking of any action required by this Agreement or the taking of any action by Seller that has been approved in writing by Purchaser. Except as set forth in the Seller SEC Reports (as defined in Section 3.04), neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity excluding securities in any publicly traded company held for investment by Seller and comprising less than one percent of the outstanding stock of such company.

        Section 3.02    Seller Capital Structure.

          (a)   The authorized capital stock of Seller consists of 15,000,000 shares of Common Stock ("Seller Common Stock") and 150,000 shares of Preferred Stock ("Seller Preferred Stock"). On September 30, 2005, (i) 6,563,636 shares of Seller Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, and no other shares of Seller Common Stock had been issued as of such date, (ii) 700,505 shares of Seller Common Stock were subject to outstanding stock options under the Seller Option Plans and 59,115 shares of Seller Common Stock were reserved for future grants under the Seller Option Plans, (iii) 1,346 shares of Seller Common Stock were reserved for issuance pursuant to options presently accrued under the Seller ESPP and 58,485 shares of Seller Common Stock were reserved for future issuance under the Seller ESPP, and (iv) an aggregate of 75,000 shares of Seller's Series A Junior Participating Preferred Stock ("Seller Junior Preferred Stock") were reserved for future issuance pursuant to the Rights Agreement, as amended, dated as of February 25, 1997, between Seller and Norwest Bank Minnesota, N.A., as Rights Agent (the "Seller Rights Agreement"). Since September 30, 2005, no shares of Seller Common Stock have been issued except pursuant to the exercise of options granted under the Seller Option Plans or pursuant to the Seller ESPP. None of the shares of Seller Preferred Stock are issued and outstanding. There are no obligations, contingent or otherwise, of Seller or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Seller Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Seller's Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by Seller free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seller's voting rights, charges, or other encumbrances of any nature.

          (b)   Except for outstanding warrants, options granted under the Seller Option Plans or as reserved for future grants of options or rights under the Seller Option Plans, shares reserved for issuance under the Seller ESPP, or for the shares of Seller Junior Preferred Stock reserved for issuance under the Seller Rights Agreement, there are no equity securities of any class of Seller or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in this Section 3.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Seller or any of its Subsidiaries is a party or by which it is bound obligating Seller or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Seller is not a party to, nor is Seller aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of Seller or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Seller.

        Section 3.03    Authority, No Conflict, Required Filings and Consents.

          (a)   Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Voting Agreements have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of this Agreement and the Merger by Seller's shareholders under the MBCA. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

          (b)   Subject to approval of this Agreement and the Merger by Seller's shareholders, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, contract, or other agreement, instrument, or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, and where such violation, breach or default would have a Material Adverse Effect on Seller, any of its Subsidiaries or on the transactions contemplated by this Agreement, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller or any of its Subsidiaries or any of its or their properties or assets where such conflict or violation would have a Material Adverse Effect on Seller, any of its Subsidiaries or the transactions contemplated by this Agreement.

          (c)   No material consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Articles of Merger, (iii) the filing of the Proxy Statement (as defined in Section 3.17 below) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under the applicable federal and state securities laws or under any applicable requirement of any Department of Transportation.

        Section 3.04    SEC Filings; Financial Statements.

          (a)   Seller has filed all forms, reports, and documents required to be filed by Seller with the SEC since January 1, 2002 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "Seller SEC Reports"). The Seller SEC Reports (i) at the time filed, with respect to all of the Seller SEC Reports other than registration statements filed under the Securities Act of 1933, as amended (the "Securities Act"), or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Seller's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes) contained in the Seller SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Seller and its Subsidiaries at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The audited balanced sheet of Seller as of December 31, 2004 is referred to herein as the "Seller Balance Sheet."

          (c)   Seller has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act. Seller has previously made available to Purchaser copies of all certificates delivered by officers and employees of Seller, including Seller's chief executive officer and chief financial officer, to the Seller Board or any committee thereof pursuant to the certification requirements relating to Seller's 2004 Form 10-K for the year ended December 31, 2004. The management of Seller has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Seller and its Subsidiaries is made known to the management of Seller by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Seller's outside auditors and the audit committee of the Seller Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Seller's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in Seller's internal control over financial reporting.

          (d)   As used in this Section 3.04, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        Section 3.05    No Undisclosed Liabilities.    Except as disclosed in the Seller SEC Reports, Seller and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Seller Balance Sheet and (ii) normal or recurring liabilities incurred since December 31, 2004, in the ordinary course of business consistent with past practices.

        Section 3.06    Absence of Certain Changes or Events.    Since the date of the Seller Balance Sheet, Seller and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not occurred (i) any Material Adverse Effect on Seller and any of its Subsidiaries, taken as a whole, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Seller or any of its Subsidiaries having a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, (iii) any material change by Seller in its accounting methods, principles, or practices, or (iv) any material revaluation by Seller of any of its material assets.

        Section 3.07    Taxes.

          (a)   All Tax Returns (as defined herein) required to be filed by Seller or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by Seller or any of its Subsidiaries have been timely paid. All Taxes due and payable by Seller and its Subsidiaries have been adequately provided for in the financial statements of Seller and its Subsidiaries for all periods ending through the date hereof.

          (b)   There are no audits or administrative proceedings, court proceedings or claims pending against Seller or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or proposed or threatened with respect to any Taxes or Tax Return of or with respect to Seller or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer, and there are no liens for Taxes upon the assets or properties of Seller or any of its Subsidiaries, except liens for Taxes not yet due. No issue has been raised by any taxing authority in any presently pending Tax audit that could reasonably be expected to have a Material Adverse Effect on Seller or any of its Subsidiaries after the Effective Time.

          (c)   There are not in force any waivers of agreements, arrangements, or understandings by or with respect to Seller or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither Seller nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date.

          (d)   Neither Seller nor any of its Subsidiaries requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or executed or filed any power of attorney with any taxing authority.

          (e)   Each of Seller and its Subsidiaries has withheld and paid in all material respects all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (f)    Neither Seller nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

          (g)   Neither Seller nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

          (h)   Neither Seller nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Seller is the common parent or (ii) any material liability for the Taxes of any other person (other than Seller or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

          (i)    No written claim that could give rise to Taxes has been made by a taxing authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns that Seller or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

          (j)    The Seller has provided or made available to Purchaser correct and complete copies of (i) all income and franchise Tax Returns of Seller and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of Seller or any of its Subsidiaries.

          (k)   Neither Seller nor any of its Subsidiaries has entered into a transaction that has been identified by published guidance as a listed transaction under Treas. Reg. Section 1.6011-4(b)(2).

          (l)    Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

          (m)  For purposes of this Agreement, (i) "Taxes" shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        Section 3.08    Properties.

          (a)   Seller has provided to Purchaser a true and complete list of all real property owned by Seller or its Subsidiaries and real property leased by Seller or its Subsidiaries pursuant to leases (collectively, the "Leases" and, together with the owned real property, the "Real Property"), and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. The Real Property has access, sufficient for the conduct of the business of Seller and its Subsidiaries as now conducted or as presently proposed by Seller to be conducted, to public roads and to all utilities used in the operation of the business at that location.

          (b)   Seller holds a valid and existing leasehold interest under each of the Leases. Seller has delivered to Purchaser complete and accurate copies of each of the Leases (including all notices exercising renewal, expansion, termination or other material rights under the Leases), and none of the Leases has been modified in any material respect, except to the extent that the copies delivered to Purchaser disclose such modifications. Neither Seller nor any Subsidiary has leased or sublet, as lessor, sublessor, licensor or the like, any of the Real Property. No Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other encumbrance or interest which would entitle the interest holder to interfere with or disturb Seller's or any Subsidiary's rights under the Lease while Seller or such Subsidiary is not in default under the Lease. Neither Seller nor any Subsidiary is in material default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such material default by Seller or any of its Subsidiaries under any of the Leases; nor, to the Knowledge of Seller, is any other party to any of the Leases in material default.

          (c)   Seller and its Subsidiaries own, or lease under valid leases, all of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets, including, without limitation, all trucks, cabs and other rolling stock, necessary for the conduct of the business of Seller or its Subsidiaries as now conducted and presently proposed to be conducted, all of which, collectively, are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

          (d)   Except for leased or licensed property, Seller and its Subsidiaries own good and marketable title to each of the properties and assets used by Seller or its Subsidiaries, located on the premises of Seller or its Subsidiaries, or reflected on the Seller Balance Sheet or acquired since the date thereof.

        Section 3.09    Intellectual Property.

          (a)   Seller and its Subsidiaries own or license all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, and any tangible or intangible proprietary information (the "Intellectual Property") that is material or necessary to its business. Schedule 3.09 of the Seller Disclosure Schedule lists and describes all registered Intellectual Property, copyrights and proprietary software owned or licensed by Seller or any Subsidiary, including identifying each jurisdiction in which applications have been filed or rights issued. All of the Intellectual Property rights are valid and enforceable in all material respects, and Seller has no Knowledge of facts showing, and has received no written notice of any party asserting, that any of the Intellectual Property rights are invalid or not enforceable. The business of Seller and its Subsidiaries as currently conducted does not infringe, misuse, misappropriate, or conflict with the Intellectual Property rights of others in a way that is likely to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Either Seller or its Subsidiaries owns and possesses all right, title and interest, or holds a valid license, in and to all of the Intellectual Property in all material respects, free and clear of any material encumbrance, without any material conflict with the rights of others, and has taken all action necessary to protect the Intellectual Property in all material respects. No claim by any third party contesting the validity of any of the Intellectual Property has been made, received, is currently outstanding or, to the Knowledge of Seller, is threatened or reasonably expected to arise.

          (b)   Seller or any of its Subsidiaries owns or has a valid and enforceable right to use all computer software and systems used by Seller or any of its Subsidiaries in the operation of their business as presently conducted or proposed to be conducted, without taking into account the transactions contemplated hereby ("Internal Use Software"), without any conflict with the rights of others. Seller and any of its Subsidiaries do not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services which are material to Seller or its Subsidiaries, in lieu of or in addition to their use of the Internal Use Software. Seller or any of its Subsidiaries has the right to use all databases Seller and its Subsidiaries use internally (the "Databases"), and neither Seller nor any of its Subsidiaries has received any written notice alleging that Seller's or any Subsidiary's use, reproduction or distribution of the Databases infringes any third party's rights. Neither Seller nor the Subsidiaries sell or license the Databases to third parties. Neither Seller nor any of its Subsidiaries has done anything to compromise the secrecy, confidentiality, ownership, rights in or to, or value of any of the Intellectual Property. Seller and its Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property.

        Section 3.10    Agreements, Contracts, and Commitments.

          (a)   Seller has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any agreement, contract, or commitment required to be filed as an exhibit to the Seller SEC Reports ("Seller Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Seller under any Seller Material Contract. Each Seller Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Seller is aware by any party obligated to Seller pursuant to Seller Material Contracts.

          (b)   Except as set forth in Seller SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, neither Seller nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement providing for annual payments by Seller or any of its Subsidiaries in excess of $100,000, (ii) agreement with any executive officer or other key employee of Seller or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any executive officer or other key employee of Seller or any of its Subsidiaries providing any term of employment or compensation guarantee, (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) agreement that would restrict Seller's or any Subsidiary's ability to compete in any business in any location, (vi) agreements concerning a partnership or joint venture, (vii) loan agreements, promissory notes, security agreements, deeds of trust and other agreements relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (viii) any agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (ix) any other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of Seller if Seller were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement).

          (c)   All Seller Material Contracts and such other agreements required to be disclosed in Section 3.10 of the Seller Disclosure Schedule are valid and binding and are in full force and effect and enforceable against Seller or its Subsidiaries in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) to the extent applicable, the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. Neither Seller nor any of its Subsidiaries is in material violation or breach of or default under, or has received notice of any material violation or breach of or default under, any such Seller Material Contracts or other agreements required to be disclosed in Section 3.10 of the Seller Disclosure Schedule. To the Knowledge of Seller, no other party to a Seller Material Contract or any other agreement required to be disclosed in Section 3.10 of the Seller Disclosure Schedule is in material violation or breach of or default under any such Seller Material Contract or other such agreement, as the case may be.

        Section 3.11    Litigation.    Except as described in the Seller SEC Reports, there are no claims, actions, suits, investigation or proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which would, or could reasonably be expected to, require payments by Seller or any of its Subsidiaries in excess of $100,000 individually or $1,000,000 in the aggregate, not fully recoverable from insurance.

        Section 3.12    Environmental Matters.

          (a)   Within the last three years, Seller has conducted its business operations in compliance, in all material respects, with all applicable Environmental Laws and has obtained and maintained in full force and effect all material permits, licenses, approvals and other governmental authorizations required under any Environmental Law for the operation of Seller's business.

          (b)   No above ground or underground tanks are located under, in or on any facility or real estate currently owned or leased by Seller, or, to the Knowledge of Seller, have been located under, in or on any such facility or real estate and have subsequently been removed or filled. To the extent storage tanks exist on or under any facility or real estate currently owned or leased by Seller, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance in all material respects with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

          (c)   Seller has provided and disclosed to Purchaser all material reports, information, notices and communications, written or oral, in Seller's possession or control pertaining to the environmental condition of any facility or real estate currently owned or leased by Seller, or the remediation of any contamination thereof. Seller does not have Knowledge of any material expenditures or other actions required to bring any facility or real estate currently owned or leased by Seller, in compliance with any Environmental Law.

          (d)   No facility or real estate currently or previously owned or leased by Seller has been used by Seller or, to the Knowledge of Seller, any other person or entity to generate, manufacture, refine, transport, treat, store, handle or dispose of any Hazardous Substance in violation of any Environmental Law, and, to the Knowledge of Seller, there has not been any Release of any Hazardous Substance on, under, about, or from any facility or real estate currently or previously owned or leased by Seller within the last three years in violation of any Environmental Law or that may require material remedial action under any Environmental Law. To the Knowledge of Seller the facilities or real estate currently or previously owned or leased by Seller within the last three years do not contain any condition which could reasonably be expected to result in a material claim, right of action or recovery against Seller by any person or entity under any Environmental Law.

          (e)   "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act. 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1201 et seq., the Clean Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources and/or the environment; "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party.

        Section 3.13    Employee Benefit Plans.

          (a)   Seller has set forth on Schedule 3.13 of the Seller Disclosure Schedule all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of or relating to, any current or former employee of Seller or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with Seller or any Subsidiary of Seller pursuant to Section 414 of the Code (together, the "Seller Employee Plans").

          (b)   With respect to each Seller Employee Plan, Seller has made available to Purchaser a true and correct copy, to the extent applicable, of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) the plan document and summary plan description, (iii) each trust agreement and group annuity contract, if any, and (iv) the most recent actuarial report or valuation, if any, and most recent IRS determination letter.

          (c)   With respect to the Seller Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, under ERISA, the Code, or any other applicable law and each Seller Employee Plan has been administered in material compliance with applicable law, including ERISA and the Code and have been administered substantially in accordance with its respective terms.

          (d)   With respect to the Seller Employee Plans, individually and in the aggregate, there are no material benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Seller.

          (e)   Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement and except as provided for or referenced in this Agreement, neither Seller nor any of its Subsidiaries is party to any (i) agreement with any officer or other key employee of Seller or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement, (ii) agreement with any officer of Seller providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (f)    Seller does not maintain any pension plans subject to Title IV of ERISA.

        Section 3.14    Compliance with Laws.    Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Neither Seller nor any of its Subsidiaries has offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other person in a position to assist or hinder Seller or any of its Subsidiaries other than payments required or permitted by the laws of the applicable jurisdiction and in compliance with the U.S. Foreign Corrupt Practices Act.

        Section 3.15    Opinion of Financial Advisor.    The financial advisor of Seller, Stephens Inc., has delivered to Seller an opinion to the effect that the Merger is fair from a financial point of view to the Shareholders.

        Section 3.16    Rights Agreement.    Seller has adopted an amendment to the Seller Rights Agreement with the effect that neither Purchaser nor Sub shall be deemed to be an Acquiring Person (as defined in the Seller Rights Agreement), the Distribution Date (as defined in the Seller Rights Agreement) shall not be deemed to occur and the Rights (as defined in the Seller Rights Agreement) will not separate from the Seller Common Stock, in each case as a result of Seller entering into this Agreement or consummating the Merger in accordance with the terms of this Agreement. The Seller Board has resolved to, and Seller will promptly after the execution of this Agreement, take all action necessary to render the Rights pursuant to the terms of the Seller Rights Agreement inapplicable to the Merger and this Agreement and for the Rights to expire or be redeemed immediately prior to the Effective Time.

        Section 3.17    Information Supplied.    None of the proxy statement relating to Seller Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by Seller with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to the Shareholders and at the time of the Seller Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Seller Shareholders' Meeting which shall have become false or misleading, except that no representation is made by Seller with respect to information supplied in writing by or on behalf of Purchaser or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Purchaser or any of its Subsidiaries with the SEC. The Proxy Statement filed by Seller with the SEC under the Exchange Act relating to the Seller Shareholders' Meeting will comply as to form in all material respects with the Exchange Act.

        Section 3.18    Labor Matters.    Neither Seller nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the Knowledge of Seller, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities. Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement, there are no material controversies pending or, to the Knowledge of Seller, threatened between Seller or any of its Subsidiaries and any representatives of its employees and, to the Knowledge of Seller, there are no material organizational efforts presently being made involving any of the now unorganized employees of Seller or any of its Subsidiaries. Since January 1, 2000, there has been no work stoppage, strike, material dispute or other concerted action by employees of Seller or any of its Subsidiaries. During that period, Seller and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining. There is no pending, or to the Knowledge of Seller, threatened action, complaint, arbitration, proceeding or investigation against Seller or any of its Subsidiaries by or before (or, in the case of any threatened matter, that could be brought before) any court, Governmental Entity, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of Seller or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Within the past three (3) years, neither Seller nor any of its Subsidiaries has closed any facility, or effectuated any layoffs of employees or implemented any early retirement, separation or similar program, nor has Seller or any of its Subsidiaries planned or announced any such action or program for the future.

        Section 3.19    Insurance.    Schedule 3.19 of the Seller Disclosure Schedule contains a list of all material insurance policies which are owned by Seller and any of its Subsidiaries and which name Seller or any of its Subsidiaries as an insured, including without limitation, self-insurance programs and those which pertain to Seller's assets, employees or operations. All such insurance policies are in full force and effect and Seller has not received notice of cancellation of any such insurance policies.

        Section 3.20    Customers.    Schedule 3.20 of the Seller Disclosure Schedule lists the 25 largest customers of Seller for the 12-month period ended December 31, 2004 and for the eight-month period ended August 31, 2005, and sets forth opposite the name of each such customer the approximate percentage and dollar amount of net sales by Seller and its Subsidiaries attributable to such customer for each such period. Since December 31, 2004, no customer required to be listed in Schedule 3.20 of the Seller Disclosure Schedule has indicated to any officer, director or manager of sales of Seller or any of its Subsidiaries that such customer will stop or materially decrease the rate of business done with Seller or any of its Subsidiaries.

        Section 3.21    Affiliate Transactions.    Except as set forth in Seller SEC Reports, there are no contracts, commitments, agreements, arrangements or other transactions between Seller or any of its Subsidiaries, on the one hand, and any (i) present officer or director of Seller or any of its Subsidiaries or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

        Section 3.22    Vote Required.    The affirmative vote of the holders of a majority of the voting power of the Seller Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of Seller required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

        Section 3.23    State Takeover Statutes.    Seller has taken all action necessary in order to exempt this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and thereby are exempt from, the requirements of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation existing under, or adopted in connection with, the laws of the State of Minnesota or any other state.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

        Purchaser and Sub, jointly and severally, represent and warrant to Seller that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Purchaser to Seller on or before the date of this Agreement (the "Purchaser Disclosure Schedule"). The Purchaser Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV, except where the information in any such section is disclosed in such a manner to make its relevance to any other representation or warranty readily apparent, in which case such section shall be deemed to also qualify such other representation and warranty.

        Section 4.01    Organization of Purchaser and Sub.    Each of Purchaser and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole.

        Section 4.02    Authority; No Conflict; Required Filings and Contracts.

          (a)   Each of Purchaser and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Purchaser and Sub. This Agreement has been duly executed and delivered by Purchaser and Sub and constitutes the valid and binding obligation of each of Purchaser and Sub, enforceable in accordance with its terms.

          (b)   The execution and delivery of this Agreement by each of Purchaser and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of either Purchaser or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, contract, or other agreement, instrument, or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, and where such violation, breach or default would have a Material Adverse Effect on either Purchaser or Sub or on the transactions contemplated by this Agreement, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Purchaser or any of its Subsidiaries or their properties or assets where such conflict or violation would have a Material Adverse Effect on Purchaser or on the transactions contemplated by this Agreement.

          (c)   No material consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Articles of Merger, and (iii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required to be obtained by Purchaser under applicable federal and state securities laws or under any applicable requirement of any Department of Transportation.

        Section 4.03    Litigation.    There are no claims, actions, suits, investigations or proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which are likely to have a Material Adverse Effect on Purchaser or its Subsidiaries, taken as a whole.

        Section 4.04    Compliance with Laws.    Each of Purchaser and Sub has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole.

        Section 4.05    Interim Operations of Sub.    Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

        Section 4.06    Financing.    Purchaser has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Merger and pay the Merger Consideration as provided in Section 2.01, and to pay related fees and expenses (collectively, the "Commitment Letters"). Purchaser has provided Seller with true and complete copies of the Commitment Letters.

        Section 4.07    Information Supplied.    Neither the information supplied or to be supplied in writing by or on behalf of Purchaser or Sub for inclusion in the Proxy Statement or any other documents to be filed by Purchaser, Sub or Seller with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to the Shareholders and at the time of the Seller Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Seller Shareholders' Meeting which shall have become false or misleading.

ARTICLE V
CONDUCT OF BUSINESS

        Section 5.01    Covenants of Seller.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself and its Subsidiaries (except to the extent that Purchaser shall otherwise consent in writing), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes (it being understood payment of fees and expenses in connection with the transactions contemplated by this Agreement shall be permitted; provided, that such fees and expenses, and any other amounts payable in connection with the transactions contemplated by this Agreement, other than any fees and expenses payable to Stephens Inc. pursuant to the terms of its engagement letter with Seller dated June 9, 2005 (as amended on August 10, 2005 and October 14, 2005, collectively, the "Stephens Letter"), shall not exceed $1,000,000 in the aggregate), to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable effort consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, franchisees, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Seller shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of Seller. Without limitation of the foregoing, during such period of time, except as expressly contemplated by this Agreement, Seller shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Purchaser:

          (a)   declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (b)   issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares upon the exercise of Seller Stock Options outstanding as of the date hereof under the Seller Option Plans, the issuance of shares upon the exercise of options accrued as of the date of this Agreement under the Seller ESPP, and issuances of securities under the Seller Rights Agreement, as amended to date;

          (c)   acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Seller and its Subsidiaries, taken as a whole;

          (d)   sell, lease, license, or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Seller and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practices;

          (e)   (i) increase or agree to increase the compensation payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees other than directors or officers of Seller in accordance with past practices and except for the acceleration of unvested Seller Stock Options outstanding as of the date hereof, (ii) increase or agree to increase the compensation payable or to become payable to directors or officers of Seller or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such directors or officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) hire any new executive employee;

          (f)    revalue any of its material assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (g)   incur, outside the ordinary course of its business, any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Seller or any of its Subsidiaries or guarantee any debt securities of others;

          (h)   amend or propose to amend its charter documents or Bylaws;

          (i)    make any capital expenditure or commitment for which it is not contractually bound at the date hereof, except expenditures and commitments undertaken in accordance with Seller's 2005 Capital Budget, dated January 21, 2005 and modified on September 21, 2005, which 2005 Capital Budget as modified has been delivered to Purchaser prior to the date of this Agreement;

          (j)    enter into any Seller Material Contracts or amend or modify any existing Seller Material Contracts, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Seller or any of its Subsidiaries;

          (k)   settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that (i) have been fully reserved on the balance sheet at August 31, 2005 (specific claim amount plus applied growth) or (ii) exceed such amount or are not so reserved and are not in excess of $100,000 individually or $500,000 in the aggregate not fully recoverable from insurance;

          (l)    change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, reserving, statutory or Tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

          (m)  except to the extent required by applicable law, make any material Tax election or settle or compromise any material Tax liability with any Governmental Entity, or agree to an extension of a statute of limitations with respect to material Taxes; or

          (n)   take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (j) above, or any action which is reasonably likely to make any of Seller's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

        Section 5.02    Cooperation.    Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Purchaser and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby. In addition, Seller agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, the execution and delivery of the Commitment Letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents as may be reasonably required by Purchaser and taking such other actions as are reasonably required to be taken by Seller; provided, however, that Purchaser shall not interfere materially with the duties of such officers, employees and advisors. In addition, in conjunction with the obtaining of any such financing, Seller agrees, at the reasonable request of Purchaser, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of Seller and its Subsidiaries; provided, however, that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time and Seller shall not be required to pay any redemption or prepayment fee prior to the Effective Time.

ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS

        Section 6.01    No Solicitation.

          (a)   Seller shall not (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or are reasonably likely to lead to, an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Seller, the Seller Board, or the Special Committee from furnishing non-public information to, or entering into discussions or negotiations with, any person, entity or group of persons or entities (a "Third Party"), or taking any other action deemed necessary, in connection with an unsolicited bona fide Acquisition Proposal by such Third Party or recommending an unsolicited bona fide written Acquisition Proposal to the Shareholders, if and only to the extent that the Special Committee determines in good faith after consultation with outside legal counsel that such action is necessary for it to comply with its fiduciary duties to the Shareholders under applicable law. Notwithstanding the previous sentence, if at any time prior to obtaining Shareholder Approval, (a) Seller has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.01, and the Special Committee has reasonably determined in good faith that such Acquisition Proposal constitutes a Superior Proposal, then Seller may take any of the actions described in clause (ii) of this Section 6.01(a); provided, however, that Seller (A) will provide notice to Purchaser of the receipt of such Acquisition Proposal within twenty-four (24) hours after any member of the Special Committee or Stephens Inc. has knowledge of the receipt thereof, (B) will not disclose any information to such Third Party without entering into an acceptable confidentiality agreement containing terms no more favorable to such Third Party than the terms set forth in the Confidentiality Agreement and (C) will promptly provide to Purchaser any non-public information concerning Seller provided to such Third Party which was not previously provided to Purchaser. Upon execution of this Agreement, Seller shall (whether directly or indirectly through its representatives), and Seller shall direct and use reasonable best efforts to cause its and its Subsidiaries' respective representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Third Parties conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by or on behalf of Seller be returned or destroyed. Without limiting the foregoing, Seller agrees that any violation of the restrictions set forth in this Section 6.01(a) by any of Seller's representatives or its Subsidiaries' representatives, whether or not purporting to act on behalf of Seller, shall constitute a breach of this Section 6.01(a) by Seller.

          (b)   Seller shall notify Purchaser promptly (and no later than 24 hours) after receipt by any member of the Special Committee or Stephens Inc. of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Seller shall inform Purchaser on a current basis of the status and terms of any discussions regarding, or relating to, any such Acquisition Proposal with a Third Party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this Section 6.01(b), Seller shall provide promptly to Purchaser copies of all written proposals. All information provided by Seller to Purchaser pursuant to this Section 6.01(b) shall be kept confidential by Purchaser in accordance with the terms of the Confidentiality Agreement. Immediately upon determination by the Seller Board that an Acquisition Proposal constitutes a Superior Proposal, Seller shall deliver to Purchaser a written notice advising Purchaser that the Seller Board has so determined, specifying the terms and conditions of such Superior Proposal (including the amount that the Shareholders will receive per share of Seller Common Stock (valuing any non-cash consideration at what the Seller Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be the fair value of the non-cash consideration)) and the identity of the Third Party making such Superior Proposal, and providing Purchaser at such time with a copy of the Superior Proposal and all documents relating thereto.

          (c)   The Seller Board has adopted a resolution resolving to recommend that the Shareholders vote for the approval of this Agreement (the "Seller Recommendation"). The Seller Board shall not (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Purchaser, the Seller Recommendation or make any statement, filing or release, in connection with the Seller Shareholders' Meeting or otherwise, inconsistent with the Seller Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Recommendation), subject to Section 6.01(d) (any such action, a "Change in Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal and/or (iii) enter into (or cause Seller or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal (other than an acceptable confidentiality agreement entered into in accordance with the provisions of Section 6.01(a)) or (B) requiring Seller to abandon, terminate or fail to consummate the Merger. Notwithstanding the foregoing, prior to obtaining the Shareholder Approval, (x) the Seller Board may effect a Change in Recommendation if the Seller Board has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that it would be necessary for it to comply with its fiduciary duties to the Shareholders under applicable law to effect a Change in Recommendation and (y) (I) the Seller Board may approve or recommend to the Shareholders an Acquisition Proposal that the Seller Board has determined constitutes a Superior Proposal (a "Seller Subsequent Determination"), (II) terminate this Agreement pursuant to Section 8.01(h) and (III) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to such Superior Proposal; provided, however, that, in each case with respect to clause (y), Seller has fully complied with its obligations under this Section 6.01(c) and with the terms of Section 8.01(h), and has paid to Purchaser the Expenses and the Termination Fee, in each case, in accordance with Section 8.03.

          (d)   Nothing contained in this Agreement shall prohibit Seller from taking and disclosing to the Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Shareholders if, in the good faith judgment of the Seller Board failure to so disclose would be inconsistent with its obligations under applicable law.

        Section 6.02    Proxy Statement.

          (a)   As promptly as practical after the execution of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement to be sent to the Shareholders in connection with the meeting of the Shareholders to vote upon this Agreement and the Merger (the "Seller Shareholders' Meeting"). Except as permitted by Section 6.01, Seller shall, through the Seller Board, include in the Proxy Statement the recommendation of the Seller Board that the Shareholders adopt this Agreement and shall use its reasonable best efforts to obtain such adoption. Purchaser and Seller shall make all other necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

          (b)   Seller shall take such action as may be necessary to insure that the information supplied by Seller for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Shareholders, at the time of the Seller Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers, or directors should be discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly so inform Purchaser.

          (c)   Purchaser shall take such action as may be necessary to insure that the information supplied by Purchaser for inclusion in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the Shareholders, at the time of the Seller Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Purchaser or any of its affiliates, officers, or directors should be discovered by Purchaser which should be set forth in a supplement to the Proxy Statement, Purchaser shall promptly so inform Seller.

        Section 6.03    Access to Information.    Upon reasonable notice, Seller shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of Purchaser, access, during normal business hours during the period prior to the Effective Time, to all officers, employees, agents, customers and accountants of Seller and its Subsidiaries and their respective properties, books, contracts, commitments, and records and, during such period, each of Seller and Purchaser shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the confidentiality agreement between Purchaser and Seller, dated July 19, 2005 (the "Confidentiality Agreement"). No information or Knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 6.04    Seller Shareholders' Meeting.    Seller shall, through the Seller Board, duly call, give notice of, convene and hold the Seller Shareholders' Meeting for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the Seller Common Stock entitled to vote thereon ("Shareholder Approval") as soon as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, Seller's obligations pursuant to the first sentence of this Section 6.04 shall not be affected by (i) a Change in Recommendation permitted by Section 6.01(c) or (ii) the commencement, public announcement, disclosure or other communication to the Seller Board of any Acquisition Proposal or any intention (whether or not conditional) with respect to any potential or future Acquisition Proposal, unless, in the case of clause (i), this Agreement is terminated pursuant to Section 8.01(e), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 8.01(h).

        Section 6.05    Legal Conditions to Merger.    Subject to Section 6.01, each of Purchaser and Seller will use their reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Purchaser and Seller will, and will cause its Subsidiaries to, use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Purchaser, Seller, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        Section 6.06    Payment of Taxes.    Seller shall pay, prior to the Effective Time (a) all Taxes required to be paid prior to the Effective Time, and (b) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

        Section 6.07    Public Disclosure.    Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement, or with respect to anything involving or referring to the other, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        Section 6.08    Consents.    Each of Purchaser and Seller shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Purchaser's or Seller's material agreements, contracts, licenses, or leases in connection with the Merger.

        Section 6.09    Brokers or Finders.    Each of Purchaser and Seller represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Stephens Inc., whose fees and expenses will be paid by Seller in accordance with the terms of the Stephens Letter (a copy of which has been delivered by Seller to Purchaser prior to the date of this Agreement).

        Section 6.10    Employees and Employee Benefit Plans.

          (a)   For a period of not less than one (1) year following the Effective Time, the Continuing Corporation shall provide all individuals who are employees of the Seller and its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Effective Time (the "Affected Employees"), while employed by the Continuing Corporation, with compensation and benefits (not including equity compensation) which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employee as of the date of this Agreement. The Continuing Corporation shall continue to provide and recognize all accrued but unused vacation of Affected Employees as of the Effective Time. Affected Employees shall be credited with service with the Seller or its Subsidiaries for all purposes under any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Continuing Corporation after the Effective Time. Purchaser shall, and shall cause the Continuing Corporation to, assume and honor all Seller Material Contracts relating to employment to the extent of the respective terms of such agreements. Subject to the preceding sentence, nothing in this Agreement shall be interpreted as limiting the power of the Continuing Corporation or Purchaser to amend or terminate any particular employee benefit plan, program, agreement or policy or as requiring the Continuing Corporation or Purchaser to offer to continue the employment of any Affected Employee for any period of time or to offer to continue (other than as required by its written terms) any employee benefit plan, program, agreement or policy. Notwithstanding anything in this Section 6.10 to the contrary, nothing in this Section 6.10 is intended to, and shall not, confer upon any person other than the parties hereto any rights or remedies hereunder.

          (b)   The Continuing Corporation shall be responsible for all liabilities or obligations under the WARN Act and similar state and local rules, statues and ordinances resulting from the Merger or from the actions of the Continuing Corporation or any of its Subsidiaries following the Effective Time. The Continuing Corporation shall be liable for any workers' compensation or similar workers' protection claims of any Affected Employee incurred prior to the Effective Time.

        Section 6.11    Notification of Certain Matters.    Seller will give prompt notice to Purchaser, and Purchaser will give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of Seller or Purchaser, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

        Section 6.12    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Seller described in Section 6.04, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        Section 6.13    Director and Officer Liability.

          (a)   From and after the Effective Time, the Purchaser shall indemnify, defend and hold harmless any person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of Seller or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on or arises out of, (i) the fact that any person is or was a director, officer, employee or agent of Seller or any of its Subsidiaries at any time prior to the Effective Time or is or was serving at the request of Seller or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Effective Time, or

  (ii) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the matters described in clauses (i) and (ii), the "Pre-Merger Matters"), to the fullest extent indemnified under Seller's Articles of Incorporation, Bylaws or any indemnification agreements in effect as of the date hereof, or under the MBCA, including in each case provisions relating to the advancement of expenses incurred in the defense of any action or suit.

          (b)   Purchaser agrees that all right to indemnification and all limitations or exculpation of liabilities existing in favor of any Indemnified Party as provided in Seller's Articles of Incorporation, Bylaws or the MBCA as in effect as of the Effective Time shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the MBCA, provided, that in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any such Claim or Claims; provided, however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MBCA, Sellers' Articles of Incorporation or Bylaws, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Purchaser, retained at the Purchaser's expense; and provided further, that nothing in this Section shall impair any rights or obligations of any present or former directors or officers of Seller.

          (c)   Purchaser shall maintain in effect Seller's directors' and officers' liability insurance policy as of the Effective Time ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than six years after the Effective Time, provided, that Purchaser may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

          (d)   This Section 6.13 shall survive consummation of the Merger and is intended to benefit, and may be enforced by, an Indemnified Party or person covered by D&O Insurance or otherwise eligible for the benefits of this Section 6.13 and their heirs and personal representatives and will be binding on the Purchaser and the Continuing Corporation.

        Section 6.14    Financing.    Purchaser and Sub shall use their reasonable best efforts to obtain the financing contemplated by the Commitment Letters and shall comply in all respects with their representations, warranties, covenants and commitments contained therein; provided, however, that notwithstanding anything in this Agreement to the contrary, Purchaser and Sub shall be entitled to obtain, in their sole discretion, substitute debt financing in place of some or all of the financing with one or more other nationally recognized financial institutions if, and only if, the Commitment Letters or any substitute commitment letters have not expired and such substitute debt financing would not delay the consummation of the Merger beyond 180 days following the date of this Agreement.

        Section 6.15    Section 16 Matters.    Seller agrees to take, and cause the Seller Board, or appropriate committee of the Seller Board, to take, prior to the Effective Time, any and all such actions as may be reasonably necessary to afford an exemption from liability under Section 16(b) of the Exchange Act for any acquisitions and dispositions of equity securities of Seller by its directors and officers (as defined in Rule 16a-1 under the Exchange Act) pursuant to the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO MERGER

        Section 7.01    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)   Shareholder Approval.    This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock present and voting at the Seller Shareholders' Meeting called for the purpose of voting upon the Agreement and the Merger and at which meeting a quorum is present.

          (b)   HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)   No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Purchaser's conduct or operation of the business of Purchaser or Seller after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, role, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

        Section 7.02    Additional Conditions to Obligations of Purchaser and Sub.    The obligations of Purchaser and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser and Sub.

          (a)   Representations and Warranties.    The representations and warranties of Seller set forth in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Purchaser shall have received a certificate of Seller to such effect; provided, however, that claims, actions, suits and proceedings contemplated by Section 3.11 that arise after the date of this Agreement shall not be considered to have a Material Adverse Effect on Seller if consistent with historical experiences.

          (b)   Performance of Obligations of Seller.    Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate of Seller to such effect.

          (c)   Consents.    Seller shall have obtained all consents, waivers, and approvals required under any of Seller's material agreements, contracts, and licenses where the failure to obtain such consents, waivers or approvals would have a Material Adverse Effect on the transactions contemplated by this Agreement.

          (d)   Financing.    Purchaser and Sub shall have received the proceeds of the financing contemplated by Section 6.14 hereof.

          (e)   Seller Rights Agreement.    On or prior to the Closing Date, the Rights (as defined in the Seller Rights Agreement) shall not have become exercisable or transferable apart from the associated Seller Common Stock.

          (f)    Dissenters' Rights.    Dissenters' rights shall not have been asserted with respect to greater than 5% of the outstanding shares of Seller Common Stock.

        Section 7.03    Additional Conditions to Obligations of Seller.    The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller.

          (a)   Representations and Warranties.    The representations and warranties of Purchaser and Sub set forth in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Purchaser and Sub, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Seller shall have received a certificate of Purchaser to such effect.

          (b)   Performance of Obligations of Purchaser and Sub.    Purchaser and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate of Purchaser to such effect.

          (c)   Consents.    Purchaser shall have obtained all necessary consents, waivers, and appeals required under any of Purchaser's material agreements, contracts, and licenses where the failure to obtain such consents, waivers or approvals would have a Material Adverse Effect on the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION AND AMENDMENT

        Section 8.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by written notice from the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the Shareholders:

          (a)   by mutual written consent of Purchaser and Seller;

          (b)   by either Purchaser or Seller if the Merger shall not have been consummated within 180 days of the date of this Agreement (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose material failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (c)   by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d)   by Purchaser or Seller, if, at the Seller Shareholders' Meeting (including any adjournment or postponement thereof), the Shareholder Approval shall not have been obtained;

          (e)   by Purchaser, if (i) the Seller Board shall have effected a Change in Recommendation or shall have resolved to effect a Change in Recommendation; (ii) the Seller Board shall have recommended, or advised Purchaser of its intention to make, a Seller Subsequent Recommendation; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Seller Common Stock is commenced (other than by Purchaser or an affiliate of Purchaser) and the Seller Board shall not have sent to its security holders pursuant to Rule 14e-2 within five (5) business days after such tender or exchange offer is first published, sent, or given a statement disclosing that Seller recommends rejection of such tender or exchange offer;

          (f)    by Seller, if the Board of Directors of Purchaser shall have withdrawn or modified its approval of the Merger in a manner adverse to Seller or shall have resolved to do any of the foregoing;

          (g)   by Purchaser or Seller, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 20 business days following receipt by the breaching party of written notice of such breach from the other party (provided that the right to terminate this Agreement under this Section 8.01(g) shall not be available to a party who is then in material breach of this Agreement);

          (h)   by Seller, if the Seller Board makes a Change in Recommendation or a Seller Subsequent Determination in accordance with the terms of Section 6.01(c) and Seller, prior to or concurrently with such termination, pays to Purchaser in immediately available funds the Termination Fee; or

          (i)    by Seller, if the Commitment Letters or such substitute commitment letters contemplated by Section 6.14 expire within 180 days following the date of this Agreement.

        Section 8.02    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately became void and there shall be no liability or obligation on the part of Purchaser, Seller, Sub or their respective officers, directors, shareholders, or affiliates, except as set forth in Section 8.03; provided, however, that the provisions of this Section 8.02, Section 8.03 and Article IX (except Section 9.01) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        Section 8.03    Fees and Expenses.

          (a)   Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Purchaser and Seller shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and any filings pursuant to the HSR Act.

          (b)   Seller agrees to reimburse Purchaser (or its designees) for all documented out-of-pocket expenses of Purchaser and its affiliates, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Purchaser and its affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, "Expenses"), up to a maximum amount of $1,000,000, if this Agreement is terminated:

      (i)
      by Purchaser pursuant to Section 8.01(e);

      (ii)
      by Purchaser pursuant to Section 8.01(g) after a willful breach by Seller of this Agreement; provided that, Seller's breach of Section 6.01 shall be deemed willful for purposes of this Section 8.03(b)(ii);

      (iii)
      by Seller pursuant to Section 8.01(h); or

      (iv)
      by Seller or Purchaser pursuant to Section 8.01(b) or Section 8.01(d), and on or before the date of any such termination described in this clause (iv), there shall exist an Acquisition Proposal that has been disclosed or otherwise communicated to the Seller Board.

          (c)   Seller shall pay Purchaser (or its designees) an amount equal to $2.0 million (the "Termination Fee") if this Agreement is terminated:

      (i)
      by Purchaser pursuant to Section 8.01(e);

      (ii)
      by Purchaser pursuant to Section 8.01(g) after a willful breach by Seller of any of its covenants set forth in this Agreement which breach gives rise to the failure of the condition set forth in Section 7.02(b) to be satisfied; provided that, Seller's breach of Section 6.01 shall be deemed willful for purposes of this Section 8.03(c)(ii); provided further, that, the Termination Fee shall be required to be paid pursuant to this Section 8.03(c)(ii) if Purchaser has terminated this Agreement pursuant to Section 8.01(g) after a willful breach by Seller of any of its covenants set forth in this Agreement other than the covenants set forth in Sections 6.01 and 6.04 only if, (I) at the time of such termination, there shall have been announced an Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned and (II) Seller shall have recommended a bona fide written offer by a Third Party that, if consummated, would result in such Third Party (or its shareholders) owning, directly or indirectly, more than 50% of the outstanding shares of Seller Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Seller, or signed a letter of intent, agreement in principle, acquisition agreement or other agreement for, or consummated, such a transaction, within six (6) months after such termination;

      (iii)
      by Seller pursuant to Section 8.01(h); or

      (iv)
      by Seller pursuant to Section 8.01(b) or Section 8.01(d) if, (I) at the time of such termination, there shall have been announced an Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned and (II) Seller shall have recommended a bona fide written offer by a Third Party that, if consummated, would result in such Third Party (or its shareholders) owning, directly or indirectly, more than 50% of the outstanding shares of Seller Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Seller, or signed a letter of intent, agreement in principle, acquisition agreement or other agreement for, or consummated, such a transaction, within six (6) months after such termination.

          (d)   The expenses and fees, if applicable, payable pursuant to this Article VIII shall be paid within two (2) business days after the event giving rise to the obligation to pay such amount and shall constitute liquidated damages once paid in full.

          (e)   Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not enter into this Agreement. Accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 8.03 and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Seller for the amount set forth in this Section 8.03, Seller shall pay to Purchaser its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

          (f)    As used in this Agreement:

      (i)
      "Acquisition Proposal" means any inquiry, proposal or offer, including a public pronouncement by any Third Party that it is considering making an inquiry, proposal or offer, (A) for a transaction pursuant to which any Third Party would acquire more than 20% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (B) for a merger or other business combination involving Seller pursuant to which any Third Party would acquire more than 20% of the outstanding equity securities of Seller or the entity surviving such merger or business combination, (C) for any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller, and the entity surviving any merger or business combination including any of them) of Seller having a fair market value (as determined by the Board of Directors of Purchaser in good faith) equal to more than 20% of the fair market value of all the assets of Seller, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (D) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      (ii)
      "Superior Proposal" means any bona fide written offer made by a Third Party that, if consummated, would result in such Third Party (or its shareholders) owning, directly or indirectly, more than 50% of the outstanding shares of Seller Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Seller (A) on terms which the Special Committee has reasonably determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, to be more favorable to the Shareholders (in their capacities as shareholders) from a financial point of view than the Merger and the transactions contemplated by this Agreement, (B) if the consideration offered is wholly or partially in cash, the financing therefor is firmly committed, and (C) which is reasonably capable of being completed on the terms proposed, taking into account all legal, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be consummated.

        Section 8.04    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Shareholders, but, after any such approval, no amendment shall be made which by law requires further approval by the Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.05    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX
MISCELLANEOUS

        Section 9.01    Nonsurvival of Representations, Warranties, and Agreements.    None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 2.02 (Conversion of Capital Stock), 2.03 (Seller Stock Options), 2.05 (Exchange of Certificates), 6.07 (Public Disclosure), 6.10 (Employee Benefits), 6.12 (Additional Agreements; Reasonable Efforts), 6.13 (Director and Officer Liability) and 8.03 (Fees and Expenses), the last sentence of Section 8.04 and

Article IX (Miscellaneous). The Confidentiality Agreement shall survive the execution and delivery of this Agreement, but shall terminate at Closing.

        Section 9.02    Notices.    All notices and other communications given hereunder shall be in writing and shall be deemed given (i) when delivered if delivered personally, (ii) when receipt is acknowledged by an affirmative act of the party receiving notice, if telecopied, or (iii) three business days after being mailed, if mailed by registered or certified mail (return receipt requested). Notices and other communications to the parties will be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Purchaser or Sub, to:

        Patriot Holding Corp.
        3700 Wells Fargo Center
        90 South Seventh Street
        Minneapolis, MN 55402
        Attention: Van Zandt Hawn
        Facsimile: (612) 338-2860

        with a required copy to (which alone shall not constitute notice):

        Dorsey & Whitney LLP
        50 South Sixth Street, Suite 1500
        Minneapolis, MN 55402
        Attention: Robert A. Rosenbaum, Esq.
        Facsimile: (612) 340-7800

          (b)   if to Seller, to:

        Transport Corporation of America, Inc.
        1715 Yankee Doodle Road
        Eagan, MN 55121
        Attention: Special Committee of the Board of Directors
                          c/o William D. Slattery
        Facsimile: (651) 994-5728

        with a required copy to (which alone shall not constitute notice):

        Robins, Kaplan, Miller & Ciresi L.L.P.
        2800 LaSalle Plaza
        800 LaSalle Avenue
        Minneapolis, MN 55402
        Attention: John R. Houston, Esq.
        Facsimile: (612) 339-4181

        Section 9.03    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

        Section 9.04    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.05    Entire Agreement, No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 9.06    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law. Any litigation between the parties shall be venued in a United States Federal court or a Minnesota State court, in either case, located in Minneapolis, Minnesota, and each party hereto hereby consents to the personal jurisdiction of any such court.

        Section 9.07    Assignment.    Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

ARTICLE X
DEFINITIONS

        Section 10.01    Subsidiary.    As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        Section 10.02    Knowledge.    All references in this Agreement to "Knowledge" of a corporation shall be deemed to mean the actual knowledge, after due inquiry, of any one or more of the individuals identified in Schedule 10.02 of the Seller Disclosure Schedule.

        Section 10.03    Defined Terms.    When each of the following terms is used in this Agreement, it shall have the meaning stated in the Section indicated:

Term	Section	Page
Acquisition Proposal	Section 8.03(f)	40
Agreement	Preamble	1
Articles of Merger	Section 1.02	2
Certificates	Section 2.02(c)	4
Change in Recommendation	Section 6.01(b)	28
Claim	Section 6.13(a)	33
Closing Date	Section 1.03	2
Closing	Section 1.03	2
Code	Section 2.04	5
Commitment Letters	Section 4.06	23

Confidentiality Agreement	Section 6.03	30
Consitituent Counterparts	Section 1.01	2
Continuing Corporation	Section 1.01	2
Contributed Shares	Preamble	1
Contribution	Preamble	1
D&O Insurance	Section 6.13(a)	34
Databases	Section 3.09(b)	15
Effective Time	Section 1.02	2
employee benefit plans	Section 3.13(a)	18
Environmental Law	Section 3.12(e)	17
ERISA Affiliate	Section 3.13(a)	18
ERISA	Section 3.13(a)	18
Exchange Act	Section 3.03(c)	10
Exchange Fund	Section 2.05(a)	5
Expenses	Section 8.03(b)	38
file	Section 3.04(d)	11
Governmental Entity	Section 3.03(c)	10
Hazardous Substance	Section 3.12(e)	17
HSR Act	Section 3.03(c)	10
Indemnified Party	Section 6.13(a)	33
Internal Use Software	Section 3.09(b)	15
IRS	Section 3.13(b)	18
Knowledge	Section 10.02	43
Leases	Section 3.08(a)	13
Leases	Section 3.09(a)	14
made available	Section 9.03	42
Material Adverse Effect	Section 3.01	7
MBCA	Section 1.01	2
Merger Consideration	Section 2.02(b)	3
Merger	Preamble	1
Paying Agent	Section 2.05(a)	5
Pre-Merger Matters	Section 6.13(a)	33
Proxy Statement	Section 3.17	20
Purchaser Disclosure Schedule	Article IV	22
Purchaser	Preamble	1
Real Property	Section 3.08(a)	13
SEC	Section 3.03(c)	10
Securities Act	Section 3.04(a)	10
Seller Balance Sheet	Section 3.04(b)	11
Seller Board	Preamble	1
Seller Common Stock	Section 3.02	8
Seller Disclosure Schedule	Article III	7
Seller Employee Plans	Section 3.13(a)	18
Seller ESPP	Section 2.03(b)	4
Seller Junior Preferred Stock	Section 3.02	8
Seller Material Contracts	Section 3.10(a)	15
Seller Option Plans	Section 2.03(a)	4
Seller	Preamble	1
Seller Preferred Stock	Section 3.02	8
Seller Recommendation	Section 6.01(b)	28

Seller Rights Agreement	Section 3.02	8
Seller SEC Reports	Section 3.04(a)	10
Seller Shareholders's Meeting	Section 6.02(a)	29
Seller Stock Option	Section 2.03(a)	4
Seller Subsequent Determination	Section 6.01(b)	29
Shareholder Approval	Section 6.04	30
Shareholder	Preamble	1
Shareholders	Preamble	1
Sub	Preamble	1
Subsidiary	Section 10.01	43
Superior Proposal	Section 8.03(f)	40
Surviving Bylaws	Section 1.05	3
Surviving Charter	Section 1.05	2
Tax Returns	Section 3.07(m)	13
Taxes	Section 3.07(m)	13
Termination Fee	Section 8.03(c)	39
Third Party	Section 6.01(a)	27
Voting Agreements	Preamble	1

IN WITNESS WHEREOF, Purchaser, Sub, and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PATRIOT HOLDING CORP.
By:	/s/ VAN ZANDT HAWN
	Its:	President
PATRIOT ACQUISITION CORP.
By:	/s/ VAN ZANDT HAWN
	Its:	President
TRANSPORT CORPORATION OF AMERICA, INC.
By:	/s/ WILLIAM D. SLATTERY
	Its:	Co-Chair, Special Committee of Board of Directors

Appendix B

VOTING AGREEMENT
(DIRECTORS)

        VOTING AGREEMENT, dated as of October 26, 2005 (this "Agreement"), among Patriot Holding Corp., a Minnesota corporation ("Purchaser"), Patriot Acquisition Corp., a Minnesota corporation ("Sub"), Transport Corporation of America, Inc., a Minnesota corporation ("Seller"), and certain shareholders of Seller whose names appear on Schedule I hereto (each a "Shareholder" and collectively, the "Shareholders").

W I T N E S S E T H:

        WHEREAS, Seller, Purchaser and Sub have negotiated an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into Seller (as set forth in the Merger Agreement) in exchange for $10.00 per share in cash for all of the issued and outstanding shares of capital stock of Seller (the "Merger");

        WHEREAS, as of the date hereof, each Shareholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) the number of shares and/or options to purchase the number of shares of common stock, $0.01 par value per share of Seller (the "Seller Common Stock") set forth opposite such Shareholder's name on Schedule I hereto (all shares owned by such Shareholder from time to time and for which beneficial ownership may hereafter be acquired by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Shareholder's "Subject Shares");

        WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Seller Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;

        WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has requested that each Shareholder enter into this Agreement; and

        WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, each Shareholder is willing to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Sub, Seller and the Shareholders hereby agree as follows:

Director Version

ARTICLE I.
DEFINITIONS

        Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

ARTICLE II.
VOTING OF SHARES

        SECTION 2.1.    Agreement to Vote.    From the date hereof until the termination of this Agreement pursuant to Section 4.1 hereof (the "Term"), at every time as Seller convenes a meeting of, or otherwise seeks a vote of, Seller's shareholders with respect to the following, each Shareholder hereby agrees to vote, or cause to be voted, to the extent not voted by Purchaser as appointed by the Proxy, all of Shareholder's Subject Shares held as of the record date established by Seller for the purposes of determining those shareholders of Seller entitled to vote on such matters (the "Record Date"):

        (a)   in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

        (b)   against approval of any proposal made in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and

        (c)   against any actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Seller to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.

Each Shareholder further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.

        SECTION 2.2.    Proxy; Reliance.    Each Shareholder hereby constitutes and appoints Purchaser, acting through each of Van Zandt Hawn and Joseph M. Heinen, each with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorneys-in-fact and proxies (its "Proxy"), for and in its name, place and stead, to vote such Shareholder's Subject Shares held as of the Record Date as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of Seller called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of shareholders in lieu of any such meeting. Each Shareholder understands and acknowledges that Purchaser and Sub have entered into the Merger Agreement in reliance upon each Shareholder's execution and delivery of this Agreement. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Purchaser's request, each Shareholder will perform such further acts and execute such further documents as may be required to vest in Purchaser or its Representatives the sole power to vote Shareholder's Subject Shares with respect to the matters set forth in Section 2.1 during the Term in accordance with the terms of this Agreement.

        THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

        SECTION 2.3.    Limitation.    Each Shareholder shall retain at all times the right to vote such Shareholder's Subject Shares in such Shareholder's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by Seller's shareholders generally.

        SECTION 2.4.    Capacity.    The parties hereby agree that the Shareholders are executing this Agreement solely in their capacity as shareholders of Seller. Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of the Shareholders' fiduciary duties as officers or directors of Seller, where applicable.

        SECTION 2.5.    Transfer of Subject Shares.    Except as otherwise contemplated by the Merger Agreement, from and after the date of this Agreement until the termination of this Agreement, each Shareholder agrees that it will be the beneficial owner of all of such Shareholder's Subject Shares and will hold such Subject Shares free and clear of all Liens and will not, directly or indirectly, without the prior written consent of Purchaser:

        (a)   offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Shareholder's Subject Shares, or any interest therein;

        (b)   grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares;

        (c)   take any action that would reasonably be expected to have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement or making any representation or warranty of such contained in this Agreement untrue or incorrect;

        (d)   enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each Shareholder hereby, severally and not jointly, represents and warrants to Purchaser and Sub as follows:

        (a)   Schedule I hereto correctly sets forth the number of shares of Seller Common Stock beneficially owned by such Shareholder as of the date of this Agreement, and such Shareholder has good title to all shares of Seller Common Stock set forth below his, her or its name on the signature page hereto free and clear of all Liens.

        (b)   Such Shareholder has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and when duly and validly executed and delivered by Purchaser and Sub will constitute a valid and binding agreement of such Shareholder, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

ARTICLE IV.
MISCELLANEOUS

        SECTION 4.1.    Termination.    This Agreement shall terminate upon the earliest to occur of (i) the Merger Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Shareholder without the prior written consent of such Shareholder or (iv) the mutual agreement of the parties hereto. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Purchaser, its officers or directors or the Shareholders, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.

        SECTION 4.2.    Expenses.    Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        SECTION 4.3.    Notice.    All notices and other communications given hereunder shall be in writing and shall be deemed given (i) when delivered if delivered personally, (ii) when receipt is acknowledged by an affirmative act of the party receiving notice, if telecopied, or (iii) three business days after being mailed, if mailed by registered or certified mail (return receipt requested). Notices and other communications to the parties will be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Purchaser and Sub:

    Patriot Holding Corp.
    3700 Wells Fargo Center
    90 South Seventh Street
    Minneapolis, MN 55402
    Attention:  Van Zandt Hawn
    Facsimile:  (612) 338-2860

    With a copy to:

    Dorsey & Whitney LLP
    50 South Sixth Street, Suite 1500
    Minneapolis, MN 55402
    Attention:  Robert A. Rosenbaum, Esq.
    Facsimile:  (612) 340-7800

        (b)   if to Seller:

    Transport Corporation of America, Inc.
    1715 Yankee Doodle Road
    Eagan, Minnesota 55121
    Attention:  Special Committee of the Board of Directors
    Facsimile:  651-994-5728

    With a copy to:

    Robins, Kaplan, Miller & Ciresi L.L.P.
    2800 LaSalle Plaza
    800 LaSalle Avenue
    Minneapolis, Minnesota 55402
    Attention:  John R. Houston, Esq.
    Facsimile:  (612) 339-4181

        (c)   if to a Shareholder, at the address set forth below such Shareholder's name on Schedule I hereto.

        SECTION 4.4.    Counterparts.    This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

        SECTION 4.5.    Governing Law; Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Each party submits to the exclusive jurisdiction of the courts of competent jurisdiction in the State of Minnesota in respect of any action or proceeding relating to this Agreement. The parties agree not to raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

        SECTION 4.6.    Specific Performance.    Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Purchaser and Sub for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that Purchaser and Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement. Accordingly, if Purchaser and Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that Purchaser and Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

        SECTION 4.7.    Maximum Shares Subject to Agreement.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as (a) requiring the Shareholders to vote their Subject Shares representing collectively in the aggregate more than 5.3% of the issued and outstanding shares of Seller Common Stock in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement or (b) constituting acceptance by Van Zandt Hawn and Joseph M. Heinen of any Proxy under Section 2.2 above with respect to the Shareholders' Subject Shares representing collectively in the aggregate more than 5.3% of the issued and outstanding shares of Seller Common Stock. In the event that the aggregate number of Subject Shares held by the Shareholders exceeds 5.3% of the issued and outstanding shares of Seller Common Stock, then each Shareholder agrees to vote, or cause to be voted, to the extent not voted by Purchaser as appointed by the Proxy, a Proportionate Share of its Subject Shares in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement. The "Proportionate Share" for each Shareholder shall be equal to the product of (i) the number of shares representing 5.3% of the issued and outstanding shares of Seller Common Stock, multiplied by (ii) the quotient of the number of Subject Shares held by such Shareholder divided by the aggregate number of Subject Shares held by all of the Shareholders.

[The remainder of this page is intentionally left blank; signature page follows]

        IN WITNESS WHEREOF, Purchaser, Sub, Seller and each Shareholder have caused this Agreement to be executed as of the date first written above.

PATRIOT HOLDING CORP.
By:	/s/ VAN ZANDT HAWN Name: Van Zandt Hawn Title: President
PATRIOT ACQUISITION CORP.
By:	/s/ VAN ZANDT HAWN Name: Van Zandt Hawn Title: President
TRANSPORT CORPORATION OF AMERICA, INC.
By:	/s/ MICHAEL J. PAXTON Name: Michael J. Paxton Title: Chairman, President and Chief Financial Officer

Signature Page to Voting Agreement

/s/ ANTON J. CHRISTIANSON Anton J. Christianson
/s/ THOMAS R. MCBURNEY Thomas R. McBurney
/s/ WILLIAM P. MURNANE William P. Murnane
/s/ CHARLES M. OSBORNE Charles M. Osborne
/s/ MICHAEL J. PAXTON Michael J. Paxton
/s/ KENNETH J. ROERING Kenneth J. Roering
/s/ WILLIAM D. SLATTERY William D. Slattery

Signature Page to Voting Agreement

SCHEDULE I

Name and Address of Shareholder	Seller Common Stock	Stock Options exercisable for Seller Common Stock	Aggregate Number of shares of Seller Common Stock (on a Fully Diluted Basis)
Anton J. Christianson	34,292	24,000	58,292
Thomas R. McBurney	0	8,000	8,000
William P. Murnane	0	16,000	16,000
Charles M. Osborne	10,000	8,000	18,000
Michael J. Paxton	16,211	310,000	326,211
Kenneth J. Roering	83,900	20,000	103,900
William D. Slattery	24,000	20,000	44,000

Appendix C

VOTING AGREEMENT
(INSTITUTIONAL INVESTORS)

        VOTING AGREEMENT, dated as of October 26, 2005 (this "Agreement"), among Patriot Holding Corp., a Minnesota corporation ("Purchaser"), Patriot Acquisition Corp., a Minnesota corporation ("Sub"), Transport Corporation of America, Inc., a Minnesota corporation ("Seller"), Rutabaga Capital Management LLC, a Delaware limited liability company ("Rutabaga"), Wasatch Advisors, Inc., a Utah corporation, as investment adviser to the Wasatch Small Cap Value Fund, a series of Wasatch Funds, Inc., a Minnesota corporation ("Wasatch SCV"), and Wasatch Advisors, Inc., a Utah corporation, for various separate accounts ("Wasatch Separate Accounts" and together with Rutabaga and Wasatch SCV, the "Investment Advisers" and each an "Investment Adviser").

W I T N E S S E T H:

        WHEREAS, Seller, Purchaser and Sub have negotiated an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into Seller (as set forth in the Merger Agreement) in exchange for $10.00 per share in cash for all of the issued and outstanding shares of capital stock of Seller (the "Merger");

        WHEREAS, as of the date hereof, each Investment Adviser beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) as an investment adviser with proxy voting privileges the number of shares and/or options to purchase the number of shares of common stock, $0.01 par value per share of Seller (the "Seller Common Stock") set forth opposite such Investment Adviser's name on Schedule I hereto (all shares so beneficially owned by such Investment Adviser from time to time, together with such shares for which beneficial ownership may hereafter be acquired by such Investment Adviser prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Investment Adviser's "Subject Shares");

        WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Seller Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;

        WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has requested that each Investment Adviser enter into this Agreement;

        WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Rutabaga is willing to enter into this Agreement to vote up to a maximum of 325,150 of its Subject Shares ("Rutabaga Threshold") in favor of the approval and adoption of the Merger Agreement and the approval of the Merger on the terms and conditions set forth herein; and

        WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Wasatch SCV is willing to enter into this Agreement to vote up to a maximum of 392,442 of its Subject Shares ("Wasatch SCV Threshold") in favor of the approval and adoption of the Merger Agreement and the approval of the Merger on the terms and conditions set forth herein.

        WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Wasatch Separate Accounts is willing to enter into this Agreement to vote up to a maximum of 230,456 of its Subject Shares ("Wasatch Separate Accounts Threshold") in favor of the approval and adoption of the Merger Agreement and the approval of the Merger on the terms and conditions set forth herein.

Institutional Version

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Sub, Seller and the Investment Advisers hereby agree as follows:

ARTICLE I.
DEFINITIONS

        Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

ARTICLE II.
VOTING OF SHARES

        SECTION 2.1.    Agreement to Vote.    From the date of the Merger Agreement until the termination of this Agreement pursuant to Section 4.1 hereof (the "Term"), at every time as Seller convenes a meeting of, or otherwise seeks a vote of, Seller's shareholders with respect to the following, each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts hereby agrees to vote, or cause to be voted, to the extent not voted by Purchaser as appointed by the Proxy, provided that there has been no Change in Recommendation (as defined in the Merger Agreement), all of its Subject Shares up to the Rutabaga Threshold, Wasatch SCV Threshold and Wasatch Separate Accounts Threshold, respectively, held as of the record date established by Seller for the purposes of determining those shareholders of Seller entitled to vote on such matters (the "Record Date"):

        (a)   in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

        (b)   against approval of any proposal made in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and

        (c)   against any actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) that are intended to, or could be reasonably expected to, impair the ability of Seller to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.

Each Investment Adviser further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.

        SECTION 2.2.    Proxy; Reliance.    Provided that there has been no Change in Recommendation (as defined in the Merger Agreement), each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts hereby constitutes and appoints during the Term Purchaser, acting through each of Van Zandt Hawn and Joseph M. Heinen, each with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorneys-in-fact and proxies (its "Proxy"), for and in its name, place and stead, to vote its Subject Shares up to the Rutabaga Threshold, the Wasatch SCV Threshold and the Wasatch Separate Accounts Threshold, respectively, held as of the Record Date as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of Seller called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of shareholders in lieu of any such meeting. Each Investment Adviser understands and acknowledges that Purchaser and Sub have entered into the Merger Agreement in reliance upon each Investment Adviser's execution and delivery of this Agreement. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Purchaser's request, each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts will perform such further acts and execute such further documents as may be required to vest in Purchaser or its Representatives the sole power to vote its Subject Shares up to the Rutabaga Threshold, the Wasatch SCV Threshold and the Wasatch Separate Accounts Threshold, respectively, with respect to the matters set forth in Section 2.1 during the Term in accordance with the terms of this Agreement.

        THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

        SECTION 2.3.    Limitation.    Each Investment Adviser shall retain at all times the right to vote such Investment Adviser's Subject Shares in such Investment Adviser's sole discretion and without any other limitation on those matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by Seller's shareholders generally.

        SECTION 2.4.    Capacity.    The parties hereby agree that the Investment Advisers are executing this Agreement solely in their capacity as investment advisers with respect to the Subject Shares. Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of the Investment Advisers' fiduciary duties as investment advisers to their clients or as otherwise required under applicable law.

        SECTION 2.5.    Transfer of Subject Shares.    Except as otherwise prohibited by this Section 2.5 below, each Investment Adviser may offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Investment Adviser's Subject Shares, or any interest therein. Notwithstanding the foregoing, each of Rutabaga, Wasatch SCV and Wasatch Separate Accounts agrees that it shall not, directly or indirectly, without the prior written consent of Purchaser, which may be withheld in its sole discretion:

        (a)   grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares unless it shall retain a number of shares equal to the lesser of (i) the number of shares held by it or (ii) the Rutabaga Threshold, Wasatch SCV Threshold or the Wasatch Separate Accounts Threshold, respectively, outside the purview of any such proxy, power, voting trust or voting agreements;

        (b)   take any action that would reasonably be expected to have the effect of preventing or disabling such Investment Adviser from performing its obligations under this Agreement or making any representation or warranty of such contained in this Agreement untrue or incorrect; provided, however, that nothing herein shall restrict either of the Investment Adviser's ability to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Investment Adviser's Subject Shares, or any interest therein, or (ii) respond to capital calls, transfers or terminations requested by its clients or the exercise of its fiduciary duties pursuant to Section 2.4 above; or

        (c)   enter into any agreement or arrangement providing for any of the actions described in clause (a) or (b) above.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

        SECTION 3.1.    Each Investment Adviser hereby, severally and not jointly, represents and warrants to Purchaser and Sub as follows:

        (a)   Schedule I hereto correctly sets forth the number of shares of Seller Common Stock beneficially owned (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) by such Investment Adviser as an investment adviser with proxy voting privileges as of the date of this Agreement.

        (b)   Such Investment Adviser has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement subject only to the ongoing rights of each Investment Adviser's clients to exercise or delegate proxy voting authority. This Agreement has been duly and validly executed and delivered by such Investment Adviser and when duly and validly executed and delivered by Purchaser and Sub will constitute a valid and binding agreement of such Investment Adviser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles.

        SECTION 3.2.    Each of Purchaser, Sub and Seller hereby, severally and not jointly, represents and warrants to Rutabaga, Wasatch SCV and Wasatch Separate Accounts that (a) it has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement (b) this Agreement has been duly and validly executed and delivered by it and when duly and validly executed and delivered by it, this Agreement will constitute a valid and binding agreement of it, enforceable against it in accordance with the Agreement's terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general equitable principles.

ARTICLE IV.
MISCELLANEOUS

        SECTION 4.1.    Termination.    This Agreement shall terminate upon the earliest to occur of (i) the Merger Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Investment Adviser without the prior written consent of such Investment Adviser, (iv) the mutual agreement of the parties hereto, (v) the valid exercise of the Investment Advisers' fiduciary duties as investment advisers to their clients or as otherwise required under applicable law in accordance with Section 2.4 herein, or (vi) the termination of any other voting agreement entered into by Purchaser, Sub and Seller with any shareholder of Seller. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Purchaser, its officers or directors or the Investment Advisers, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.

        SECTION 4.2.    Expenses.    Purchaser and Sub shall, jointly and severally, reimburse each of the Investment Advisers for reasonable out-of-pocket expenses incurred by the Investment Advisers in connection with the review of this Agreement by counsel to each of the Investment Advisers. All other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        SECTION 4.3.    Notice.    All notices and other communications given hereunder shall be in writing and shall be deemed given (i) when delivered if delivered personally, (ii) when receipt is acknowledged by an affirmative act of the party receiving notice, if telecopied, or (iii) three business days after being mailed, if mailed by registered or certified mail (return receipt requested). Notices and other communications to the parties will be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Purchaser and Sub:

    Patriot Holding Corp.
    3700 Wells Fargo Center
    90 South Seventh Street
    Minneapolis, MN 55402
    Attention:  Van Zandt Hawn
    Facsimile:  (612) 338-2860

    With a copy to:

    Dorsey & Whitney LLP
    50 South Sixth Street, Suite 1500
    Minneapolis, MN 55402
    Attention:  Robert A. Rosenbaum, Esq.
    Facsimile:  (612) 340-7800

        (b)   if to Seller:

    Transport Corporation of America, Inc.
    1715 Yankee Doodle Road
    Eagan, Minnesota 55121
    Attention:  Special Committee of the Board of Directors
    c/o William D. Slattery
    Facsimile:  (651) 994-5728

    With a copy to:

    Robins, Kaplan, Miller & Ciresi L.L.P.
    280 LaSalle Plaza
    800 LaSalle Avenue
    Minneapolis, Minnesota 55402
    Attention:  John R. Houston, Esq.
    Facsimile:  (612) 339-4181

        (c)   if to an Investment Adviser, at the address set forth below such Investment Adviser's name on Schedule I hereto.

        SECTION 4.4.    Counterparts.    This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

        SECTION 4.5.    Governing Law; Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Each party submits to the exclusive jurisdiction of the courts of competent jurisdiction in the State of Minnesota in respect of any action or proceeding relating to this Agreement. The parties agree not to raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

        SECTION 4.6.    Specific Performance.    Each Investment Adviser acknowledges that if such Investment Adviser fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Purchaser and Sub for which money damages would not be an adequate remedy. In such event, each Investment Adviser agrees that Purchaser and Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement. Accordingly, if Purchaser and Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Investment Adviser hereby waives the claim or defense that Purchaser and Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Investment Adviser further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

        SECTION 4.7.    Maximum Shares Subject to Agreement.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as (i) requiring Rutabaga to vote its Subject Shares representing more than 4.96% of the issued and outstanding shares of Seller Common Stock, (ii) requiring Wasatch SCV to vote its Subject Shares representing more than 5.98% of the issued and outstanding shares of Seller Common Stock, in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement, (iii) requiring Wasatch Separate Accounts to vote its Subject Shares representing more than 3.51% of the issued and outstanding shares of Seller Common Stock, in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement or (iv) constituting acceptance by Van Zandt Hawn and Joseph M. Heinen of any Proxy under Section 2.2 above with respect to Rutabaga's Subject Shares representing more than 4.96% of the issued and outstanding shares of Seller Common Stock, Wasatch SCV's Subject Shares representing more than 5.98% of the issued and outstanding shares of Seller Common Stock or Wasatch Separate Accounts' Subject Shares representing more than 3.51% of the issued and outstanding shares of Seller Common Stock.

[The remainder of this page is intentionally left blank; signature page follows]

        IN WITNESS WHEREOF, Purchaser, Sub, Seller and each Investment Adviser have caused this Agreement to be executed as of the date first written above.

PATRIOT HOLDING CORP.
By:	/s/ VAN ZANDT HAWN
	Name:	Van Zandt Hawn
	Title:	President
PATRIOT ACQUISITION CORP.
By:	/s/ VAN ZANDT HAWN
	Name:	Van Zandt Hawn
	Title:	President
TRANSPORT CORPORATION OF AMERICA, INC.
By:	/s/ MICHAEL J. PAXTON
	Name:	Michael J. Paxton
	Title:	Chairman, President & CEO

RUTABAGA CAPITAL MANAGEMENT LLC
By:	/s/ N. CARTER NEWBOLD IV
	Name:	N. Carter Newbold IV
	Title:	Member

WASATCH ADVISORS, INC. as investment adviser to the Wasatch Small Cap Value Fund, a series of Wasatch Funds, Inc.
By:	/s/ SAMUEL S. STEWART, JR.
	Name:	Samuel S. Stewart, Jr.
	Title:	Chairman & CEO

WASATCH ADVISORS, INC. as investment adviser for various separate accounts
By:	/s/ SAMUEL S. STEWART, JR.
	Name:	Samuel S. Stewart, Jr.
	Title:	Chairman & CEO

SCHEDULE I

Name and Address of Investment Adviser	Seller Common Stock
Rutabaga Capital Management 64 Broad Street 3rd Floor Boston, MA 02109	325,150
Wasatch Advisors, Inc., as investment adviser to the Wasatch Small Cap Value Fund, a series of Wasatch Funds, Inc. 150 Social Hall Avenue Suite 400 Salt Lake City, UT 84111	392,442
Wasatch Advisors, Inc. for various separate accounts 150 Social Hall Avenue Suite 400 Salt Lake City, UT 84111	230,456

Appendix D

FAIRNESS OPINION

[Letterhead of Stephens Inc. Investment Bankers]

October 26, 2005

The Special Committee of
The Board of Directors
Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121

Gentlemen:

        We have acted as your financial advisor in connection with the proposed transaction pursuant to which Patriot Acquisition Corporation (a wholly owned subsidiary of Patriot Holding Corporation) will merge with and into Transport Corporation of America, Inc. (the "Company" or "TCAM") and each outstanding share of the Company's one class of publicly traded common stock (the "Common Stock") shall be converted into the right to receive consideration of $10.00 in cash, without interest (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger.

        You have requested our opinion as to the fairness to the disinterested shareholders of the Company from a financial point of view of the consideration to be received by such shareholders in the Transaction. For purposes of this opinion, the term "disinterested shareholders" means holders of the Company's Common Stock other than (1) directors and officers of the Company in their capacity as shareholders of the Company, and (2) Goldner Hawn Johnson & Morrison Incorporated, ("GHJM") and each of their affiliates.

        In connection with rendering our opinion we have:

  (i)
  analyzed certain publicly available financial statements and reports regarding the Company;

  (ii)
  analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

  (iii)
  reviewed the reported prices and trading activity for the Common stock;

  (iv)
  compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (v)
  reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

  (vi)
  reviewed the Agreement and Plan of Merger and related documents;

  (vii)
  discussed with management of the Company the operations of and future business prospects for the Company and the anticipated financial consequences of the Transaction to the Company;

  (viii)
  assisted in your deliberations regarding the material terms of the Transaction and your negotiations with GHJM;

D-1

  (ix)
  performed such other analyses and provided such other services as we have deemed appropriate.

        We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to us, as of the date hereof.

        As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and regularly provide investment banking services to companies in the transportation industry and issue periodic research reports regarding the prospects of the Company's industry as a whole. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion. Stephens is also receiving a fee in connection with its role as financial advisor to the Company which is contingent upon the closing of the Transaction. In addition, the Company has agreed to indemnify Stephens against certain liabilities that might arise out of the services provided to the Company by Stephens.

        Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to whether such shareholder should vote in favor of the proposed Transaction or any other matter related thereto.

        This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company's shareholders provided that we approve of such disclosures prior to publication.

Very truly yours,

STEPHENS INC.

D-2

Appendix E

MINNESOTA STATUTES 302A.471 AND 302A.473

302A.471 Rights of dissenting shareholders.

        Subdivision 1.    Actions creating rights.    A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a)   unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1)   alters or abolishes a preferential right of the shares;

          (2)   creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3)   alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4)   excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

          (5)   eliminates the right to obtain payment under this subdivision;

        (b)   a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

        (c)   a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

        (d)   a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

        (e)   a plan of conversion adopted by the corporation; or

        (f)    any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subdivision 2.    Beneficial owners.

        (a)   A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

        (b)   A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

        Subdivision 3.    Rights not to apply.

        (a)   Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

        (b)   If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

        (c)   Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

          (1)   The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

          (2)   The applicability of clause (1) is determined as of:

              (i)  the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

             (ii)  the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

          (3)   Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

        Subdivision 4.    Other rights.    The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters' rights.

        Subdivision 1.    Definitions.

        (a)   For purposes of this section, the terms defined in this subdivision have the meanings given them.

        (b)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

        (c)   "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

        (d)   "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

        Subdivision. 2.    Notice of action.    If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

        Subdivision 3.    Notice of dissent.    If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

        Subdivision 4.    Notice of procedure; deposit of shares.

        (a)   After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1)   the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2)   any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3)   a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4)   a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

        (b)   In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

        Subdivision 5.    Payment; return of shares.

        (a)   After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1)   the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2)   an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3)   a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

        (b)   The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

        (c)   If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

        Subdivision. 6.    Supplemental payment; demand.    If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

        Subdivision 7.    Petition; determination.    If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

        Subdivision 8.    Costs; fees; expenses.

        (a)   The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

        (b)   If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

        (c)   The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PROXY	PROXY

TRANSPORT CORPORATION OF AMERICA, INC.

1715 Yankee Doodle Road

Eagan, Minnesota 55121

This Proxy is Solicited on Behalf of the Special Committee of the Board of Directors

I hereby revoke all prior proxies and appoint William D. Slattery and Anton J. Christianson, or either of them, as proxies, with full power of substitution and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of Transport Corporation of America, Inc. held of record by me on [*], 200[*] at the Special Meeting of Shareholders to be held on [*], 200[*], or any adjournment or adjournments thereof.

This Proxy when properly executed will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR Proposal 1 and, in the discretion of the proxies, on any other matters which may properly come before the Special Meeting or any adjournments or postponements thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD

IN THE ENCLOSED ENVELOPE PROMPTLY.

(Continued and to be signed on reverse side.)

TRANSPORT CORPORATION OF AMERICA, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors Recommends a Vote FOR Proposal 1.

1.

Approval of the Merger Agreement –
Approve the Agreement and Plan of Merger, dated as of October 26, 2005, by and among Patriot Holding, Patriot Acquisition and Transport America, which provides for the merger of Patriot Acquisition, a wholly owned subsidiary of Patriot Holding, with and into Transport America, with Transport America continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Transport America into the right to receive $10.00 in cash.

		For ☐	Against ☐	Abstain ☐	Address Change? Mark Box Indicate changes below:	☐

2.

Adjourn the Special Meeting –
Adjourn the Special Meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger.

	For ☐	Against ☐	Abstain ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:

Signature of Shareholder

Signature, if held jointly

If signing as attorney, executor, administrator, trustee or guardian or on behalf of an entity (corporation, partnership, etc.), please indicate office or capacity below.

Title:

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD
IN THE ENCLOSED ENVELOPE PROMPTLY

QuickLinks

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
SPECIAL FACTORS
THE MERGER AGREEMENT
THE VOTING AGREEMENTS
PARTIES TO THE TRANSACTION
SELECTED HISTORICAL FINANCIAL DATA
MARKET PRICES AND DIVIDEND INFORMATION
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
TRANSACTIONS IN TRANSPORT AMERICA COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FUTURE SHAREHOLDER PROPOSALS
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II CONTRIBUTION; CONVERSION OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS
ARTICLE X DEFINITIONS
VOTING AGREEMENT (DIRECTORS)
W I T N E S S E T H
ARTICLE I. DEFINITIONS
ARTICLE II. VOTING OF SHARES
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
ARTICLE IV. MISCELLANEOUS
SCHEDULE I
VOTING AGREEMENT (INSTITUTIONAL INVESTORS)
W I T N E S S E T H
ARTICLE I. DEFINITIONS
ARTICLE II. VOTING OF SHARES
ARTICLE III. REPRESENTATIONS AND WARRANTIES
ARTICLE IV. MISCELLANEOUS
SCHEDULE I
FAIRNESS OPINION
[Letterhead of Stephens Inc. Investment Bankers]
MINNESOTA STATUTES 302A.471 AND 302A.473